Exhibit 2.1

2010
Annual Information Form

Cominar Real Estate Investment Trust Year ended December 31, 2010
March 30, 2011

Cominar Real Estate Investment Trust	2010 Annual Information Form

TABLE OF CONTENTS

GLOSSARY	1

FORWARD-LOOKING STATEMENTS	3

1. DATE OF ANNUAL INFORMATION FORM	3

2. CORPORATE STRUCTURE	3

3. GENERAL DEVELOPMENT OF THE BUSINESS	3
3.1 OVERVIEW OF THE REIT	3
3.2 RETROSPECTIVE	4
3.3 ACQUISITIONS, CONSTRUCTIONS AND EXPANSIONS IN FISCAL YEAR 2010	4
3.4 ACQUISITION OF OVERLAND REALTY LIMITED	5

4. DESCRIPTION OF THE BUSINESS	5
4.1 GENERAL	5
4.2 MANAGEMENT AND GROWTH STRATEGY OF THE REIT	6
4.3 INVESTMENT GUIDELINES AND OPERATING POLICIES	8
4.4 PROPERTIES	12
4.5 HYPOTHECS AND DEBENTURES	60

5. CAPITALIZATION	65

6. NON-COMPETITION AGREEMENT	65
6.1 GENERAL	65
6.2 SCOPE OF RESTRICTIONS AND RIGHT OF FIRST REFUSAL	65
6.3 DURATION OF RESTRICTIONS	65

7. RISK FACTORS	66
7.1 RISK FACTORS RELATED TO THE BUSINESS OF THE REIT	66
7.2 RISK FACTORS RELATED TO THE OWNERSHIP OF UNITS AND DEBENTURES	69

8. DISTRIBUTIONS	73
8.1 GENERAL	73
8.2 COMPUTATION OF DISTRIBUTABLE INCOME FOR DISTRIBUTION PURPOSES	73
8.3 COMPUTATION OF NET REALIZED CAPITAL GAINS AND NET RECAPTURE INCOME	73
8.4 TAX DEFERRAL ON 2009 DISTRIBUTIONS	74
8.5 DISTRIBUTIONS DURING THE LAST THREE FISCAL YEARS	74

9. CAPITAL STRUCTURE	74
9.1 GENERAL DESCRIPTION OF CAPITAL STRUCTURE	74
9.2 RESTRICTION ON THE ISSUE AND TRANSFER OF UNITS	74

10. DISTRIBUTION REINVESTMENT PLAN	74

11. MARKET FOR SECURITIES OF THE REIT	75
11.1 MARKET FOR UNITS	75
11.2 MARKET FOR DEBENTURES	76

12. TRUSTEES AND OFFICERS OF THE REIT	81
12.1 INFORMATION CONCERNING TRUSTEES	81
12.2 INFORMATION CONCERNING NON-TRUSTEE OFFICERS	82
12.3 INDEPENDENCE	82
12.4 AUDIT COMMITTEE	83
12.5 CEASE TRADE ORDERS AND BANKRUPTCIES	84

Cominar Real Estate Investment Trust	2010 Annual Information Form

13. LEGAL PROCEEDINGS AND REGULATORY ACTIONS	85

14. INTEREST OF MANAGEMENT AND OTHER INFORMED PERSONS IN MATERIAL TRANSACTIONS	85

15. TRANSFER AGENT AND REGISTRAR	85

16. INTEREST OF EXPERTS	86

17. ADDITIONAL INFORMATION	86

SCHEDULE “A”	A-1

Cominar Real Estate Investment Trust	2010 Annual Information Form

GLOSSARY

The following terms used in this Annual Information Form have the meanings set out below:

“Adjusted Unitholders’ Equity” means, at any time, the aggregate of the amount of Unitholders’ equity and the amount of accumulated depreciation recorded in the books and records of the REIT in respect of its Properties, calculated in accordance with generally accepted accounting principles.

“Atlantic Provinces Area” or “Atlantic Provinces” includes the Provinces of New-Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador

“Cominar” or the “REIT” means Cominar Real Estate Investment Trust and the corporations wholly-owned by Cominar.

“Contract of Trust” means the contract of trust made as of March 31, 1998, governed by the laws of the Province of Québec, pursuant to which the REIT was established, as amended, supplemented or restated as of May 8, 1998, May 13, 2003, May 11, 2004, May 15, 2007 and May 14, 2008 and May 18, 2010.

“Dallaire Family” means in this annual information form, unless indicated otherwise, the wife of the late Jules Dallaire, Michel Dallaire, Alain Dallaire, Linda Dallaire, Sylvie Dallaire and their spouses.

“Dallaire Group” means, collectively, “Corporation financière Alpha (CFA) inc.”, “AM Total Investments, General Partnership”, Michel Dallaire and Alain Dallaire.

“Debenture” means a Series A 6.30% convertible unsecured subordinated debenture of Cominar, a Series B 5.70% convertible unsecured subordinated debenture of Cominar, a Series C 5.80% convertible unsecured subordinated debenture of Cominar, a Series D 6.50% convertible unsecured subordinated debenture of Cominar or a Series E 5.75% convertible unsecured subordinated debenture of Cominar.

“Debentureholders” means the holders of Debentures of the REIT, and “Debentureholder” means any one of them.

“Distributable Income” means the amount of cash available to be distributed by the REIT, calculated in the manner set forth under the heading “Computation of Distributable Income for Distribution Purposes”.

“Distribution Reinvestment Plan” means the REIT distribution reinvestment plan described under the heading “Distribution Reinvestment Plan”.

“GAAP” means Canadian generally accepted accounting principles.

“Gross Book Value” means, at any time, the book value of the assets of the REIT, as shown on its then most recent balance sheet, plus the amount of accumulated depreciation shown thereon.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board.

“Immovable Hypothec” means a secured interest in an Immovable Property under the laws of the Province of Québec.

“Immovable Property” means immovable property under the laws of the Province of Québec or real property under other applicable law.

“Income Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Indenture” means the Trust indenture entered into as of September 17, 2004, between the REIT and Computershare Trust Company of Canada, as trustee, pursuant to which the Debentures were issued, as amended, supplemented or restated as of May 8, 2007, October 10, 2007, September 22, 2008 and January 12, 2010.

Cominar Real Estate Investment Trust	2010 Annual Information Form

“Independent Trustee” means a Trustee: (i) who is not a member of the Dallaire Family, an Associate, director, officer or employee of a corporation or partnership comprising the Dallaire Group or an affiliate thereof; (ii) who is not independent (as defined in the Corporate governance guidelines of the Canadian Securities Administrators) to the Dallaire Group; (iii) who is not a “related person” (within the meaning of the Income Tax Act) to the Dallaire Group or to any member of the Dallaire Family; (iv) who has no material business relationship with the REIT (other than his election or appointment as Trustee or, subject to the provisions of the Contract of Trust, his being a Unitholder), the Dallaire Group and any member of the Dallaire Family; and (v) who represents to the REIT, upon his election or appointment as Trustee, that he meets the foregoing criteria. A Trustee of the Dallaire Group shall be deemed not to be an Independent Trustee.

“Management” means the management of the REIT.

“Montréal Area” includes the City of Montréal, the City of Saint-Bruno, the City of Laval, the Town of Mount Royal, the City of Boucherville, the City of Longueuil, the City of Dorval, the City of Pointe-Claire, the City of Baie-d’Urfé, the City of Brossard, the City of Mont-Saint-Hilaire, the City of Sainte-Julie and the City of Sherbrooke.

“Net Operating Income” means the operating income before interest on borrowings, depreciation of income properties, amortization of deferred leasing expenses and depreciation of other assets, REIT’s administrative expenses, other income and unusual items.

“Non-Competition Agreement” means the non-competition agreement dated May 21, 1998, as amended on May 4, 2009.

“Ottawa Area” includes the City of Ottawa and the City of Gatineau.

“Portfolio” means a 100% ownership interest in each of the Properties, with the exception of Complexe Jules Dallaire in which the REIT’s interest is 95%.

“Properties” means, unless the context requires otherwise, collectively, as at December 31, 2010, the 258 office, retail, industrial and mixed-use properties owned by the REIT, and “Property” means any one of them.

“Québec City Area” means the City of Québec and the City of Lévis, the City of Saint-Romuald, the City of Saint-Nicolas, the City of Saint-Augustin-de-Desmaures and the City of Saguenay.

“Taxation Act” means the Quebec Taxation Act, as amended.

“Trustees” means the trustees of the REIT and “Trustee” means any one of them.

“Unit” means a unit of interest in the REIT issued from time to time in accordance with the Contract of Trust and includes, without limitation and, where the context so requires, units of the REIT issued pursuant to the Unit Option Plan or the Distribution Reinvestment Plan, and includes a fraction of a unit of the REIT.

“Unit Option Plan” means the unit option plan of the REIT fully described at Schedule B – “Unit Option Plan”- of the Management Proxy Circular.

“Unitholder” means a holder of REIT Units.

Cominar Real Estate Investment Trust	2010 Annual Information Form

FORWARD-LOOKING STATEMENTS

This Annual Information Form contains statements about expected future events and financial and operating results of Cominar that are forward-looking. By their nature, forward-looking statements require the REIT to make assumptions and are subject to inherent risks and uncertainties. There is a significant risk that predictions and other forward-looking statements will not prove to be accurate. Readers are cautioned not to place undue reliance on forward-looking statements as a number of factors may cause actual future results, conditions, actions or events to differ materially from the targets, expectations, estimates or intentions expressed in the forward-looking statements. Factors that may cause actual results to differ materially include but are not limited to economic conditions, the financial position of tenants, the REIT’s ability to refinance its debts upon maturity and to lease vacant space, as well as changes in interest rates and other risk factors discussed herein and listed from time to time in Cominar’s reports, comprehensive public disclosure documents, and in other documents filed with securities commissions in Canada and filed on SEDAR at www.sedar.com. For further information, see the “Risk Factors” section.

1. DATE OF ANNUAL INFORMATION FORM

This Annual Information Form (the “AIF”) is dated as of March 24, 2011. Unless otherwise noted, the information contained in this AIF is stated as at December 31, 2010.

2. CORPORATE STRUCTURE

The REIT is an unincorporated closed-end investment trust created by the Contract of Trust under, and governed by, the laws of the Province of Québec. The REIT was established on March 31, 1998 and began its activities on May 21, 1998, at the time of the completion of its initial public offering. Amendments to the Contract of Trust were made at various times to give the REIT greater flexibility in operating its portfolio.

The head office of the REIT is located at 455 du Marais Street, Québec City, Québec G1M 3A2, phone number (418) 681-8151. Its Website address is www.cominar.com.

Unless otherwise noted or the context otherwise indicates, references to the “REIT” or to “Cominar” in this AIF are to Cominar Real Estate Investment Trust. Reference to “SAC” is to Les Services Administratifs Cominar inc., a wholly-owned subsidiary of the REIT. SAC was incorporated under the Canada Business Corporations Act on March 17, 1998.

3. GENERAL DEVELOPMENT OF THE BUSINESS

3.1 OVERVIEW OF THE REIT

The REIT is the largest commercial property owner in the Province of Québec. As at December 31, 2010, the REIT owned a diversified portfolio of 258 office, retail, industrial and mixed-use Properties, of which 95 are located in the Québec City Area, 133 are located in the Montréal Area, 4 are located in the Ottawa Area and 26 in the Atlantic Provinces Area.

As at December 31, 2010 the REIT’s portfolio was comprised of approximately 6.1 million square feet of office space, 3 million square feet of retail space and 11.1 million square feet of industrial and mixed-use space, representing, in the aggregate, approximately 20.2 million square feet of leasable area. As at December 31, 2010, the REIT’s portfolio was approximately 93.8% leased. The REIT’s Properties are mostly situated in prime locations along major traffic arteries and benefit from high visibility and easy access by both tenants and tenants’ customers.

The REIT’s asset and property management is fully internalized and the REIT is a fully integrated real estate investment operation. This management structure reduces the risk of conflicts of interest between Management and the REIT and ensures that the interests of Management and employees are aligned with those of Unitholders and results in improved operating and financial performance for the REIT.

The REIT believes that a comprehensive and proactive management strategy intended to enhance the operating and financial performance of the REIT is the best way to achieve that objective.

Cominar Real Estate Investment Trust	2010 Annual Information Form

For the fiscal year ended December 31, 2010, the REIT had operating revenues of $283.9 million and Net Operating Income of $166.5 million compared to $262.1 million and $155.0 million, respectively, the previous year. The REIT’s total assets as at December 31, 2010 were $2.0 billion and it employed approximately 225 full-time people.

3.2 RETROSPECTIVE

On May 21, 1998, the REIT acquired a portfolio composed of 51 properties in the Québec City Area. The portfolio consisted of 8 office properties, 13 retail properties and 30 industrial and mixed-use properties for a total leasable area of approximately 3.1 million square feet. Between May 21, 1998 and December 31, 2010, the REIT’s portfolio reached 258 properties representing 20.2 million square feet of leasable space, 6.8 million square feet of which is located in the Québec City Area, 11,9 million square feet of which is located in the Montréal Area, 0.6 million square feet of which is located in the Ottawa Area, and 0.9 million square feet of which is located in the Altantic Provinces Area, the REIT’s newly entered market.

3.3 ACQUISITIONS, CONSTRUCTIONS AND EXPANSIONS IN FISCAL YEAR 2010

In the fiscal year ended December 31, 2010, the REIT acquired properties representing a leasable area of approximately 1.5 million square feet namely 33 properties for an investment of $135.0 million.

Construction of Phase I of the Complexe Jules-Dallaire with a leasable area of 396,000 square feet is completed and the fitting out of the rental space is on track. The office space tenants continue to gradually move in. The cost of this first phase is estimated at approximately $77 million.

The “Quartier Laval” power centre located on Le Corbusier Boulevard in Laval, Québec, acquired in December 2010, is expanding. A 12,000 square foot retail property is under construction at a cost of $4.1 million. This new building is to be delivered in spring of 2011 and is fully leased.

Below is a summary of acquisitions, constructions and expansions completed during the fiscal year ended December 31, 2010.

3.3.1 ACQUISITIONS

—

Acquisition in March 2010 of 100% of common shares issued and outstanding of Overland Realty Limited (“Overland”). The transaction, including the assumption of debt by the REIT, valued Overland at approximately $71 million. The REIT added to its real estate portfolio Overland’s 16 high quality properties located in the Atlantic Provinces, including seven office buildings, three retail buildings and six industrial and mixed-use buildings representing a total area of 603,000 square feet.

—	On April 9, 2010, the REIT acquired an industrial property located in Brossard, Québec, with 31,000 square feet of leasable area for a cash consideration of $5.6 million.

—	On July 29, 2010, the REIT acquired an office building located in Brossard, Québec, with 90,000 square feet of leasable area for a cash consideration of $13.0 million.

—

On October 14, 2010, the REIT acquired an industrial and mixed-use property and land for future development located in Laval, Québec, with 196,000 square feet of leasable area for a consideration of $11.9 million, consisting of $7.2 million for the assumption of a mortgage payable and $4.7 million in cash.

•

On October 31, 2010, the REIT acquired eight industrial and mixed-use properties, of which seven are located in Fredericton and one is located in Moncton, and an office building located in Fredericton, representing a total leasable area of 229,000 square feet, for a consideration of $15.7 million, consisting of $3.8 million for the assumption of mortgages payable and $11.9 million in cash.

•	On October 31, 2010, the REIT acquired an industrial and mixed-use property located in Moncton, New Brunswick, with 38,000 square feet of leasable area for a consideration of $2.2 million in cash.

—

On November 12, 2010, the REIT acquired three industrial and mixed-use properties representing a total leasable area of 135,000 square feet, for a cash consideration of $5.4 million. One of the properties is located in Québec City, the two other are in Laval.

Cominar Real Estate Investment Trust	2010 Annual Information Form

—	On December 15, 2010, the REIT acquired an office property in Montreal with a leaseable area of 136,000 square feet for a cash consideration of $12.2 million.

Additional information with respect to the abovementioned properties may be found in section 4.4 of this AIF.

3.3.2 SALE

On November 5, 2010, the REIT sold land held for future developments in Québec City to a related company, for a cash consideration of $34.3 million. This transaction has allowed the REIT to optimize its land holdings for future developments while meeting the limitations set forth in its Contract of Trust regarding this category of properties.

3.3.3 EXPROPRIATION

In June 2006, the Centre Hospitalier de l’Université de Montréal (“CHUM”) started the expropriation process with respect to the property at 300 Viger Avenue in Montréal, Province of Québec.

The expropriation process is currently at the stage of finalizing the amount of the indemnity since a notice of transfer of ownership was served on Cominar on August 27, 2007, effective September 1, 2007 and on September 10, 2007 the Tribunal administratif du Québec awarded Cominar a provisional indemnity as provided for by law in such cases. The provisional indemnity was $30 million and was received in 2007. The final indemnity will either be fixed by the Tribunal administratif du Québec or will be the subject of settlement between the parties. At this stage, it is impossible to estimate or assess the finalized amount of the indemnity.

3.4 ACQUISITION OF OVERLAND REALTY LIMITED

On January 19, 2010, Cominar and Overland Realty Limited (“Overland”) announced they had entered into a definitive support agreement that provided for an offer (the “Offer”) to be made by Cominar, by way of a take-over bid, to purchase all of the outstanding common shares of Overland, for $0.82 per share in cash. The Offer was made by Cominar at the end of January 2010.

The Offer, including the assumption of Overland’s debt by Cominar, valued Overland at approximately $71.0 million. Overland’s real estate portfolio included 16 quality properties located in the Atlantic Provinces, consisting of 7 office, 3 retail and 6 industrial and mixed-use buildings, representing a total surface area of approximately 603,000 square feet. On March 10, 2010, Cominar and Overland announced that, as of 5:00 p.m. (Toronto time) on March 9, 2010, approximately 35,642,339 common shares of Overland had been validly tendered in response to Cominar’s Offer to acquire all the issued and outstanding common shares of Overland and that all the other conditions of Cominar’s Offer had been satisfied.

Cominar acquired all the common shares of Overland deposited under the Offer, which represented 94% of the common shares, and accepted them for payment. The aggregate cash consideration paid by Cominar was $29,226,718. As Cominar acquired more than 90% of the common shares pursuant to the Offer, the REIT subsequently acquired all the remaining common shares by way of compulsory acquisition under the Canada Business Corporations Act. To this effect, Cominar has sent a notice of compulsory acquisition to each shareholder of Overland who has not accepted the Offer.

The acquisition of Overland and the addition of its real estate team enables the REIT to be present in a fourth area, the Atlantic Provinces.

4. DESCRIPTION OF THE BUSINESS

4.1 GENERAL

The following objectives have been approved by the Trustees and may be amended or replaced by the Trustees from time to time. In setting the objectives of the REIT, the Trustees are subject to the investment guidelines and operating policies set out in the Contract of Trust. See “Investment Guidelines and Operating Policies”.

The objectives of the REIT are to provide Unitholders with cash distributions payable monthly and to increase and maximize unit value through proactive management, including the acquisition of income properties and the development and expansion of various properties in its portfolio, with the participation of a reliable and experienced team.

Cominar Real Estate Investment Trust	2010 Annual Information Form

The REIT manages its assets with an emphasis on growing net rental revenues and occupancy levels within the Portfolio and, where economically viable, exploiting expansion or redevelopment opportunities that offer the REIT an accretive, risk-adjusted rate of return. Growth in cash flow from existing Properties comprising the Portfolio is anticipated to be achieved through: (i) increases in lease rates built into existing leases for the Properties, (ii) improvements in occupancy rates and proactive leasing efforts, and (iii) reductions in operating costs.

The REIT seeks to acquire income-producing immovable properties when the projected net yield on acquisition would result in a yield on the outstanding Units greater than the current yield to Unitholders. The REIT intends to concentrate its acquisition activities in the Québec City Area where it can exploit the advantages of its leading position, in the Montréal Area, in the Ottawa Area, in the Atlantic Provinces and in other markets where the REIT can pursue other acquisitions that are complementary to the REIT’s portfolio and management expertise. Management believes it will be able to maintain an investment strategy of acquiring properties to provide additional cash flow and enhance long-term portfolio value.

The continued growth of the REIT achieved through redevelopment and expansion of the Portfolio and future acquisitions enables the REIT to further realize economies of scale in the management of its Properties.

The REIT maintains a conservative approach to its borrowing policies and in general seeks to maintain a combination of short-term, medium-term and long-term debt maturities which are appropriate for the overall debt level of its portfolio, taking into account availability of financing, market conditions and the financial terms of the leases from which the REIT derives its cash flow. The REIT expects to issue Units where such issuances are not considered by the Trustees to be materially dilutive to ensuing annual distributions to existing Unitholders.

Management believes that achieving these objectives will result in an increasingly diverse and stable income stream intended to reduce both risk and volatility in respect of the returns realized by Unitholders.

4.2 MANAGEMENT AND GROWTH STRATEGY OF THE REIT

The REIT believes that commercial real estate is a dynamic investment that requires active and experienced management in order to maximize total returns and minimize risk for Unitholders. The REIT believes that this objective can best be achieved through a comprehensive and proactive management strategy intended to enhance the operating and financial performance of the REIT. Specifically, the REIT focuses on:

—	growing net rental revenues and occupancy levels of its Portfolio and, where economically viable, exploiting expansion or redevelopment opportunities for long-term value appreciation; and

—

seeking accretive acquisitions, expansion and redevelopment opportunities for long-term value appreciation, within the Québec City, Montréal and Ottawa Areas, in the Atlantic Provinces and in other markets where the REIT can capitalize on its development expertise and strong institutional, business and tenant relationships.

The REIT continues to apply a conservative acquisition strategy and to develop quality properties in strategically located sites sought by its customers.

The key criterion in analyzing a prospective property acquisition remains the ratio between its purchase price, the debt involved and its profitability. The purchase price must be supported by the property’s actual value, so as to associate a reasonable debt level with the transaction and to ensure satisfactory profitability through the various phases of an economic cycle.

Furthermore, to reduce the risk associated with a particular sector, the REIT ensures that its portfolio is spread over its three sectors – office, retail and industrial and mixed-use properties.

Geographical diversification also plays a key role in the REIT’s growth strategy. As at December 31, 2010, properties in the Québec City Area accounted for some 33.6% of its portfolio’s leasable area, properties in the Montréal Area accounted for 59.1%, properties in the Ottawa Area accounted for 3.0% and those in the Atlantic Provinces for some 4.3%.

In conclusion, the REIT’s primary strategies are focused on continuing to make acquisitions and carry out developments that match its criteria of quality and profitability over the short and long term, maintaining a segmented and geographical diversification among office, retail and industrial and mixed-use Properties, and maintaining a prudent financing structure.

Cominar Real Estate Investment Trust	2010 Annual Information Form

4.2.1 THE MARKET

The REIT has a leading presence in the Québec City Area by virtue of the size of the Portfolio, the concentration and diversity of the Properties and the attractiveness of their locations, all of which increase the likelihood that the REIT will discuss leasing opportunities with most prospective commercial tenants within such market. The ongoing strategy of the REIT is to maintain its leading position as well as to capitalize on other real estate investment opportunities.

As at December 31, 2010, the REIT owned 95 income Properties in the Québec City Area, totalling 6.8 million square feet. Since 1999, when Cominar acquired its first property in the Montréal Area, this region has been developed with the quality of service and management that has proven successful in terms of client satisfaction in the Québec City Area. It is for this reason that, as soon as the REIT penetrated the Montréal market, it opened a regional office and set up a team committed to meeting clients’ needs. As at December 31, 2010, the REIT’s portfolio included 133 Montréal Area Properties covering 11.9 million square feet. In 2007 Cominar made its first acquisitions in the Ottawa Area by investing in 4 Properties representing 0.6 million square feet. Lastly, in early 2010, Cominar entered a new area by acquiring Overland Realty Limited, the Atlantic Provinces Area becoming its fourth geographical market with some 0.9 million square feet of leasable area as at December 31, 2010.

The REIT can count on a high-quality real estate portfolio, a diversified tenant base, good cost and risk management and a healthy financial condition, and it believes that it is currently in a good position to sustain a relatively stable financial performance coming out of the economic slowdown that affected the Montreal Area more severely.

4.2.2 ALIGNMENT OF THE INTERESTS OF MANAGEMENT AND OF THE REIT

The REIT is a fully integrated, self-administered, self-managed real estate operation. The REIT believes that this operational approach reduces the potential for conflict between the interests of Management and the REIT. By adopting a fully internalized management structure, the interests of Management and employees are aligned with those of Unitholders and improved operating and financial performance for the REIT will result. The REIT benefits from the experience and expertise of its executives and employees. The REIT also believes that interests of Management are further aligned with those of Unitholders through the granting of options under the Unit Option Plan. The Unit Option Plan provides an incentive for eligible employees to increase the REIT’s cash flow and Unit value. Participation in the Plan is offered to all employees of the REIT (subject to the applicable law).

4.2.3 COMPETITIVE STRENGTHS

The REIT intends to capitalize on the following strengths and competitive advantages of the Portfolio and Management:

—	privileged relationships with its existing tenant base, which allow Management to identify and fulfill tenants’ needs for expansion or contraction of space;

—	ability to identify and close acquisition opportunities;

—	strategic alliances with suppliers and innovative cost control measures which reduce or limit the increase in operating costs, such that gross rents continue to be competitive;

—	strong relationships with financial institutions, which facilitate access to financing on favourable commercial terms and which may provide for acquisition and joint venture investment opportunities;

—	efficient management information systems, including comprehensive and proprietary tenant information for each Property in the Portfolio competing within the Québec City Area real estate market; and

—

development and redevelopment expertise and capability of Management and employees, providing the REIT with the ability to undertake expansion and redevelopment opportunities in compliance with the Investment Guidelines and Operating Policies of the REIT.

Cominar Real Estate Investment Trust	2010 Annual Information Form

4.2.4 BALANCED PORTFOLIO

The REIT seeks to diversify its portfolio based on business sector and geographic sector by continuing to invest based on asset type and property characteristics consistent with its existing portfolio, but also in line with evolving market conditions. Management believes this strategy will provide the REIT with a broader tenant base, reduce cash flow volatility and increase potential capital appreciation.

In 2010, the office-building sector made the greatest contribution to Net Operating Income with 45.9%, compared to 47.1% in 2009, while the contribution from the retail sector went from 18.4% in 2009 to 20.6% in 2010. The industrial and mixed-use sector went from 34.5% in 2009 to a contribution of 33.5% of Net Operating Income in 2010.

Information by Sector
Sectors	Operating Revenue				Net Operating Income
	2010		2009		2010		2009
	($000)	%	($000)	%	($000)	%	($000)	%

Office Properties	135,294	47.7	127.524	48.7	76,373	45.9	73,056	47.1
Retail Properties	59,133	20.8	48.772	18.6	34,366	20.6	28,488	18.4
Industrial and Mixed-Use Properties	89,479	31.5	85.767	32.7	55,778	33.5	53,415	34.5
Total	283,906	100.0	262,063	100.0	166,517	100.0	154,959	100.0

4.2.5 DEBT MANAGEMENT

The REIT seeks to maintain a combination of short-term, medium-term and long-term debt maturities which are appropriate for the overall debt level of the Portfolio, taking into account availability of financing and market conditions and the financial terms of the leases from which the REIT derives its cash flow. The REIT normally manages its debt maturities by seeking predominantly fixed-rate medium-term debt and by maintaining a conservative level of debt relative to Gross Book Value. The REIT has obtained from financial institutions and by issuing units in 2009 and 2010 the financing required to make Immovable Property acquisitions, to undertake the expansion, redevelopment and improvement of its Properties and to cover certain operating expenses of the REIT and of its Properties from time to time, subject to the Investment Guidelines and Operating Policies of the REIT. See “Investment Guidelines and Operating Policies” below.

4.3 INVESTMENT GUIDELINES AND OPERATING POLICIES

4.3.1 INVESTMENT GUIDELINES

The Contract of Trust provides for certain guidelines on investments, which may be made by the REIT.

The Assets of the REIT may be invested only in accordance with the following guidelines:

(i)	the REIT must focus its acquisition activities on existing income-producing Properties, including office, retail, industrial and mixed-use properties, that are substantially leased;

(ii)

notwithstanding anything in the Contract of Trust to the contrary, the REIT may not make any investment or take any action or omit to take any action that would result in Units not being units of a “mutual fund trust” and of a “unit trust” within the meaning of the Income Tax Act, that would result in Units being disqualified for investment by registered retirement savings plans, registered retirement income funds or deferred profit sharing plans, that would result in the REIT being liable under the Income Tax Act to pay a tax imposed as a result of holdings by the REIT of foreign property as defined in the Income Tax Act, that would result in Units being foreign property for the purposes of the Income Tax Act or that would result in the REIT paying a tax under the registered investment provisions of the Income Tax Act for exceeding certain investment limits;

(iii)	the REIT may invest in a joint venture arrangement only if:

(a)

the arrangement is one pursuant to which the REIT holds an interest in Immovable Property jointly or in common with others (“joint venturers”) either directly or through the ownership of an interest in a corporation or other entity

Cominar Real Estate Investment Trust	2010 Annual Information Form

(a “joint venture entity”) as co-owners and not as partners and such Immovable Property is capital property of the REIT and, if owned through the ownership of an interest in a joint venture entity, the said Immovable Property is capital property of the joint venture entity;

(b)	the REIT’s interest in the joint venture arrangement is not subject to any restriction on transfer other than a right of first refusal, if any, in favour of the joint venturers;

(c)	the REIT has a right of first refusal to buy the interests of the other joint venturers;

(d)	the joint venture arrangement provides an appropriate buy-sell mechanism to enable a joint venturer to purchase the other joint venturers’ interests or to sell its interest;

(e)

the joint venture arrangement provides that the liability of the REIT to third parties is joint and not solidary (the common law equivalent being “several and not joint and several”), provided however, that, subject to any remedies that each joint venturer may have against the other joint venturers, a joint venturer shall be hypothecarily liable to the full extent of the property and that, further, may be required to give up its interest in any particular property owned by the joint venture entity as a result of another joint venturer’s failure to honour its proportionate share of the obligations relating to such property; and

(f)	the joint venture arrangement permits, but does not require, the REIT or its designee to participate fully in the management thereof;

(iv)

except for temporary investments held in cash, deposits with a Canadian chartered bank or trust company registered under the laws of a province of Canada, short-term government debt securities, some or all of the receivables under an instalment receipt agreement or in money market instruments of, or guaranteed by, a Schedule 1 Canadian bank maturing prior to one year from the date of issue, the REIT may not hold securities other than securities of a joint venture entity or an entity or corporation wholly owned by the REIT formed and operated solely for the purpose of holding a particular Immovable Property or Immovable Properties or some or all of the receivables under an instalment receipt agreement or for any purpose relating to the activities of the REIT, and provided further that, notwithstanding anything contained in the Contract of Trust to the contrary, the REIT may acquire securities of other real estate investment trusts;

(v)

except as otherwise prohibited in the Contract of Trust, the REIT may invest in interests (including ownership and leasehold interests) in income-producing Immovable Property in Canada and the United States that is capital property of the REIT;

(vi)

the REIT may not invest in rights to or interests in mineral or other natural resources, including oil or gas, except as incidental to an investment in Immovable Property that is capital property of the REIT;

(vii)

the REIT may not invest in operating businesses unless the investment is made indirectly in connection with a transaction (a) from which income will be earned, directly or indirectly, especially from real estate, or (b) which consists primarily of acquiring ownership of or operating real estate, directly or indirectly (in each case, at the discretion of the trustees) or acquiring an interest in general or limited partnerships, it being understood, however, that the REIT may invest in a partnership under the following circumstances: (a) the partnership was set up and is operated for the sole purpose of purchasing, holding, maintaining, improving, leasing or managing one or more immovable properties or interests therein; (b) unless the majority of independent trustees approves it, the REIT’s interest in the partnership is unrestricted with respect to transfers other than a right of first refusal or right of first offer, where applicable, in favour of another partner or an affiliate thereof; provided, in each case, that the investment (1) does not lead to any obligation for the REIT or a registered retirement savings plan, a registered retirement income fund or a deferred benefit plan to pay, under the Income Tax Act, tax resulting from the property held by the REIT; (2) does not render the REIT ineligible as a “mutual fund trust” within the meaning of the Income Tax Act and; (3) does not cause REIT to lose any status granted to it under the Income Tax Act which is beneficial to the REIT and Unitholders;

(viii)

the REIT may, with the prior approval of the Trustees, invest in raw-land to be held as capital property for development and ownership for other development projects, in any such case, for the purpose of (a) renovating or expanding existing facilities that are capital property of the Trust or (b) developing new facilities which will be income producing and constitute capital property of the Trust, provided that the aggregate value of the investments of the Trust in raw-land will not exceed 5% of the Adjusted Unitholders’ Equity;

Cominar Real Estate Investment Trust	2010 Annual Information Form

(ix)

the REIT may invest in Immovable Hypothecs, mortgages and hypothecary or mortgage bonds (including, with the consent of a majority of the Trustees, a participating or convertible Immovable Hypothec or mortgage) where:

(a)

the Immovable Property which is security therefor is income-producing Immovable Property which otherwise meets the general investment guidelines of the REIT adopted by the Trustees from time to time in accordance with the Contract of Trust and the restrictions set out therein;

(b)

the amount of the hypothecary or mortgage loan is not in excess of 75% of the market value of the property securing the Immovable Hypothec or mortgage and the Immovable Hypothec or mortgage has at least 1.2 debt service coverage;

(c)	the Immovable Hypothec or mortgage is a first-ranking Immovable Hypothec or mortgage or of subsequent rank registered on title to the Immovable Property which is security therefor; and

(d)	the aggregate value of the investments of the REIT in these Immovable Hypothecs and mortgages, after giving effect to the proposed investment, will not exceed 20% of the Adjusted Unitholders’ Equity;

(x)

the REIT may invest in Immovable Hypothecs or mortgages if the sole intention is to use the acquisition of the Immovable Hypothecs and mortgages as a method of acquiring control of an income-producing Immovable Property which would otherwise meet the investment guidelines of the REIT and provided the aggregate value of the investments of the REIT in such Immovable Hypothecs and mortgages after giving effect to the proposed investment, will not exceed 20% of the Adjusted Unitholders’ Equity; and

(xi)

subject to paragraph (ii), the REIT may invest an amount (which, in the case of an amount invested to acquire Immovable Property, is the purchase price less the amount of any indebtedness assumed or incurred by the REIT and secured by an Immovable Hypothec or mortgage on such property) up to 15% of the Adjusted Unitholders’ Equity of the REIT in investments or transactions which do not comply with paragraphs (iv), (v), (ix) and (x) under the heading “Investment Guidelines and Operating Policies — Investment Guidelines” or paragraph (iii) under the heading “Investment Guidelines and Operating Policies — Operating Policies”.

For the purpose of the foregoing guidelines, the assets, liabilities and transactions of a corporation or other entity wholly or partially owned by the REIT shall be deemed to be those of the REIT on a proportionate consolidation basis. In addition, any references in the foregoing to investment in Immovable Property shall be deemed to include an investment in a joint venture arrangement. Except as specifically set forth above to the contrary, all of the foregoing prohibitions, limitations or requirements for investment shall be determined as at the date of investment by the REIT. Nothing in the guidelines shall prohibit the REIT from holding or assigning some or all of the receivables due pursuant to any instalment receipt agreement.

4.3.2 OPERATING POLICIES

The Contract of Trust provides that the operations and affairs of the REIT shall be conducted in accordance with the following policies:

(i)

the REIT shall not purchase, sell, market or trade in currency or interest rate futures contracts otherwise than for hedging purposes where, for the purposes hereof, the term “hedging” shall have the meaning ascribed thereto by National Policy No. 39 adopted by the Canadian Securities Administrators, as in effect immediately prior to the rescission thereof effective February 1, 2000;

(ii)

any written instrument creating an obligation which is or includes the granting by the REIT of an Immovable Hypothec or mortgage, and to the extent the Trustees determine to be practicable and consistent with their duty to act in the best interests of the Unitholders, any written instrument which is, in the judgment of the Trustees, a material obligation shall contain a provision or be subject to an acknowledgment to the effect that the obligation being created is not personally binding upon, and that resort shall not be had to, nor shall recourse or satisfaction be sought from, the private property of any of the Trustees, Unitholders, Annuitants under a plan of which a Unitholder acts as a trustee or carrier, or officers, employees or agents of the REIT, but that only Property of the REIT or a specific portion thereof shall be bound; the REIT, however, is not required, but shall use all reasonable efforts, to comply with this requirement in respect of obligations assumed by the REIT upon the acquisition of Immovable Property;

Cominar Real Estate Investment Trust	2010 Annual Information Form

(iii)

the REIT shall not lease or sublease to any person any Immovable Property, premises or space where that person and its associates would, after the contemplated lease or sublease, be leasing or subleasing Immovable Property, premises or space having a fair market value net of encumbrances in excess of 20% of the Adjusted Unitholders’ Equity of the REIT;

(iv)

the limitations contained in paragraph (iii) shall not apply to the renewal of a lease or sublease and shall not apply where the lessee or sublessee is, or where the lease or sublease is guaranteed by:

(a)	the Government of Canada, the Government of the United States, any province of Canada, any state of the United States or any municipality in Canada or the United States, or any agency thereof;

(b)

any corporation of which the bonds, debentures or other evidences of indebtedness which it issues or guarantees are authorized as an investment for insurance companies pursuant to subsection 86(1)(k) of the Canadian and British Insurance Companies Act (Canada) in effect on December 31, 1991; or

(c)	a Canadian chartered bank registered under the laws of a province of Canada;

(v)

title to each Immovable Property shall be drawn up in the name of the Trustees or, to the extent permitted by applicable law, the REIT or a corporation or other entity wholly-owned by the REIT or jointly owned by the REIT with joint venturers;

(vi)

the REIT shall not incur or assume any indebtedness if, after giving effect to the incurring or assumption of the indebtedness, the total indebtedness of the REIT would be more than 60% of the Gross Book Value (65% if any convertible debentures of the REIT are outstanding, including the aggregate par value of any convertible debenture);

(vii)

the REIT shall not directly or indirectly guarantee any indebtedness or liabilities of any kind of a third party except indebtedness assumed or incurred under an Immovable Hypothec or mortgage by a corporation or other entity wholly-owned by the REIT or jointly owned by the REIT with joint venturers and operated solely for the purpose of holding a particular Property or Properties where such Immovable Hypothec or mortgage, if granted by the REIT directly, would not cause the REIT to otherwise contravene the restrictions set out under the heading “Investment Guidelines and Operating Policies”, and where such Immovable Hypothec or mortgage is granted by a joint venture entity, subject to a joint venturer being required to give up its interest in a property owned by the joint venture entity as a result of another joint venturer’s failure to honour its proportionate share of the obligations relating to such property, the liability of the REIT is limited strictly to the proportion of the hypothecary or mortgage loan equal to the REIT’s proportionate ownership interest in the joint venture entity;

(viii)	the REIT shall obtain an independent appraisal of each property that it intends to acquire;

(ix)

the REIT shall obtain and maintain at all times insurance coverage in respect of potential liabilities of the REIT and the accidental loss of value of the assets of the REIT from risks, in amounts, with such insurers and on such terms as the Trustees consider appropriate, taking into account all relevant factors including the practices of owners of comparable properties; and

(x)

the REIT shall have conducted a Phase I environmental audit of each Immovable Property to be acquired by it and, if the Phase I environmental audit report recommends that a Phase II environmental audit be conducted, the REIT shall have a Phase II environmental audit conducted, in each case by an independent and experienced environmental consultant; such audit, which constitutes a condition to any acquisition, shall be satisfactory to the Trustees. All new leases granted by the REIT shall contain appropriate covenants from the lessee respecting environmental matters as determined by the Trustees from time to time.

For the purposes of the foregoing policies, the assets, liabilities and transactions of a corporation or other entity wholly or partially owned by the REIT shall be deemed to be those of the REIT on a proportionate consolidation basis. In addition, any references in the foregoing to investment in Immovable Property shall be deemed to include an investment in a joint venture. All of the foregoing prohibitions, limitations or requirements pursuant to the foregoing policies shall be determined as at the date of investment or other action by the REIT.

Cominar Real Estate Investment Trust	2010 Annual Information Form

4.3.3 AMENDMENTS TO INVESTMENT GUIDELINES AND OPERATING POLICIES

Pursuant to the Contract of Trust, all of the investment guidelines set out under the heading “Investment Guidelines and Operating Policies — Investment Guidelines” and the operating policies contained in paragraphs (v), (vi), (vii), (viii), (ix), (x) and (xi) under the heading “Investment Guidelines and Operating Policies — Operating Policies” may be amended only if such amendment is approved by two-thirds of the votes cast by Unitholders of the REIT at a meeting of Unitholders called for such purpose. The remaining operating policies may be amended if such amendment is approved by the Trustees and by a majority of the votes cast by Unitholders at a meeting called for such purpose.

4.4 PROPERTIES

As at December 31, 2010, the Portfolio of the REIT included 258 office, retail, and industrial and mixed-use Properties located in the Québec City, Montréal, Ottawa and Atlantic Provinces Areas. The Portfolio consists of 6.1 million square feet of office space, 3.0 million square feet of retail space and 11.1 million square feet of industrial and mixed-use space representing, in the aggregate, 20.2 million square feet of leasable area. The Properties comprising the Portfolio are generally prime locations along major thoroughfares and benefit from high visibility and easy access by both tenants and tenants’ customers. The Properties are well-maintained and in good operating condition.

4.4.1 OVERVIEW OF PORTFOLIO

The following tables respectively summarize the Properties of the REIT as at December 31, 2010 by asset class, lease expiries and renewals and new leases as at December 31, 2010 and lease maturities from 2011 to 2015:

Allocation by Property Type
Property Type	Number of Properties	Total Area (square feet)	%	% Leased
Office Properties	48	6,074,000	30.0	95.2
Retail Properties	51	3,057,000	15.1	96.1
Industrial and Mixed-Use Properties	159	11,114,000	54.9	92.3

Total Portfolio	258	20,245,000	100	93.8

Expiries, Renewals and New Leases as of December 31, 2010
	Office	Retail	Industrial and Mixed-Use	TOTAL

Leases expiring in 2010
Number of clients	249	138	229	616
Leasable Area (square feet)	819,000	328,000	1,914,000	3,061,000
Average net rent/square foot	9.75	10.28	5.31	7.03

Renewed Leases
Number of clients	183	110	148	441
Leasable Area (square feet)	756,000	249,000	1,485,000	2,490,000
Average net rent/square foot	9.98	10.90	5.32	7.29
% of renewal	92.3	75.9	77.6	81.3

New Leases
Number of clients	86	51	75	212
Leasable Area (square feet)	287,000	166,000	599,000	1,052,000
Average net rent/square foot	17.03	8.30	5.38	9.02

Cominar Real Estate Investment Trust	2010 Annual Information Form

Lease Maturities(1)
	Office(2)	Retail(3)	Industrial and Mixed-Use	TOTAL
Number of Leases
2011	238	131	224	593
2012	216	153	203	572
2013	164	104	166	434
2014	135	89	111	335
2015	142	98	116	356

Area (square feet)
2011	890,000	439,000	1,844,000	3,173,000
2012	1,103,000	435,000	1,904,000	3,442,000
2013	604,000	241,000	1,224,000	2,069,000
2014	800,000	190,000	1,390,000	2,380,000
2015	722,000	328,000	1,692,000	2,742,000

Weighted Average Net Rent (per sq. ft.)
2011	$10.52	$9.12	$5.74	$7.55
2012	$10.49	$10.60	$6.27	$8.17
2013	$11.47	$12.77	$6.38	$8.61
2014	$10.20	$12.22	$5.77	$7.78
2015	$14.04	$11.07	$5.79	$8.59

Notes:

(1)	Information given for the 12 months ending December 31 of each calendar year.
(2)	Includes maturities for leases of office space at Place de la Cité.
(3)	Includes maturities for leases of retail space at Place de la Cité.

Cominar Real Estate Investment Trust	2010 Annual Information Form

4.4.2 SUMMARY OF THE PROPERTIES

The following table summarizes certain aspects of each of the Properties(1):

Properties	Year Built/ Renovated	Leasable Area (ft2)		% Leased	Selected Tenants(2)

OFFICE PROPERTIES
Québec City Area

4635 1st Avenue Québec City	1979/1993		41,000	78.9	Industrial Alliance Life Insurance Company, a Canadian chartered bank, Subway (restaurant)

5055 Wilfrid-Hamel Blvd. West Québec City	1979/1996		28,000	83.1	Matériaux Blanchet, La Financière agricole du Québec, Société immobilière du Québec

5073-5075-5079 Wilfrid-Hamel Blvd. West Québec City	1980/1994		29,000	100.0	Au Vieux Duluth (restaurant), Gaignard et associés

2014 Cyrille-Duquet Street Québec City	1979/1997		63,000	100.0	Canadian Automobile Association (Quebec) – “CAA”, Innovmetric Logiciels, Opsens, Comact Equipment, Oracle Canada, ULC

2200 Cyrille-Duquet Street Québec City	1965/1986/ 1996		31,000	100.0	Imprimerie Solisco, Latulippe Outdoors

Place de la Cité 2590-2640 Laurier Blvd. Québec City	1964/1970/ 1982/1988/ 1993/ 2003/2004		698,000	100.0

National Bank Financial, Desjardins Securities, AXA Assurances, Régie des rentes du Québec, The Great West Life Assurance Company, Canada Mortgage and Housing Corporation, The Guarantee Company, Gestion M.D., Aon, Microsoft Canada, SEPAQ, Lombard Canada, PriceWaterhouseCoopers, Autorité des marchés financiers, a Canadian chartered bank, Hub International, Professionals’ Fund/Mutual Funds, Quebec Mining Association, La Cité Médicale

455 du Marais Street Québec City	1977/1997		61,000	95.8	Industrial Alliance Life Insurance Company, Cominar, Corporation des services d’ambulance du Québec, Moore North America, Telus Communications (Québec), Groupe Écho Canada, Alpha Assurances

3175 des Quatre-Bourgeois Road Québec City	1990		101,000	86.5	Public Works Canada, Re/Max, Société immobilière du Québec, Lumbermen’s Underwriting Alliance, Groupe Accisst, Medisys Health Group

979 de Bourgogne Avenue Québec City	1976/1988/ 1996		66,000	97,5	Public Works Canada, SIQ, Joint Health and Safety Association, Mining Sector, Groupe Robert Giroux, Clinique médicale Quatre-Bourgeois

Cominar Real Estate Investment Trust	2010 Annual Information Form

Properties	Year Built/ Renovated	Leasable Area (ft2 )		% Leased	Selected Tenants(2)

150 René-Lévesque Blvd. East Québec City	1973/1999		228,000	98.8	Société immobilière du Québec, Vidéotron, a Canadian chartered bank, Ernst & Young, Telus Communications (Québec), Rogers Cantel, Tim Hortons

1265 Charest Blvd. West Québec City	1975/2002		142,000	100.0	Esri Canada, Société immobilière du Québec, Transcontinental Media, Altus Group, Renaud Vaisselle, Lemieux Nolet comptables
565-585 Charest Blvd. East Québec City	1950 1999/2000		110,000	98.7	ABB Bomen, a Canadian chartered bank, Frima Studio, LG2, Jobillico

Sub-total			1,598,000

Montréal Area

255 Crémazie Blvd. East Montréal	1967/2002		245,000	100.0

Société immobilière du Québec, Communauté urbaine de Montréal, Pétrie Raymond LLP, Consultants 3LM, a Canadian chartered bank, Aecon Group, Ordre professionnel des travailleurs sociaux du Québec, Stellar Canada

8500 Décarie Blvd. Montréal	2001		175,000	100.0	Ericsson Canada

3400 Jean-Béraud Avenue Laval	2001		156,000	100.0	Public Works Canada

201-211 Laurier Street East Montréal	1916 1989 2001		132,000	100.0	City of Montréal, Sitel Téléservices Canada, Softvoyage, the Canadian Corps of Commissionaires, Société immobilière du Québec

375 Sir-Wilfrid-Laurier Blvd. Mont-Saint-Hilaire	1999		50,000	100.0	Breton, Banville et associés

325 Honorius-Charbonneau Blvd. Mont-Saint-Hilaire	1985		19,000	100.0	Breton, Banville et associés SENC

8400 Décarie Blvd. Mont-Royal	1960 1990/1991		227,000	100,0	Ericsson Canada

1080 Beaver Hall Hill Montréal	1968/ 2000		320,000	93.4

Natis Programming and Tech Inc., Dessau Soprin, Harris/Decima Inc., Board of Trade of Metropolitan Montréal, Draft Worldwide Montréal Inc., Notarius, Iron Ore Company of Canada, Peer 1 Network Inc., Hapag Lloyd (Canada) Inc., Vidéotron Ltée, Protecteur du Citoyen

4700 de la Savane Street Montréal	1988/ 1998/1999		187,000	93.2	Fujitsu Transaction Solutions Canada Inc., The Young & Rubicam Group of Companies ULC, Presagis Canada Inc., a Canadian chartered bank, Devmont construction, Cominar

Cominar Real Estate Investment Trust	2010 Annual Information Form

Properties	Year Built/ Renovated	Leasable Area (ft2 )		% Leased	Selected Tenants(2)

455 Fénelon Blvd. Dorval	1990		97,000	42.9	Société immobilière du Québec, Adacel Inc., Lumbermen’s Underwriting Alliance, TFI Transport Z.L.P.

9900 Cavendish Blvd. Montréal	1987		85,000	87,9	CIBC World Markets Inc., Procter & Gamble Inc., Nymox Pharmaceutical Corp., Cato Research Canada Inc., Fournitures de bureau Denis Inc., S.Q. Liaison

9999 Cavendish Blvd. Montréal	1988		51,000	89.6	Pitney Bowes, Intertape Polymer Inc., Famic Technologies Inc., a Canadian chartered bank

9960-9970 Côte-de-Liesse Road Montréal	1983		25,000	100.0	Fishery Products International Ltd., Energizer Canada, Corbec Corp., Highliner Foods

1 Place Laval Laval	1965/1989		118,000	92,9	Carrefour Jeunesse Emploi, Groupe Echo Canada Inc., Société immobilière du Québec, Tecsult Inc., a Canadian chartered bank, Gendron Land Surveyors

2 Place Laval Laval	1965/1989		101,000	100.0	Groupe Vézina & Associés Ltée, a Canadian chartered bank, Wells Fargo Financial Inc., CBV Collection Services Ltd, Croesus Finansoft Inc., SITQ Inc., Hôpital Sacré-Cœur de Montréal

3 Place Laval Laval	1965/1989		184,000	99.4	City of Laval, Centre d’appels Expertel Inc., Vancouver Career College (Burnaby) Inc., Société immobilière du Québec, Public Works Canada, a Canadian chartered bank

4 Place Laval Laval	1965/1989		141,000	98.3	Société immobilière du Québec, Douville Ass., a Canadian chartered bank

3080 Le Carrefour Blvd. Laval	1990		88,000	99.7

GMAC Residential Funding of Canada, Ltd., ID Biomedical Corp. of Quebec (GlaxoSmithKline), Prevail Energy Ltd, La Capitale services conseils Inc., HB Group Insurance Management Ltd., Les Investissements J.L. Gauthier Inc., BMO Nesbitt Burns Inc., Essor Assurances Placements Conseils.

3090 Le Carrefour Blvd. Laval	1986		73,000	91.4

Scotia Capital Inc., Office municipal d’habitation de Laval, Financière Liberté 55, Services Comptables B.D.H., CIT Financial Ltd., Brown Shoe Company of Canada Ltd., a Canadian chartered bank, London Life Insurance Co.

Cominar Real Estate Investment Trust	2010 Annual Information Form

Properties	Year Built/ Renovated	Leasable Area (ft2 )		% Leased	Selected Tenants(2)

3100 Le Carrefour Blvd. Laval	1988		77,000	100.0	RBC Life Insurance Co., SNC- Lavalin Inc., Federated Insurance Company of Canada, Sun Life Insurance Company of Canada, Investors Services Ltd., a Canadian chartered bank

2525 Daniel-Johnson Blvd. Laval	1977		111,000	96.2	Genivar Limited Partnership, Business Development Bank of Canada, Dolphin Integration Inc., Industrial Alliance Company, a Canadian chartered bank, Lasik MD

1111 Dr.-Frederik-Philips Blvd. Montréal	1990		104,000	88.1	Makivik Corporation, Sun Life Insurance Company of Canada, Axidata Inc., Hospira Healthcare Corp., A.C. Nielsen Company of Canada, Dundee Securities

3300 Côte-Vertu Blvd. Montréal	1976		98,000	77.2

A Canadian chartered bank, Nikon Canada Inc., Société immobilière du Québec, Geosaf Inc., Gamma Entertainment Inc., Cambridge Mercantile Corp., Synnex Canada Limited, PSAC Holdings Ltd., Wrigley Canada

2001 McGill College Avenue Montréal	1982		533,000	86.5

Société immobilière du Québec, Cascades Canada inc., Vérificateur général du Québec, National Public Relations Inc., SITA (Société internationale de télécommunications aéronautiques), a Canadian chartered bank, Equant Canada (Orange Business Services), Rio Tinto, CB Richard Ellis

9955 Catania Avenue Brossard	2004/2006		90,000	88.7	Voith, Siemens, Inspec-Sol, Newalta

5101 Buchan Street Montréal	1988		141,000	96.5	Positron, Positron Public

Sub-total			3,628,000

Ottawa Area	2003		321,000	100.0	Public Works Canada

550 de la Cité Blvd. Gatineau

480 de la Cité Blvd. Gatineau	2003		46,000	100.0	Brookfield Power Inc.

400 Cooper Street Ottawa	1974/1998		176,000	99.8	Public Works and Government Services Canada, Community Health Center

Sub-total			543,000

Cominar Real Estate Investment Trust	2010 Annual Information Form

Properties	Year Built/ Renovated	Leasable Area (ft2)		% Leased	Selected Tenants(2)

Atlantic Provinces

65 Regent Street and 590 Queen Street (Regency Park) Fredericton	1994		41,000	100.0	Province of New Brunswick, BMO Nesbitt Burns, Eddy & Down, Barrister and Solicitors

1113 Regent Street Fredericton	1988		11,000	81.3	Regional Health Authority and New Brunswick Association of Nursing

1115 Regent Street Fredericton	1964		16,000	100.0	Atlantic Business College, Brunswick Valley Lumber

570 Regent Street (Barker House) Fredericton	1989		70,000	100.0	Public Works Canada, Sun Life Insurance Company, McInnes Cooper LLP, Grant Thornton LLP

371 Queen Street (Phoenix Square) Fredericton	1870/1988		32,000	100.0	Cox and Palmer, RBC Dominion Securities, London Life Insurance Company

565, Priestman Street (Priestman Centre) Fredericton	1975/1976		35,000	100.0	Public Works Canada, Teed Saunders Doyle. Province of New Brunswick

1133 Regent Street (Regent Place) Fredericton	1982/1984		88,000	97.0	Investors Group Financial Services, ADI Limited, Delta Hotels and Resorts global Reservation Services, New Brunswick Law Society

1149 Smythe Street Fredericton	1970		12,000	100.0	Yorkville University, Dillon Consulting Ltd

Sub-total			305,000

PROPERTY UNDER DEVELOPMENT - OFFICES(3) Québec City Area

Complexe Jules-Dallaire - Phase I Québec City	2008/2010		396,000(3)	77.0	SIQ, Ogilvy Renault, Société des alcools du Québec, Le Paris Grill, Le Calao, Corporation BCF Québec, CIBC World Markets, two Canadian chartered banks.

TOTAL OFFICE PROPERTY			6,074,000	95.2

RETAIL PROPERTIES Québec City Area

3345 du Carrefour Sreet Québec City	2005		20,000	93.4	Caisse populaire du Vieux Moulin, Matelas Dauphin, La Capitale Cité

1367-1371 Sainte-Foy Road Québec City	1950/1983		5,000	100.0	Immeubles Couche-Tard

5600 de la Rive-Sud Blvd. Lévis	2005		8,000	100.0	Société des alcools du Québec

5 d’Orléans Street Québec City	1978/1985		6,000	100.0	A Canadian chartered bank

1400 Saint-Jean-Baptiste Avenue Québec City	1979/1995		105,000	97.8	Meubles Zip International Ltée, Mega Fitness Gym, Société de l’assurance automobile du Québec, BPR Bechtel, Services conseils Teknika

Cominar Real Estate Investment Trust	2010 Annual Information Form

Properties	Year Built/ Renovated	Leasable Area (ft2)		% Leased	Selected Tenants(2)

Halles Fleur de Lys 245 Soumande Street Québec City	1978/1984/ 1994		90,000	91,7	Marché Plus, Restaurant Pacini, Dollarama, Larbofruit

2195 de la Rive-Sud Blvd. Saint-Romuald	1977/1985		6,000	100.0	A Canadian chartered bank

2160 de la Rive-Sud Blvd. Saint-Romuald	1971/1978/ 1996		73,000	100.0	Metro, Caisse populaire Desjardins, Les Délices d’Angkor

Place de la Cité 2590-2640 Laurier Blvd. Québec City	1964/1970/ 1982/1993		346,000	98.6

Caisse populaire Desjardins, two Canadian chartered banks, Roots, New Look Eyewear, Parfumerie Dans un Jardin, Uniprix (pharmacy), Restaurant Le Beaugarte, Club Entrain (sports and recreation centre), Canadian Automobile Association (Quebec), Desjardins Securities, Disnat, Urban Planet, Jardin Mobile, Gosselin Photo Vidéo inc., Clinique d’ophtalmologie de la Cité, TD Waterhouse, Liquor Store, Au Petit Coin Breton, HSBC Financial Centre

Carrefour Charlesbourg 8500 Henri-Bourassa Blvd. Québec City	1976/1988/ 1995/1996/ 2004		313,000	94.0	Metro, Pharmacie Brunet, The Source, a Canadian chartered bank, Industrial Alliance Life Insurance Company, Énergie Cardio, Yellow, Dollarama, Rossy, Société des alcools du Québec, Sirens, Charlemagne

355 du Marais Street Québec City	1990		38,000	100.0	Schneider Canada Inc., Maître Piscinier, Lebeau Vitres d’Auto / Belron

325 du Marais Street Québec City	1991		79,000	100.0	Restaurant Tomas Tam, Re/Max, Public Works Canada, Mobilier Idem

3323 du Carrefour Street Québec City	2006		4,000	100.0	A Canadian chartered bank

550 du Marais Street Québec City	1995		17,000	100.0	Écho Sports, Club Chaussures

Les Promenades Beauport 3333 du Carrefour Street Québec City	1978/2002/ 2004/2008/ 2009		549,000	93.2

Dooly’s, Jean Coutu, Dollarama, Yellow, Parfumerie Dans un Jardin, Winners, The Source, Cantel, Public Works Canada, Meubles Léon, Garage, La Senza, Hart, Telus, Clément, L’Aubainerie, Chlorophylle, Éléganza, Le Château, Jacob, Santé Bronzage, Énergie Cardio, Glam, Bikini Village, Clinique médicale Dr. Robitaille, Groupe Ledor

1295 Charest Blvd. West Québec City	1982/ 2007		28,000	100.0	Boiteau Luminaire

Cominar Real Estate Investment Trust	2010 Annual Information Form

Properties	Year Built/ Renovated	Leasable Area (ft2)		% Leased	Selected Tenants(2)

Place Lévis 50 Président-Kennedy Road Lévis	1970/1995		220,000	98.0

Provigo Distribution, SuperClub Vidéotron, Cage aux Sports, Nautilus Plus, Desjardins Securities, Simon Maranda, Ministère de l’Agriculture, des Pêcheries et de l’Alimentation, La Financière Agricole, Piazzetta, Stéréo , Public Works Canada

3319 du Carrefour Street Québec City	2003		3,000	100.0	Tim Hortons

329 Seigneuriale Street Québec City	1992/1997		4,000	100.0	Lebeau Vitres d’Auto/Belron

1970 Chauveau Avenue Québec City	1970/1983		2,000	100.0	Couche-Tard

1275 Charest Blvd. West Québec City	1975/2002		63,000	100.0	Meubles Croteau, Société immobilière du Québec, Tapis du Monde

Sub-total			1,979,000

Montréal Area

1479-1481-1483-1485 Saint-Bruno Blvd. Saint-Bruno	1997		13,000	100.0	Penningtons, Yellow

1465 Saint-Bruno Blvd. Saint-Bruno	1997		26,000	100.0	Bureau en gros

1475 Saint-Bruno Blvd. Saint-Bruno	1997		130,000	100.0	Wal-Mart

1495 Saint-Bruno Blvd. Saint-Bruno	1997		35,000	100.0	Cineplex Odeon

800 Claude-Jutras Blvd. Saint-Bruno	2003		30,000	100.0	Déco Découvertes

239-245 Samson Blvd. Laval	1991		40,000	98.3	Rogers Wireless, Jean Coutu, SuperClub Vidéotron

2101-2137 Curé-Labelle Blvd. Laval	2003		65,000	89.6	Superclub Vidéotron, Sobeys, Familiprix

2760-2784 Jacques-Cartier Blvd. East Longueuil	2006		24,000	100.0	Énergie Cardio, La Belle Province, Quizno’s

2790-2794 Jacques-Cartier Blvd. East Longueuil	2006		6,000	100.0	Restaurant Bravi, Restaurant Tutti Frutti

Mégacentre Saint-Bruno Phase I: 1011-1091 Saint-Bruno Blvd. Phase II: 1101-1191 Saint-Bruno Blvd. Saint-Bruno	2007/2008		110,000	93.4	Urban Planet, Club Chaussures, Surplus RD, Suzy Shier

340-360 Sir-Wilfrid-Laurier Blvd. Mont-Saint-Hilaire	2004/2005		24,000	100.0	Dr. Charles Leroux, Chiropractor, SuperClub Vidéotron, BBA Inc., Breton, Banville & Associés

370-380 Sir-Wilfrid-Laurier Blvd. Mont-Saint-Hilaire	1991		46,000	100.0	Iris Optométriste, Carrefour Jeunesse Travail Vallée du Richelieu, Industrial Alliance Insurance & Financial Services, Chinese Buffet Maison Chan

Cominar Real Estate Investment Trust	2010 Annual Information Form

Properties	Year Built/ Renovated	Leasable Area (ft2)		% Leased	Selected Tenants(2)

345 Honorius-Charbonneau Blvd. and 365 Sir-Wilfrid-Laurier Blvd. Mont-Saint-Hilaire	1995 1998		68,000	100.0	Arpents Verts, Supermarché St-Hilaire Inc. (Metro)

377-383 Sir-Wilfrid-Laurier Blvd. Mont-Saint-Hilaire	2000		9,000	100.0	Restaurant Laora, CentreVisuel Plus de Mont-Saint-Hilaire, Société des alcools du Québec

933 Armand-Frappier Blvd. Sainte-Julie	2000		14,000	100.0	Caisse populaire Desjardins Sainte-Julie, Dépan-Escompte Couche-Tard Inc.

600-660 Le Corbusier Blvd. Laval	2008		59,000	78.9	Dollarama, Bouclair, Structube, Roche Bobois

690 Le Corbusier Blvd. Laval	2008		43,000	100.0	Sears Décor

720 Le Corbusier Blvd. Laval	2009		9,000	100.0	A Canadian chartered bank

760-800 Le Corbusier Blvd. Laval	2008		12,000	69.8	Eggstyle, NY Style Boutique, Coin des Coureurs

830-850 Le Corbusier Blvd. Laval	2008		10,000	100.0	Axis, Panda d’Or, F. Farhat Optical

900-950 Le Corbusier Blvd. Laval	2009		61,000	100.0	Indigo, Golf Town, JYSK

1020-1050 Le Corbusier Blvd. Laval	2008		10,000	68.4	Thaï Express, Allstate

1090-1130 Le Corbusier Blvd. Laval	2008		12,000	100.0	Kanda Sushi Bar, La Belle Province, Amir le Corbusier, Subway
1310 Le Corbusier Blvd. Laval	2008		31,000	100.0	Winners

1340-1350 Le Corbusier Blvd. Laval	2008		8,000	100.0	Centre Hi-Fi, Tim Hortons

Sub-total			895,000

Ottawa Area

120 de l’Hôpital Blvd. Gatineau	1996		67,000	93.9	Cinema 9, Fournitures de bureau Denis, Subway, Deli Chen Restaurant

Sub-total			67,000

Atlantic Provinces

900 Harwell Road (Carriage Place) Fredericton	1991		67,000	93.2	United Parcel Service (UPS), Public Works Canada, Procraft Industrial Limited

360 Pleasant Street (Castle Square) Miramichi	1991		24,000	100.0	Province of New Brunswick, a Canadian chartered bank, Service New-Brunswick

146/154 Main Street Fredericton	1970		25,000	92.2	A Canadian chartered bank, Lawrence, Lawrence & MacMillan, the Arthritis Society

Sub-total			116,000

Cominar Real Estate Investment Trust	2010 Annual Information Form

Properties	Year Built/ Renovated	Leasable Area (ft2)		% Leased	Selected Tenants(2)

PROPERTY UNDER DEVELOPMENT - RETAIL(3)

Quartier Laval - Expansion	2011		12,000(3)	100,0	A Canadian chartered bank, Louis Garneau Sport

TOTAL RETAIL PROPERTIES			3,057,000	96.1

INDUSTRIAL AND MIXED-USE PROPERTIES

Québec City Area

2383-2393 Watt Avenue Québec City	1973/1981		67,000	91.3	Pâtisserie Dumas, Distribution Silpro, Arteau Récupération

2345-2349 Dalton Avenue Québec City	1973/1981		54,000	89.0	Angela Jones

830 Godin Avenue Québec City	1978/1994		49,000	100.0	Iron Mountain (Archivex), P.E. Fraser

1165 Lomer-Gouin Street Québec City	1941/1978/ 1993		74,000	87.4	Produits Capitale, Asystel, Étiquettes Berco, MS2 Contrôle, Clef du découpage

320 de la Canardière Road Québec City	1980/1993		13,000	100.0	Pharmacie Jean Coutu, Institut universitaire en santé mentale du Québec

1990 Cyrille-Duquet Street Québec City	1976/1977/ 1995/1996		90,000	72.6	ADT Service de sécurité, Thyssen Elevators, Hitti Canada, LAFCO Outillage

2006-2010 Lavoisier Street Québec City	1976		68,000	100.0	United Auto Part

2022 Lavoisier Street Québec City	1978		59,000	82.6	Otis Canada, Canadian Broadcasting Corporation, KCI Médical

2025 Lavoisier Street Québec City	1978/1983/ 1990		37,000	81.0	AVW-Telav, General Motors of Canada, Cristal Controls

2015 Lavoisier Street Québec City	1974		2,000	100.0	Modulaire Plus

280 Racine Street Québec City	1984/1986		19,000	45.8	A Canadian chartered bank, Canada Post Corporation

5130 Rideau Street Québec City	1988		24,000	100.0	Toromont, Geyco, True World Foods

2955 Kepler Avenue Québec City	1978		15,000	100.0	Expertise Transport Québec

1515 Saint-Jean-Baptiste Avenue Québec City	1979/1989		62,000	100.0	Barnabé Meubles (1983), Fixatech, Industrie LD

955 Saint-Jean-Baptiste Avenue Québec City	1978/1991		33,000	100.0	Location Brossard, Mirabau Group, Distribution D.E.M.

2020 Cyrille-Duquet Street Québec City	1968		41,000	100.0	Quillorama

2100 Cyrille-Duquet Street Québec City	1962/1975/ 1995		32,000	89.9	Weston Foods

2150 Cyrille-Duquet Street Québec City	1970/1985/ 1994		22,000	100.0	Canon Canada, Show Distribution

Cominar Real Estate Investment Trust	2010 Annual Information Form

Properties	Year Built/ Renovated	Leasable Area (ft2)		% Leased	Selected Tenants(2)

2160 Cyrille-Duquet Street Québec	1965/1981/ 1994		45,000	85.8	Opération Enfant Soleil, Club Tissus Québec

2180 Cyrille-Duquet Street Québec City	1969/1984/ 1997/2003		20,000	100.0	Mobilier International, Henry Schein Canada

100 Chabot Street Québec City	1968/1986/ 2004		60,000	100.0	Regroupement des bingos Limoilou, City of Québec

310 Métivier Street Québec City	1972/1991		19,000	100.0	Machinage Usitech, Centre Hydraulique GMB

454-456 Marconi Avenue Québec City	1984		16,000	100.0	Axion Sonorisation Éclairage

1730-1790 Newton Avenue Québec City	1987		63,000	100.0	Unisource, Ascenseurs Drolet Kone

5000 Rideau Street Québec City	1995		2,000	100.0	Public Works Canada

5125 Rideau Street Québec City	1987/1997		12,000	100.0	Canpar Transport

4175 Sainte-Anne Blvd. Québec City	1974/1977/ 1985/1988		39,000	93.6	Bingo des Chutes, Verdure Beauport-Charlesbourg

625 des Canetons Street Québec City	1989		20,000	100.0	United Parcel Service

4975 Rideau Street Québec City	1990		33,000	100.0	Black and Decker Canada

2755 Dalton Avenue Québec City	1971/1989		24,000	76.4	Distribution 20/20

120 New York Street Saint-Augustin-de-Desmaures	2006		34,000	100.0	KCL West Holdings Inc./Federal Equipment

650 Godin Avenue and 460 Desrochers Street Québec City	1967/1975 1977		189,000	100.0	Société immobilière du Québec, LPA Médical, CAA/Canadian Automobile Association (Québec)

625 Godin Avenue Québec City	1989/1990		61,000	100.0	Messageries Dynamiques, a division of Communications Quebecor, Viking Chains, Old Dutch Foods

579 Godin Avenue Québec City	1981/ 1999/2007		22,000	100.0	Boc Gaz/Linde

2700 Jean-Perrin Street Québec City	1987/1998		129,000	90.5	CorActive Hightech, Canada Post, Télémag, Fondation Mira, Imprimerie Litho-Chic, Bell Technical Solutions, Bois Franc de la Capitale, Zero Gravity Clinic, Brain Center International, Rogers

2181-2211 Léon-Harmel Street Québec City	1974/2003		72,000	91.2	Groupe SPL, Beauvais et Verret, Groupe Show Distribution, C.S.S.T.

1540 Cyrille-Duquet Street Québec City	2000		9,000	100.0	Caravane Marco

Cominar Real Estate Investment Trust	2010 Annual Information Form

Properties	Year Built/ Renovated	Leasable Area (ft2)		% Leased	Selected Tenants(2)

445 Saint-Jean-Baptiste Avenue Québec City	1986/2003		92,000	85.3	Gentec Electro-optique, Arrow Electronics Canada, Moteurs Électriques Laval, ABF Freight Systems Canada, Rosedale Transport, Inspec-Sol, Freins Inter-Continental

500 Saint-Jean-Baptiste Avenue Québec City	1987		87,000	100.0	Fiso Technologies, EBQM, a Canadian chartered bank, Gecko Électronics, Essilor, CCSI Technologies

5275 Wilfrid-Hamel Blvd. Québec City	1981		30,000	100.0	Acousti-Plus, Midbec, MS Solutions

1670 Semple Street Québec City	1972/2000		89,000	99.0	Société immobilière du Québec, Canadian Broadcasting Corporation, Victrix

2500 Jean-Perrin Street Québec City	1998		76,000	88.6	Ricoh Canada, Primerica, Proludik, Amants de la Nature, AECON, Provencal et Breton

2600 Jean-Perrin Street Québec City	2001		49,000	100.0	Maburco Québec plomberie, chauffage, Shred-It Canada, Intria Items, Laboratoires Choisy

470 Godin Avenue Québec City	1980		23,000	100.0	Metrobec Moving

765 Godin Avenue Québec City	1976/1989		15,000	100.0	Tyco International of Canada

1041 Pierre-Bertrand Blvd. Québec City	1963/2002		119,000	100.0	Sears Canada, Groupe C.D.P.

989 Pierre-Bertrand Blvd. Québec City	1974/1994		40,000	99.6	Bicycles et Sports G.T.H., Ville de Québec, Laboratoire dentaire Esthétik-Art
955 Pierre-Bertrand Blvd. Québec City	1995		48,000	100.0	Restaurant La Casa Grecque, Palace Cabaret, Groupe PMT/Roy

1075 des Basses-Terres Street Québec City	1995		48,000	100.0	Wolseley

235 Fortin Street Québec City	1996		26,000	100.0	Frito-Lay/Pepsico

275 Métivier Street Québec City	2003		37,000	100.0	Amalcorp, Centre d’estimation de la capitale, Vision Audio-Visuel, Larose et Fils

300 Métivier Street Québec City	2004		29,000	100.0	Dolbec Transport

1255 des Artisans Street Québec City	2007		42,000	80.1	Produits Forestiers C.J.P., ATS and Lauer Transportation

275 Saint-Sacrement Avenue Québec City	1949/ 2006		61,000	91.0	Wood Wyant Canada, Fastenal Canada Company, Ryder Truck Rental Canada, Crobel, Céragrès

1775 Léon-Harmel Street Québec City	2004		22,000	100.0	Westburne – Wolseley Canada

2600 Saint-Jean-Baptiste Avenue Québec City	2004		35,000	93.2	Telops, Studio Ross, Sinclair Dentaire, Dooly’s

Cominar Real Estate Investment Trust	2010 Annual Information Form

Properties	Year Built/ Renovated	Leasable Area (ft2)		% Leased	Selected Tenants(2)

2800 Saint-Jean-Baptiste Avenue Québec City	2004		102,000	95.9	Covéo Solution, Desjardins General Insurance Group, Dr. Yves Bélanger & Dr. Marc Bureau, Jardin Mobile, Mission- HGE, Siemens, Public Works Canada, CBCI Telecom

3000 Saint-Jean-Baptiste Avenue Québec City	2004		47,000	100.0	Société de gestion informatique Sogique

1990, 5th St. Saint-Romuald	2008		50,000	100.0	Maibec, Cooper Industries, SIQ

795 Craig Street Saint-Nicolas	1997/ 1999		23,000	0.0	Vacant

820 Alphonse-Desrochers Street Saint-Nicolas	2004		212,000	100.0	Colabor/Bertrand distributeur en alimentation

1870 Saint-Paul Blvd. Saguenay	1964/1978/ 2007/2008		133,000	100.0	Colabor/Bertrand distributeur en alimentation

1010, Godin Avenue Québec City	1985		65,000	100.0	Groupe C.D.P.

Sub-total			3,230,000

Montréal Area

8288 Pie-IX Blvd. Montréal	1989		120,000	100.0	Belron Canada

1415 32nd Avenue Montréal	1989/1993		72,000	100.0	C.A.C. Transport

1455 32nd Avenue Montréal	2001		33,000	100.0	GGI International

1475 32nd Avenue Montréal	1988		92,000	100.0	Acier Airport Steel, Pneutech

3300 Jean-Baptiste-Deschamps Blvd. Montréal	1989		19,000	100.0	Paquette White

9100 du Parcours Street Montréal	1998/2000		123,000	100.0	Ventrol Air Handling Systems

10550 Parkway Blvd. Montréal	1964/1972		110,000	100.0	Arkon Safety Equipment

2105 Dagenais Blvd. West Laval	1999/2003		276,000	74.6	Dura Housewares, MAS Automotive, Yourtruckshop, Papier Baldwin, Minimedia International, Canada Bread Company

894-930 Bergar Street Laval	1989		33,000	100.0	Boc Canada, Aero Chem, Kinecor SC

901-937 Michelin Street Laval	1988		43,000	100.0	Megalab, Nuovo Enfants, Prisma

3370-3418 Industriel Blvd. Laval	1986		55,000	100.0	Surplec, Franklyn Supply, Plani Bureau

3401-3421 Industriel Blvd. Laval	1986		53,000	86.1	Produits Hydrauliques R.G, ATM PRQ, Rexel Canada Electrical inc.

1405-1453 Bergar Street Laval	1988		33,000	80.4	Attaches Richard, Town & Country Uniforms, SMT high Tech

Cominar Real Estate Investment Trust	2010 Annual Information Form

Properties	Year Built/ Renovated	Leasable Area (ft2)		% Leased	Selected Tenants(2)

3424-3428 Francis-Hugues Avenue Laval	2003		16,000	100.0	Trane Québec, Industries Mecanorac

1315 Gay-Lussac Street Boucherville	1991		44,000	100.0	Produits Paklab

40 du Tremblay Road Boucherville	1991/2006		143,000	100.0	Ikea Wholesale

620-650 Giffard Street Longueuil	1980		53,000	97.1	Groupe Master, Enertrak, Lumen

677 Giffard Street Longueuil	1980		44,000	68.4	Construction Michel Gagnon, Aliments Krispy Kernels, TRane Canada

784-818 Guimond Blvd. Longueuil	1988		82,000	91.4	Boiron Canada, Technologie Clemex, Kinecor, Genivar

9101 des Sciences Blvd. Montréal	1999/2000		72,000	41.5	Hibbert Wholesales (1998)

1675 de Montarville Blvd, Longueuil	1989/2003		142,000	100.0	Groupe Master

5250 Armand-Frappier Street Longueuil	1992		59,000	100.0	Hydro-Québec

1405-1455-1495 55th Avenue Dorval	2001		66,000	100.0	Intermove Canada, International Paint, division of Akzo Nobel Coatings Ltd., Total Logistics Partner (Ocean Consolidators)

4500-4536 Louis-B.-Mayer Street Laval	2004		46,000	65.6	PH Vitres d’Auto, Laboratoires de construction 2000, Au Maître Brasseur

2900-2976 Joseph-A.-Bombardier Street Laval	2006		104,000	91.5	Caterpillar, ECS Electrical Cable Supply Ltd, Mitek Canada Inc., Tvachats Inc., Cadbury Adams Canada

3025 Joseph-A.-Bombardier Street Laval	2006/2007		78,000	90.4	Wood Wyant Canada, Rockwell Automation Canada Inc., Systemex Technologies Inc., Star Pipe Products

4451-4479 Laval Highway West Laval	2004		116,000	98.4

Agence de recouvrement TCR, Câblages informatiques Instacâble, Groupe Roche-Cadec, Industrial Alliance, Life Insurance Company, Mitek Canada, Philippe Dagenais Mobilier Décoration, Informatel services informatiques

330 Avro Avenue Pointe-Claire	1991/1998		101,000	100.0	Dynacast Canada

19701 Clark-Graham Avenue Baie-d’Urfé	1987		162,000	100.0	Emballages Ancor

940 Bergar Street Laval	1987		15,000	100.0	Brite-Lite Maintenance Co. Ltd.

11000 Parkway Blvd. Montréal	1965		217,000	100.0	Meubles Concordia, Groupe Data

20 Hymus Blvd. Pointe-Claire	1986		61,000	100.0	Diversified Ulbrich of Canada (Feb. 2011)

Cominar Real Estate Investment Trust	2010 Annual Information Form

Properties	Year Built/ Renovated	Leasable Area (ft2)		% Leased	Selected Tenants(2)

2156-2168 de la Province Street Longueuil	1990		41,000	100.0	Futech Hitec, Keystone Manufacturing Plastics

2170 de la Province Street Longueuil	1990		23,000	100.0	Reliure Rive-Sud

715 Delage Street Longueuil	1990		42,000	100.0	C.E.L. Équipement d’essai aérospatial, L.E.M. Technologies, SID Distribution, Propec

6445 Côte-de-Liesse Road Montréal	1980/1999		50,000	100.0	SE CE Apparel

19100-19180 Trans-Canada Highway Baie-d’Urfé	1987		25,000	100.0	Mountain View Bag, Inc., Arrow Electronics Canada Ltd

3600 Matte Blvd. Brossard	1988		27,000	96.1	Altrom Canada Corp., Nasuco Canada Inc., as Hanging Systems

3650 Matte Blvd. Brossard	1987		43,000	100.0	Les Technologies Polycontrôles Inc., Cedarome Canada Inc.

115 de Vaudreuil Street Boucherville	1987		16,000	65.1	Services Pharmaceutiques Melvin Dionne Inc.

4148-4150 de Portland Blvd. Sherbrooke	2000		68,000	100.0	Graphica Printing Inc., The Color Group Division of Canada

3071-3075 Louis-A.-Amos Street and 1922-1996 Onésime-Gagnon Street Montréal	1987		164,000	87.9	AVW-TELAV Inc., R.O.E. Logistics Ge Lumination

1615-1805 55th Avenue Dorval	1990		158,000	85.5	Ecosys Canada Inc., John L. Schultz Ltd, Les Entrepôts et Distribution OPS

3339-3403 Griffith Street Montréal	1987		117,000	100.0	Corporation Presse Commerce, GOR Canada Inc., Henry Schein Ash Arcona Inc., Futur Tel

8100 Cavendish Blvd. Montréal	1981		115,000	72.1	Boutique Jacob

1949 Onésime-Gagnon Street Montréal	1988		96,000	100.0	Novelis, Richards Packaging, Kintetsu World Express

2260 32nd Avenue and 3142-3190 Joseph-Dubreuil Street Montréal	1983		92,000	77.2	Andritz Fibre Drying Ltd., Rogers Wireless,

2102-2150 32nd Avenue Montréal	1984		77,000	89.0	NSK-RHP Canada Inc., East West Plastics & Electrical Products, Canadian Automobile Association (Quebec)

2024-2080 32nd Avenue Montréal	1984		68,000	87.8	AVW-Telav Inc., Harlan Sprague Dawley Inc., VF Imagewear Canada

6320-6380 Côte-de-Liesse Road Montréal	1955 1981 1990		58,000	82.5	Interfast, Distribution Maroline Inc., Speedware

1925-1975 Hymus Blvd. Dorval	1988		104,000	96.9	Ceva Freight Canada, Apple Express Courier Ltd, PNH Enterprises Inc.

80-140 Lindsay Avenue Dorval	1986		44,000	100.0	Bio Lonreco Inc., ICC Compliance Centre,Hazmasters Environmental Products

Cominar Real Estate Investment Trust	2010 Annual Information Form

Properties	Year Built/ Renovated	Leasable Area (ft2)		% Leased	Selected Tenants(2)

8411-8453 Dalton Road Mount-Royal	1975		32,000	100.0	Les Matrices à découper LM Inc., Tindex Sales & Manufacturing

8459-8497 Dalton Road Mount-Royal	1975		41,000	99,4	Musclab, CBM N.A., AMg Medical

8545-8579 Dalton Road Mount-Royal	1987		38,000	86.9	VWR Scientific of Canada, Schindler Elevators Corporation, Neopost Canada

8605-8639 Dalton Road Mount-Royal	1986		37,000	49.1	Dynamic Cabling

7527-7583 Henri-Bourassa Blvd. Montréal	1975		139,000	49.9	Pavigrès Ceramics Inc., Les Productions de Jeux 555, Reliure Ké-Ro Inc.

8552-8648 Pie-IX Blvd. Montréal	1988		146,000	61.0	CPS Digital Inc., Memtronik Innovations Inc., Kasco Atlantic Service Co., Tapico

8740-8878 Pie-IX Blvd. Montréal	1992		164,000	33.8	Laboratoires d’essais Mequaltech Inc., S.T.M.

7075 Robert-Joncas Place Montréal	1975		218,000	91.7	Ingram Micro Logistics LP Inc., Best Buy Canada Ltd, Purolator Courier Ltd, Tornatech Inc., Dalsa Montreal

1225 Volta Street Boucherville	1988/1991		226,000	100.0	Metro Richelieu

2000 Halpern Street Montréal	1977		527,000	100.0	LDC Logistics Development Corporation

2105 23rd Avenue Montréal	1964		319,000	100.0	Hudson’s Bay Company

1111 46th Avenue Montréal	1973		107,000	100.0	Vitesse Transport Corp.

1200 55th Avenue Montréal	1987		68,000	100.0	A.R. Medicom

5055 Lévy Street Montréal	1989/1990		61,000	100.0	TI-Titanium Ltd, Services Kamtech Inc., Aviyatech Technologies Inc.

243 Hymus Blvd. Pointe-Claire	1969		40,000	100.0	Harwell Packaging Inc.

2555 Pitfield Blvd. Montréal	2003		99,000	100.0	Arden

731-749 Meloche Avenue and 11450 Côte-de-Liesse Road Dorval	1979		36,000	100.0	Gemmar Systems International Inc., Kodiak Fret International Inc., Abrasicorp & Equipment Ltd.

703-729 Meloche Avenue Dorval	1980		32,000	92.9	Heidelberg Canada Graphic Equipment Limited, Tafisa Canada and Company Limited Partnership, Chic Tex inc.

679-701 Meloche Avenue and 135-137 Lindsay Street Dorval	1981		35,000	69.8	Gold-Tech, CFT Canada, Opera Electronic, Sasbot Universel Inc.

Cominar Real Estate Investment Trust	2010 Annual Information Form

Properties	Year Built/ Renovated	Leasable Area (ft2)		% Leased	Selected Tenants(2)

1730-1850 55th Avenue and 5435 François-Cusson Street Montréal	1986		79,000	92.4	L’Auto Journal, L.H. Mfg Inc., Transit Nord-Plus inc., Teco-Westinghouse Motors (Canada) Inc., Waters, Ventes Créatures GRaham

1520-1660 55th Avenue and 5430 Fairway Street Montréal	1986		79,000	100.0	Joslyn Canada Inc., Elkon Inc., Motion Industries

1875 55th Avenue and 20-62 Lindsay Street Dorval	1988		82,000	100.0	Omnimedia Corporation, Distribution Amscan Inc., Airport Courier, Customs Specialist

72 du Tremblay Road Boucherville	2008		29,000	100.0	Strongco

3855 Matte Boulevard Brossard	2009		31,000	100.0	Nortrax Canada Inc.

2705 Francis-Hughes Avenue Laval	1975		40,000	100.0	Location Express, Groupe CDP, Penske

2745 Francis-Hughes Avenue Laval	1999/2002		31,000	100.0	Roy Delivery

4145 Highway 440 Laval	1977/1986		196,000	92.2	Staples Canada, Pro Hockey

2025 de la Métropole St. Longueuil	1977/1993		201,000	100.0	Solution Extrême, Groupe LMT

2400 Trans-Canada Highway Pointe-Claire	1969/1976/1995		195,000	72.6	Sears Canada, Protection Incendie Roberts, Esstrac

Sub-total			7,439,000

Atlantic Provinces
1080 Champlain Dieppe	2004		37,000	94.6	G.N. Johnson, Direct Energy

140 MacNaughton Avenue Moncton	2002		38,000	100.0	Kraft Canada

291 Industrial Drive Saint-John	1987/1994		33,000	100.0	Interplast Bags and Films Corporation

385 Wilsey Road (Bates Building) Fredericton	1974/1975 1976/1994		32,000	82.2	Carmichael Engineering, NB Society of Certified Technicians, Union of New Brunswick Indians

50 & 70 Crown Street (Courtenay Centre) Saint-John	1965		33,000	54.2	Province of New Brunswick, Wade Co. Ltd., Carnaghan Taylor Fowler Insurance

245 Hilton Road (Hilton Building) Fredericton	1975		18,000	86.4	Activation Laboratories, Public Works Canada, Controls & Equipment Ltd.

115 Whiting Road Fredericton	2004		17,000	86.2	OVAL International

125 Whiting Road Fredericton	1975		44,000	86.5	Office Interiors Fedex, Kerr Controls Ltd

140 Alison Boulevard Fredericton	2006/2007		47,000	100.0	Province of New Brunswick, Barrett Xplore Ltd

Cominar Real Estate Investment Trust	2010 Annual Information Form

Properties	Year Built/ Renovated	Leasable Area (ft2)		% Leased	Selected Tenants(2)

420 Wilsey Road Fredericton	1971		19,000	100.0	Atlantic Hydrogen Inc.

440 Wilsey Road Fredericton	1970		39,000	96.1	Enbridge Gas New Brunswick

50 MacNaughton Avenue Moncton	2007		20,000	100.0	Focus Logistics Ltd, Kinecor L.P.

727 Wilsey Road Fredericton	2002		14,000	100.0	Purolator Canada

749 Wilsey Road Fredericton	1970/2005		16,000	100.0	Coast Tire Ltd

520 Edinburgh Drive Moncton	1980/1993/2003		38,000	92.6	Stellar Industrial Sales Ltd, Acklands Grainger, Transform Pack Inc.

Sub-total			445,000

TOTAL INDUSTRIAL AND MIXED-USE PROPERTIES			11,114,000	92.3

TOTAL PORTFOLIO			20,245,000	93.8

 Notes:

(1)	These figures are as at December 31, 2010 and are calculated on a per square foot basis of occupied space (and in the case of retail space, calculated in commercial retail units (CRU)) as at such date.
(2)	Generally well known tenants.
(3)	This leasable area is not included in the total leasable area, the property being under development.

The following is a summary of each of the Properties comprising the Portfolio of the REIT.

4.4.3 PLACE DE LA CITÉ

  2590-2640 Laurier Blvd., Québec City, Québec

Place de la Cité in Sainte-Foy, Québec is a fully-integrated 1.04 million square foot multi-functional office and retail complex built between 1964 and 2004, comprising 698,730 square feet of Class “A” office space and 345,134 square feet of retail space, including a 41,784 square foot health and recreational centre (Club Entrain). The complex has parking for 2,368 cars, of which 2,230 are on three underground levels. In 1995, a major $20 million renovation program was completed to upgrade and integrate the two office buildings into the retail and services complex and ground floor shopping mall. In April 2004, Cominar completed the construction of a 17-storey office tower (the “Cominar Tower”) having a leasable area of approximately 205,000 square feet. Place de la Cité enjoys a prime location on Laurier Boulevard, the most important thoroughfare of the Borough of Sainte-Foy and into Québec City, and is strategically situated between two major shopping centres comprising approximately 1.7 million square feet of retail space in the aggregate. Université Laval, which is attended by approximately 34,000 students, is in the immediate vicinity. In addition, the area is characterized by a heavy concentration of hotels, restaurants, office buildings, businesses and two major hospitals.

Cominar Real Estate Investment Trust	2010 Annual Information Form

4.4.3.1    Office space

Place de la Cité is one of the foremost business addresses for the financial and professional services industry in the Québec City Area.

The following table sets forth the major office tenants for Place de la Cité:

Tenants	Leasable Area (square feet)

Régie des rentes du Québec	221,142
Autorité des marchés financiers	79,009
SEPAQ	34,534
A Canadian chartered bank	30,293
Aon Parizeau Inc.	29,373
PWC Management Services LP	26,178
AXA Insurance Inc.	24,184
National Bank Financial Inc.	13,886
Great West, Insurance company	13,435
Malenfant Dallaire S.E.N.C.R.L.	12,615
Desjardins Securities	12,349
Gestion MD	10,635
Régime de Retraite de l’Université du Québec	9,999
Canada Mortgage and Housing Corporation	9,272
Produits Forestiers Portbec ltée	9,066
Services Conseils Systematix	8,090
Passport Office	7,664
Centre de recherche informatique de Montréal	7,480
Telus Communications Company	6,815
Other tenants	132,711
Total	698,730

In addition to the tenants listed above, other prominent office tenants are Laberge Lafleur SENC, TD Waterhouse, Zurich Canada, Transportation Safety Board of Canada, Lombard Canada, Microsoft Canada, The Guarantee Company, Hub International, Professionals’ Fund/Mutual Funds, Quebec Mining Association and La Cité Médicale.

4.4.3.2 Retail space

Place de la Cité is the central property in the highest concentration of retail shopping in the Québec City Area. Place de la Cité is situated immediately between two major regional shopping centres:

•	Place Laurier, a 1.1 million square foot super-regional shopping centre anchored by Sears, The Bay, Zellers and Toys “R” US; and

•	Place Ste-Foy, a 590,000 square foot regional mall anchored by Les Ailes de la Mode, Archambault, Simons, Metro, Holt Renfrew and Signature Maurice Tanguay.

Place de la Cité is the direct connection between Place Ste-Foy and Place Laurier and benefits from a continuous flow of retail shoppers, as evidenced by pedestrian traffic of 200,000 people per week on average.

Cominar Real Estate Investment Trust	2010 Annual Information Form

The following table sets forth the major retail tenants for Place de la Cité:

Tenants	Leasable Area (square feet)

Club Entrain	41,784
Caisse populaire Desjardins	18,831
Urban Planet	17,363
Jardin Mobile	9,909
Clinique d’Ophtalmologie de la Cité	8,484
Automobile & Touring Club du Québec	8,483
A Canadian chartered bank	7,933
A Canadian chartered bank	5,903
Disnat Courtier à escompte Inc.	4,394
Other tenants	222,050
Total	345,134

In addition to the tenants listed above, prominent retail tenants also include Restaurant Le Beaugarte, Roots, Parfumerie Dans un Jardin, Uniprix, TD Waterhouse, Liquor Store, Au petit Coin Breton, New Look Eyewear and Gosselin photo video inc.

The following is a summary of each of the other Properties comprising the Portfolio.

4.4.4 OFFICE PROPERTIES

4605-25-35 1st Avenue, Québec City, Québec

A 41,089 square foot office building situated on 53,198 square feet of land. It was built in 1979 and renovated in 1993 at a total cost of $300,000. The building is 79.1% leased and has 170 parking spaces, 40 of which are indoors. Major tenants include Industrial Alliance Life Insurance Company, Subway and a Canadian chartered bank. The bank’s lease provides for a right of first refusal in favour of the tenant with respect to any proposed sale of the Property pursuant to a third party offer to purchase which the REIT is prepared to accept, for the same price as the third party offer to purchase.

5055 Wilfrid-Hamel Blvd. West, Québec City, Québec

A 28,119 square foot office building erected on 87,250 square feet of land. It was built in 1979 and renovated in 1996 at a total cost of $300,000. The building is 100% leased and has 74 outdoor parking spaces. Major tenants include Matériaux Blanchet, Société immobilière du Québec and La Forge Barbeau, Attorneys.

5073-75-79 Wilfrid-Hamel Blvd. West, Québec City, Québec

A 29,304 square foot office building erected on 54,297 square feet of land. It was built in 1980 and renovated in 1994. The building is 86.6% leased and has 141 outdoor parking spaces. Major tenants include Au Vieux Duluth (a restaurant) and Gaignard et associés.

2014 Cyrille-Duquet Street, Québec City, Québec

A 62,721 square foot office building erected on 75,650 square feet of land. It was built in 1979 and renovated in 1997 at a total cost of $540,000. The building is 96% leased and includes 164 outdoor parking spaces. Major tenants include the Canadian Automobile Association (Quebec) – “CAA”, Innovmétric Logiciels, Sun Microsystems of Canada, Opsens and Comact Equipment.

2200 Cyrille-Duquet Street, Québec City, Québec

A 30,635 square foot office building erected on 94,055 square feet of land. The building is used for offices and warehousing. It was built in 1965, expanded in 1986 and renovated in 1996. The building is 100% leased and has 77 outdoor parking spaces. Major tenants are Imprimerie Solisco and Latulippe Outdoors.

Cominar Real Estate Investment Trust	2010 Annual Information Form

455 du Marais Street, Québec City, Québec

A 60,933 square foot office building, and Cominar’s head office, on 110,437 square feet of land. It was built in 1977 and expanded in 1997. The building is 100% leased and includes 137 outdoor parking spaces. Apart from Cominar, major tenants include Industrial Alliance Life Insurance Company, Telus Communications (Québec) Inc., Connex, Corporation des services d’ambulance du Québec, Moore North America, Groupe Echo Canada and Alpha Assurances.

3175 des Quatre-Bourgeois Road, Québec City, Québec

A 101,572 square foot office building erected on 76,122 square feet of land. Built in 1990, it is 87.7% leased and has 270 indoor and outdoor parking spaces. Major tenants include Public Works Canada, Re/Max Fortin Delage, Société immobilière du Québec, Lumbermen’s Underwriting Alliance, Groupe Accisst and Medisys Health Group.

979 de Bourgogne Avenue, Québec City, Québec

A 66,526 square foot office building erected on 68,411 square feet of land. It was built in 1976, expanded in 1988 and renovated in 1996 at a total cost of $480,000. The building is 100% leased and has 134 outdoor parking spaces. Major tenants include Public Works Canada, SIQ, Joint Health and Safety Association, Mining Sector, Groupe Robert Giroux and Clinique médicale Quatre-Bourgeois.

Place de la Capitale

150 René-Lévesque Blvd. East, Québec City, Québec

A 20-storey, 229,020 square foot office tower erected on 36,344 square feet of land. It was built in 1973 and renovated in 1998-1999. It is 97.7% leased and has 300 indoor parking spaces. Major tenants include Société immobilière du Québec, Vidéotron, Ernst & Young, Telus Communications, Office Depot, GlaxoSmithKline, Rogers Cantel and a Canadian chartered bank.

1265 Charest Blvd. West, Québec City, Québec

A 141,668 square foot office building erected on 82,295 square feet of land. It was built in 1975 and renovated in 2002. The building has 12 floors of office space. The property is 100% leased and has 278 outdoor parking spaces and 350 indoor spots. Major tenants include Société immobilière du Québec, Altus Group, Esri Canada, Renaud Vaisselle, Lemieux Nolet comptables and Transcontinental Media.

565-585 Charest Blvd. East, Québec City, Québec

A 109,967 square foot office Class A building erected on 23,048 square feet of land. It was built in 1950 and fully renovated in 1999-2000. The property is at the southwest corner of Charest Boulevard East and de la Chapelle Street, in downtown Québec City, with easy access to Highway 40. It is 93.4% leased and has approximately 35 indoor parking spaces. Major tenants are ABB Bomen, a Canadian chartered bank, Frima Studio and LG2.

Complexe Jules-Dallaire – Phase 1

2828 Laurier Blvd., Québec City, Québec

This property under development along one of the most important thoroughfares in Québec City represents a $77 million investment and a 396,000 square-foot leasable area, of which 296,000 square feet are designed for office space and 100,000 square feet for retail premises. Construction of Phase I of the Complexe Jules-Dallaire was completed in 2010 and the fitting out of rental space is on track. The office space tenants continue to gradually move in. Given its strategic location, multiple-use nature and LEED certification, this building should achieve a high occupancy rate. It is 77% leased as at March 2, 2011.

Cominar Real Estate Investment Trust	2010 Annual Information Form

255 Crémazie Blvd. East, Montréal, Québec

A 244,374 square foot office building erected on 49,766 square feet of land (1.1 acre) located on a site adjacent to Highway 40, Montréal’s main east-west highway. Built in 1967 and renovated in 2002, the building houses 12 floors of office space and two floors of underground parking. The building is 97.6% leased and major tenants include Société immobilière du Québec, Communauté urbaine de Montréal, Pétrie Raymond LLP, Consultants 3 LM, Aecon Group, Ordre professionnel des travailleurs sociaux du Québec, a Canadian chartered bank and Nordia Québec.

8500 Décarie Blvd., Montréal, Québec

A 175,060 square foot office building erected on 177,752 square feet of land (4.1 acres) located on a site adjacent to Décarie Boulevard, one of the Montréal’s principal North-South thoroughfares. Built in 2001, the building has eight floors of office space. The property is 100% leased to Ericsson Canada and has 270 indoor and 430 outdoor parking spaces.

3400 Jean-Béraud Avenue, Montréal, Québec

A 156,270 square foot office tower located on 283,456 square feet of land. The building was built in 2001 and is 100% leased to Public Works Canada. The building is located between Chomedey and Daniel-Johnson boulevards in Laval. It houses offices and has approximately 553 parking spaces.

201-211 Laurier Street East, Montréal, Québec

A 132,134 square foot office building erected on 29,645 square feet of land. It was built in 1916, expanded in 1989 and renovated in 2001. The building is located at the North East intersection of de Gaspé and Laurier East avenues, in the Plateau Mont-Royal borough. The property has six floors of office space and 128 interior parking spaces as well as 16 outdoor parking spaces. It is 100% leased. Major tenants include the City of Montréal, Sitel Téléservices Canada, Softvoyage and the Canadian Corps of Commissionaires.

375 Sir-Wilfrid-Laurier Blvd., Mont-Saint-Hilaire, Québec

A three-storey, 49,855 square foot office building erected on 104,910 square feet of land. It was built in 1999 and is located in the heart of the Mont-Saint-Hilaire’s business district, on Sir-Wilfrid-Laurier Boulevard The building is 100% leased to Breton, Banville & associés and has 194 parking spaces.

325 Honorius-Charbonneau Blvd., Mont-Saint-Hilaire, Québec

A three-storey, 19,259 square foot office building erected on 36,000 square feet of land. It was built in 1985. The property is located in the heart of the Mont-Saint-Hilaire’s business district, on Honorius-Charbonneau Boulevard, near Sir-Wilfrid-Laurier Boulevard. The building is 100% leased to Breton, Banville & associés and has 56 parking spaces.

8400 Décarie Blvd., Mont-Royal, Québec

A 227,260 square foot office building erected on 290,316 square feet of land. It is 100% leased to Ericsson Canada. The Property is located along the Décarie Expressway in Mount Royal. It includes offices and approximately 409 parking spaces.

1080 Beaver Hall Hill, Montréal, Québec

A 317,856 square foot office building erected on 17,131 square feet of land. The building was built in 1968 and renovated in 2000. It has approximately 150 indoor parking spaces and is 86.1% leased. Major tenants include Natis Programming and Tech Inc., Dessau Soprin, Harris/Decima Inc., Board of Trade of Metropolitan Montréal, Groupe Option Retraite Inc., Draft Worldwide Montréal Inc., Broadsign Canada Inc., Iron Ore Company of Canada, Peer 1 Network Inc., Citenet Telecom Inc., Hapag Lloyd (Canada) Inc., Vidéotron Ltée and Le Protecteur du Citoyen. The property is subject to an emphyteutic lease expiring in 2047.

Cominar Real Estate Investment Trust	2010 Annual Information Form

4700 de la Savane Street, Montréal, Québec

A 188,164 square foot class B office building erected on 260,310 square feet of land on de la Savane Street, which links Jean-Talon Street to the Décarie Expressway. The property was built in 1988 and renovated in 1998. The property has 344 outdoor parking spaces and 58 indoor parking spots and is 94.4% leased. Major tenants include Fujitsu Transaction Solutions Canada Inc., Young & Rubicam Group of Companies ULC, Presagis Canada Inc., a Canadian chartered bank, Cuisilab Inc. and Cominar. Both the building site and parking area are subject to emphyteutic leases that expire in 2046 and that may be renewed until 2066.

455 Fénelon Blvd., Dorval, Québec

A 95,656 square foot office building erected on 140,853 square feet of land in close proximity to the Montréal-Trudeau Airport. The building was built in 1990 and has 232 outdoor and 65 basement level indoor parking spaces. It is 46.8% leased. Major tenants include Société immobilière du Québec, Adacel Inc., Lumbermen’s Underwriting Alliance, Emerson Electric Canada Ltd. and Patriot Freight Services Inc.

9900 Cavendish Blvd., Montréal, Québec

An 84,636 square foot office building erected on 123,660 square feet of land located on Cavendish Boulevard just south of Côte-Vertu Boulevard. The 4-storey building was built in 1987 and has 120 outdoor, and 36 indoor, parking spaces. It is 86.6% leased. Major tenants include CATO Research Canada Inc., Kronos Canadian Systems Inc., CIBC World Markets Inc., Nymox Pharmaceutical Corp., Fournitures de bureau Denis Inc. and Procter & Gamble Inc.

9999 Cavendish Blvd., Montréal, Québec

A 51,100 square foot office building erected on 129,356 square feet of land. The 3-storey building was built in 1988 and has 144 outdoor, and 35 indoor, parking spaces. It is 89.6% leased. Major tenants include Pitney Bowes of Canada, Intertape Polymer Inc., and Famic Technologies 2000 Inc.

9960-9970 Côte-de-Liesse Road, Montréal, Québec

A 24,728 square foot office building erected on 107,046 square feet of land in close proximity to Montréal-Trudeau Airport. The building was built in 1983 and has 82 outdoor parking spaces. It is 100% leased. Major tenants include Fishery Products International and Energizer Canada Ltd.

1, 2, 3, 4 Place Laval, Laval, Québec

A 544,789 square foot, four-tower office complex erected on 11.48 acres of land located at the intersection of Saint-Martin and des Laurentides boulevards. The towers have 5 and 6 storeys respectively and were built at various times between 1965 and 1989. Overall, the buildings are 95.6% leased. Major tenants include Société immobilière du Québec, the City of Laval, SITQ National Inc, two Canadian chartered banks, ASM Canada Inc., Groupe Echo Canada Inc., Wells Fargo Financial Inc., Tecsult Inc., Groupe Vézina & Associés Ltée, CBV Collection Services Ltd., Croesus Finansoft Inc., Hôpital Sacré-Cœur de Montréal, Carrefour Jeunesse Emploi, Centre d’appels Expertel Inc., Vancouver Career College (Burnaby) Inc., Public Works Canada and World Currencies Inc.

3080 Le Carrefour Blvd., Laval, Québec

An 87,868 square foot, eight-storey office building erected on 1.73 acre of land in close proximity to Le Carrefour Laval, a regional, tier one, super shopping centre. The building is 100% leased and has 118 indoor parking spaces. Major tenants include GMAC Residential Funding of Canada, Ltd., ID Biomedical Corp. of Quebec (GlaxoSmithKline), Prevail Energy Ltd., H.B. Group Insurance Management Limited, La Capitale services conseils Inc., Les Investissements J.L. Gauthier Inc. and BMO Nesbitt Burns Inc.

Cominar Real Estate Investment Trust	2010 Annual Information Form

3090 Le Carrefour Blvd., Laval, Québec

A seven-storey 72,937 square foot office building erected on 2.54 acres of land in close proximity to Le Carrefour Laval, a regional tier one super shopping centre. The building is 84.4% leased. Major tenants include a Canadian chartered bank, Scotia Capital Inc., l’Office municipal d’habitation de Laval, Financière Liberté 55, Les services comptables B.D.H., CIT Financial Ltd. and Brown Shoe Company of Canada Ltd.

3100 Le Carrefour Blvd., Laval, Québec

A seven-storey 77,422 square foot office building erected on 1.51 acre of land in close proximity to Le Carrefour Laval, a regional tier one super shopping centre. The building is 95.4% leased and has 120 indoor parking spots and 160 outdoor parking spaces. Major tenants include a Canadian chartered bank, Investors Services Ltd., RBC Life Insurance Co., SNC-Lavalin Inc., Federated Insurance Company of Canada and Sun Life Insurance Company of Canada.

2525 Daniel-Johnson Blvd., Laval, Québec

A 110,526 square foot, six-storey office building erected on 3.13 acres of land in close proximity to Le Carrefour Laval, a regional tier one super shopping centre which was built in 1977. The building is 94.4% leased. Major tenants include a Canadian chartered bank, Genivar Consulting Group Inc. and Industrial Alliance Insurance & Financial Services Inc., Business Development Bank of Canada, Construction Kiewit Cie and Dolphin Integration Inc.

1111 Dr.-Frederik-Philips Blvd., Montréal, Québec

A 104,295 square foot office building built in 1990 erected on 150,186 square feet of land. The building is 91.7% leased. Major tenants include Makivik Corp., la Corporation de soins de la santé Hospira, Axidata Inc., Sun Life Assurance Company of Canada and A.C. Nielsen Company of Canada.

3300 Côte-Vertu Blvd., Montréal, Québec

A 98,278 square foot office building built in 1976 erected on 127,446 square feet of land. The building is 95.5% leased. Its major tenants include Nikon Canada Inc., Public Works Canada, Delta Airlines Inc., a Canadian chartered bank, Société immobilière du Québec, Geosaf Inc., Cambridge Mercantile Corp., Synnex Canada Ltd., PSAC Holdings Ltd. and Gamma Entertainment Inc.

2001 McGill College Avenue, Montréal, Québec

A 24-storey, 535,229 square foot office building erected on 50,973 square feet of land. It was built in 1982. Located at the intersection of McGill College Avenue and Sherbrooke Street West, in the heart of the business district, it is 83.2% leased and has approximately 305 indoor parking spaces. Major tenants include Société immobilière du Québec, Cascades Canada inc., Vérificatrice Générale du Québec, National Public Relations Inc., Rio Tinto Canada Management Inc., SITA (Société internationale de télécommunications aéronautiques), two Canadian chartered banks and Orange Business Services.

550 de la Cité Blvd., Gatineau, Québec

A 320,742 square foot, 10-storey office building erected on 292,284 square feet of land located in de la Cité/Maloney boulevards and Carrefour Boulevard sector of Gatineau and was built in 2003. The building is 100% leased to Public Works and Government Services Canada and has 540 outdoor parking spaces.

480 de la Cité Blvd., Gatineau, Québec

A two-storey 45,528 square foot office building erected on 64,000 square feet of land located in de la Cité/Maloney boulevards and Carrefour Boulevard sector of Gatineau and was built in 2003. The building is 100% leased to Brookfield Energy Marketing Inc., a subsidiary of Great Lakes Power Inc., and has 100 outdoor parking spaces.

Cominar Real Estate Investment Trust	2010 Annual Information Form

400 Cooper Street, Ottawa, Ontario

A nine-storey, 175,813 square foot office building erected on approximately 78,000 square feet of land. It was built in 1974 and renovated in 1998. The building is 99.8% leased and has 326 parking spaces. Major tenants include Public Works and Government Services Canada and Centretown Community Health Centre.

1113 Regent Street, Fredericton, New Brunswick

A 11,270 square foot office building erected on 117,612 square feet of land. It was built in 1988, is 81.3% leased and has 145 parking spaces. Major tenants are Regional Health Authority and New Brunswick Association of Nursing.

1115 Regent Street, Fredericton, New Brunswick

A 16,426 square foot office building erected on 117,612 square feet of land. It was built in 1964, is 100% leased and has 145 parking spaces. Major tenants are Atlantic Business College and Brunswick Valley Lumber.

570 Queen Street, Fredericton, New Brunswick

A 70,022 square foot office building erected on 22,271 square feet of land. It was built in 1989, is 100% leased and counts 15 parking spaces. Major tenants are Public Works Canada, McInnis Cooper LLP, Grant Thornton LLP and Sun Life.

371 Queen Street, Fredericton, New Brunswick

A 31,830 square foot office building erected on 15,210 square feet of land. It was built in 1870 and renovated in 1988. This building is 100 % leased and has 8 parking spaces. Major tenants are Cox and Palmer, RBC Dominion Securities and London Life.

565 Priestman Street, Fredericton, New Brunswick

A 35,524 square foot office building erected on 45,113 square feet of land. It was built in 1975/76, is 100% leased and has 120 parking spaces. Major tenants are Public Works Canada, Teed Saunders Doyle and Province of New-Brunswick.

1133 Regent Street, Fredericton, New Brunswick

A 87,564 square foot office building erected on 156,816 square feet of land. It was built in two phases, in 1982 and in 1984, is 97.0% leased and has 215 parking spaces. Major tenants include ADI Group, Delta Hotels, Investors Group and The Law Society of New Brunswick.

65 Regent Street and 590 Queen Street, Fredericton, New Brunswick

This prestigious mixed-use property is comprised of class A office space and residential space totaling 41,540 square feet. The office space represents 21,119 square feet and is 100% leased. The residential space is 95% leased. The property was built in 1994 and has 40 underground parking spaces. Major tenants are Province of New Brunswick, BMO Nesbitt Burns Inc. and Eddy & Downs Barristers and Solicitors.

1149 Smyth Street, Federicton, New Brunswick

A 12,215 square foot office building erected on 27,997 square feet of land. It was built in the 1970s and is 100% leased. Major tenants are Yorkville University and Dillon Consulting Ltd.

Cominar Real Estate Investment Trust	2010 Annual Information Form

4.4.5 RETAIL PROPERTIES

3345 du Carrefour Street, Québec City, Québec

A 24,781 square foot retail building built in 2005 on the land of Les Promenades Beauport shopping center. The Property is 93.4% leased and its major tenants include Caisse populaire du Vieux-Moulin, Matelas Dauphin and La Capitale Cité.

1367-1371 Sainte-Foy Road, Québec City, Québec

A 5,491 square foot retail building erected on 3,714 square feet of land. It was built in 1950 and renovated in 1983. The building is 100% leased and has six outdoor parking spaces. Its most important tenant is Immeubles Couche-Tard Inc.

5600 de la Rive-Sud Blvd., Lévis, Québec

An 8,100 square foot retail building built in 2005 on the land of Place Lévis shopping center. It is 100% leased to Société des alcools du Québec.

5 d’Orléans Street, Québec City, Québec

A 5,792 square foot retail building erected on 15,577 square feet of land. It was built in 1978 and expanded in 1985. The Property is 100% leased to a Canadian chartered bank and has 29 outdoor parking spaces. The tenant’s lease provides for a right of first refusal in favour of the tenant with respect to any proposed sale of the Property pursuant to a third party offer to purchase that the REIT is prepared to accept, for the same price as the third party offer to purchase.

1400 Saint-Jean-Baptiste Avenue, Québec City, Québec

A 104,848 square foot retail complex, including 36,120 square feet of ancillary office space, erected on 253,830 square feet of land. It was built in 1979 and renovated in 1995 for a total cost of $270,000. The building is 93.7% leased and has 297 outdoor parking spaces. Major tenants include Meubles Zip International Ltée (a furniture store), Mega Fitness Gym, BPR Bechtel, the Société de l’assurance automobile du Québec, Softimage and PROCD.

Halles Fleur de Lys

245 Soumande Street, Québec City, Québec

An 90,372 square foot public market, including 29,041 square feet of ancillary office space, erected on 249,722 square feet of land. It was built in 1978, expanded in 1984 and renovated in 1994 at a total cost of $345,000. The Property is 93% leased and has 525 outdoor parking spaces. It is situated in close proximity to the Place Fleur de Lys regional shopping centre in a mixed commercial and residential area. The Property is easily accessible from Hamel Boulevard and Laurentian Boulevard, two major thoroughfares. Major tenants include Dollarama, Larbofruit, Restaurant Pacini and Marché Plus (grocery store).

2195 de la Rive-Sud Blvd., Saint-Romuald, Québec

A 6,225 square foot retail building erected on 23,310 square feet of land. It was built in 1977 and expanded in 1985. The Property is 100% leased to a Canadian chartered bank and has 42 outdoor parking spaces. The tenant’s lease provides for a right of first refusal in favour of the tenant with respect to any proposed sale of the Property pursuant to a third party offer to purchase which the REIT is prepared to accept, for the same price as the third party offer to purchase.

2160 de la Rive-Sud Blvd., Saint-Romuald, Québec

A 72,843 square foot retail complex, erected on 142,806 square feet of land. It was built in 1971 and expanded in 1978 and 1996. The building is 100% leased and has 247 outdoor parking spaces. Major tenants include Metro (grocery store), Caisse populaire Desjardins (Desjardins credit union), Vidéo Éclair and Les Délices d’Angkor.

Cominar Real Estate Investment Trust	2010 Annual Information Form

Carrefour Charlesbourg

8500 Henri-Bourassa Blvd., Québec City, Québec

A 312,189 square foot retail complex, including 61,252 square feet of ancillary office space, erected on 854,253 square feet of land. It was built in 1976, expanded in 1988 and 1996 and renovated in 1995 and 1996. A total of $3.5 million has been spent on expansions and renovations since 1995. An expansion of 76,000 square feet was completed in 2005 at a total cost of approximately $9.8 million. The Property is 94% leased and is located on the principal thoroughfare in the main commercial area of the City of Charlesbourg, a residential suburban community in the Québec City Area. Major retail tenants include Metro (grocery store), Pharmacie Brunet (pharmacy), The Source, Dollarama, Rossy, Société des alcools du Québec, Sirens, Charlemagne, a Canadian chartered bank, Énergie Cardio and Yellow. Major office tenants include the Industrial Alliance Life Insurance Company.

355 du Marais Street, Québec City, Québec

A 37,537 square foot retail building erected on 98,088 square feet of land. It was built in 1990. The building is 93.7% leased and has 119 outdoor parking spaces. Major tenants include Maître Piscinier, Schneider Canada Inc. and Duro Vitres d’Auto.

325 du Marais Street, Québec City, Québec

A 78,881 square foot retail complex, including 39,600 square feet of ancillary office space, erected on 117,213 square feet of land. It was built in 1991. The building is 100% leased and includes 141 outdoor parking spaces. Major tenants include Re/Max, Restaurant Tomas Tam, Public Works Canada and Mobilier Idem.

3323 du Carrefour Street, Québec City, Québec

A 4,054 square foot retail property erected on 31,823 square feet of land, built in 2006. It is located on du Carrefour Street, on the North side of Highway 40. It is 100% leased to a Canadian chartered bank and has 19 parking spaces.

550 du Marais Street, Québec City, Québec

A 16,649 square foot retail building erected on 58,885 square feet of land. It was built in 1995. The building is 100% leased and has 60 outdoor parking spaces. Major tenants include Écho Sports and Chaussures Nero Bianco.

Les Promenades Beauport

3333 du Carrefour Street, Québec City, Québec

A 548,780 square foot retail building (including 113,601 square feet of ancillary office space) erected on 1,498,365 square feet of land (34.4 acres). The property is located in a large retail area adjacent to Highway 40, Québec City’s main east-west thoroughfare. It was built in 1978, renovated in 1991 and 2002 and expanded by 189,054 square feet in 2002. The second 123,400 square foot expansion phase ended in winter 2005. The last phase of the shopping centre upgrade is completed and included renovating approximately 53,323 square feet and adding 51,002 square feet of leasable space. The shopping centre is 97.5% leased and has 2,985 parking spaces. Major tenants include Dooly’s, The Jean Coutu Group, Yellow Group, Winners, Dollarama, Parfumerie Dans un Jardin, The Source, Cantel, Leon’s Furniture, Public Works Canada, Garage, La Senza, Clément, L’Aubainerie, Chlorophylle, Éléganza, Le Château, Jacob, Santé Bronzage, Énergie Cardio, Glam, Bikini Village, Clinique Médicale Dr. Robitaille, Groupe Ledor, Hart and Telus.

1295 Charest Blvd. West, Québec City, Québec

A 27,905 square foot retail property erected on 83,450 square feet of land (1.9 acre). Built in 1982 and renovated in 2007 and has 78 parking spaces. The building is 100% leased to Boiteau Luminaire.

Cominar Real Estate Investment Trust	2010 Annual Information Form

Place Lévis

50 Président-Kennedy Road, Lévis, Québec

A 222,201 square foot retail building erected on 596,568 square feet of land (13.7 acres). The property is located on Président-Kennedy Road, one of the principal thoroughfares of Lévis, the largest municipality on the South shore of the Québec City Area. The building was built in 1970 and renovated in 1995, and has a large outside parking area containing more than 1,000 parking spaces. The building is 93.9% leased and the major tenants are Provigo Distribution, Nautilus Plus, Cage aux sports, SuperClub Vidéotron, Rossy, Desjardins Securities, Piscines Trévi, Simon Maranda, Piazzetta, Stéréoplus, Ministère de l’Agriculture, des Pêcheries et de l’Alimentation et La Financière Agricole.

3319 du Carrefour Street, Québec City, Québec

A 3,090 square foot retail building erected on the land of Les Promenades Beauport shopping center. It was built in 2003. The building is 100% leased to Tim Hortons.

329 Seigneuriale Street, Québec City, Québec

A 3,792 square foot retail building erected on 21,315 square feet of land. It was built in 1992 and expanded in 1997 at a total cost of $60,000. The Property is 100% leased to Lebeau Vitres d’Auto/Belron and has 20 parking spaces. The tenant’s lease provides for a right of first refusal in favour of the tenant with respect to any proposed sale of the Property pursuant to a third party offer to purchase which the REIT is prepared to accept, on the same terms and conditions and for the same price as the third party offer to purchase.

1970 Chauveau Avenue, Québec City, Québec

A 2,400 square foot retail building erected on 45,246 square feet of land. It was built in 1970 and renovated in 1983. The building is 100% leased to Couche-Tard (convenience store) and has 28 parking spaces. The tenant’s lease provides for a right of first refusal in favour of the tenant with respect to any proposed sale of the Property pursuant to a third party offer to purchase which the REIT is prepared to accept, on the same terms and conditions and for the same price as the third party offer to purchase. The tenant’s lease also provides for an option to purchase the Property in favour of the tenant, subject to certain conditions, for a price to be agreed upon by the parties or, failing such agreement, for a price equal to the then appraised fair market value of the Property.

1275 Charest Blvd. West, Québec City, Québec

A 63,222 square foot retail building erected on 79,656 square feet of land, makes with two buildings located at 1265 and 1295 Charest Boulevard in Québec City, a retail and office complex of more than 253,000 square feet. The building, built in 1975 and renovated in 2002, is 100% leased and has 101 outdoor parking spaces. Major tenants include Société immobilière du Québec, Meubles Croteau and Tapis du Monde.

1465-1495 Saint-Bruno Blvd., Saint-Bruno, Québec

A 233,862 square foot power centre comprised of five retail buildings erected on 1,034,167 square feet of land (23.7 acres). The Property is located in a high traffic retail area adjacent to Highway 30. The buildings were built in 1997 and 2003. They are 100% leased and have 1,600 parking spaces. Major tenants are Wal-Mart Canada, The Business Depot, Cineplex Odeon Corporation, Yellow Group, Reitmans (Canada) and Déco Découverte.

239-245 Samson Blvd., Laval, Québec

A 40,622 square foot retail building erected on 118,906 square feet of land. It was built in 1991. The building is 93% leased and has 260 outdoor parking spaces. Major tenants include Cantel, The Jean Coutu Group and SuperClub Vidéotron.

2101-2137 Curé-Labelle Blvd., Laval, Québec

A 64,684 square foot retail complex, erected on 269,995 square feet of land, built in 2003. The building is 100% leased and has 369 outdoor parking spaces. Major tenants include Sobey’s, Familiprix inc. and Trans Canada Credit.

Cominar Real Estate Investment Trust	2010 Annual Information Form

2760-2784 Jacques-Cartier Blvd. East, Longueuil, Québec

A 24,400 square foot retail property erected on 163,768 square feet of land, built in 2006. It is located on Jacques-Cartier Boulevard East near the de Mortagne Boulevard exit of the Jean-Lesage Highway in Longueuil. It is 100% leased and has a vast parking lot. Major tenants include Énergie Cardio, La Belle Province and Quizno’s.

2790-2794 Jacques-Cartier Blvd. East, Longueuil, Québec

A 6,000 square foot retail property erected on 163,768 square feet of land, built in 2006. It is located on Jacques-Cartier Boulevard East close to the de Mortagne Boulevard exit of the Jean-Lesage Highway in Longueuil. It is 100% leased and has a vast parking lot. Major tenants include MTY TikiMing Enterprises Inc. and Restaurant Bravi.

Mégacentre St-Bruno

Phase 1: 1011-1091 Saint-Bruno Blvd., Saint-Bruno, Québec

Phase 2: 1101-1191 Saint-Bruno Blvd., Saint-Bruno, Québec

This megacentre, which includes two retail properties with a total surface area of 110,240 square feet erected on 474,628 square feet of land, was built in 2007. It is 52% leased. Major tenants include Urban Planet, Club Chaussures, Surplus RD and Encadrement Les Cèdres.

340-360 Sir-Wilfrid-Laurier Blvd., Mont-Saint-Hilaire, Québec

A 23,776 square foot retail property erected on 95,338 square feet of land. It was built in 2004 and 2005. The building is located in the centre of Mont-Saint-Hilaire’s retail district, on Sir-Wilfrid-Laurier Boulevard, the municipality’s main thoroughfare. The building is 100% leased and has 156 parking spaces. Major tenants include SuperClub Vidéotron and Dr. Charles Lehoux, Chiropractor.

370-380 Sir-Wilfrid-Laurier Blvd., Mont-Saint-Hilaire, Québec

A two-storey 45,654 square foot retail property erected on 91,573 square feet of land. It was built in 1991. The building is 100% leased and has 118 parking spaces. Major tenants include Iris Optométriste, Carrefour Jeunesse Travail Vallée du Richelieu, Industrial Alliance Insurance and Financial Services, and Buffet Chan.

353-361 Sir-Wilfrid-Laurier Blvd., 345-351 Honorius-Charbonneau Blvd. and 365 Sir-Wilfrid-Laurier Blvd., Mont-Saint-Hilaire, Québec

A 71,496 square foot retail property erected on 222,712 square feet of land. It was built in 1995 and expanded in 1998. The building is 96.4% leased and has 282 parking spaces. Major tenants include Les Arpents Verts, Supermarché St-Hilaire (Metro) and a Canadian chartered bank.

377-383 Sir-Wilfrid-Laurier Blvd., Mont-Saint-Hilaire, Québec

A 9,266 square foot retail property erected on 27,753 square feet of land. It was built in 2000. The building is 100% leased and has 38 parking spaces. Major tenants include Restaurant Laora, Centre visuel Plus de Mont-Saint-Hilaire and Société des alcools du Québec.

933 Armand-Frappier Blvd., Sainte-Julie, Québec

A 14,486 square foot retail building erected on 64,982 square feet of land. It was built in 2000. It is 100% leased and has 80 outdoor parking spaces. Major tenants include Caisse populaire Desjardins Sainte-Julie and Dépan-Escompte Couche-Tard Inc.

Cominar Real Estate Investment Trust	2010 Annual Information Form

Quartier Laval Megacentre

600-1350 Le Corbusier Blvd., Laval, Québec

This recently built megacentre is located at the heart of a high-profile commercial area in the City of Laval near major roads. Situated along Highway 15 and in close proximity to the new Montmorency metro station, it benefits from high visibility and easy access. The Quartier Laval comprises ten retail properties covering an area of 253,329 square feet with the possibility of building an additional 71,500 square feet. It is 93.1% leased and has approximately 1,356 parking spaces.

600-660 Le Corbusier Blvd., Laval, Québec

A 58,618 square foot retail building erected on 63,620 square feet of land. It was built in 2008. The Property is 78.9% leased. Major tenants include Dollarama, Bouclair, Structube and Roche Bobois.

690 Le Corbusier Blvd., Laval, Québec

A 43,147 square foot retail building erected on 48,335 square feet of land. It was built in 2008. The Property is 100% leased to Sears Décor.

720 Le Corbusier Blvd., Laval, Québec

A 8,659 square foot retail building erected on 10,792 square feet of land. It was built in 2009. The Property is 100% leased to a Canadian chartered bank.

760-800 Le Corbusier Blvd., Laval, Québec

A 11,771 square foot retail building erected on 13,959 square feet of land. It was built in 2008. The Property is 82.9% leased. The biggest tenant is Eggstyle.

830-850 Le Corbusier Blvd., Laval, Québec

A 9,830 square foot retail building erected on 11,398 square feet of land. It was built in 2008. The Property is 100% leased. Major tenants include Axis and Panda.

900-950 Le Corbusier Blvd., Laval, Québec

A 60,829 square foot retail building erected on 71,984 square feet of land. It was built in 2009. The Property is 100% leased. Major tenants include Indigo, Golf Town and JYSK.

1020-1050 Le Corbusier Blvd., Laval, Québec

A 9,934 square foot retail building erected on 12,240 square feet of land. It was built in 2008. The Property is 68.4% leased. Major tenants include Thaï Express and Allstate.

1090-1130 Le Corbusier Blvd., Laval, Québec

A 11,560 square foot retail building erected on 13,170 square feet of land. It was built in 2008. The Property is 100% leased. Major tenants include Kanda Sushi Bar, La Belle Province and Amir le Corbusier.

1310 Le Corbusier Blvd., Laval, Québec

A 30,838 square foot retail building erected on 35,016 square feet of land. It was built in 2008. The Property is 100% leased to Winners.

Cominar Real Estate Investment Trust	2010 Annual Information Form

1340-1350 Le Corbusier Blvd., Laval, Québec

A 8,143 square foot retail building erected on 10,106 square feet of land. It was built in 2008. The Property is 100% leased. Major tenants include Centre Hi-Fi and Tim Hortons.

120 de l’Hôpital Blvd., Gatineau, Québec

A 67,145 square foot retail property erected on 159,402 square feet of land. It was built in 1996. The property is well located at the Northeast intersection of Maloney and de l’Hôpital boulevards, near Highway 50. Maloney Boulevard is one of Gatineau’s main commercial thoroughfares. The building is 93% leased and has 307 parking spaces. Major tenants include Cinéma 9, Fournitures de bureau Denis, Deli Chen Restaurant and Subway.

360 Pleasant Street, Miramichi, New Brunswick

A 24,490 square foot retail building erected on 40,946 square feet of land. It was built in 1991, is 100% leased and has 50 parking spaces. Major tenants are a Canadian chartered bank, Province of New Brunswick and Service New Brunswick.

900 Hanwell Road, Fredericton, New Brunswick

A 66,620 square foot retail property erected on 247,856 square feet of land. It was built in 1991, is 93.2% leased and the major tenants are United Parcel Service, Service New Brunswick, Regional Health Authority, Public Works Canada and Procraft Industrial Ltd.

146,154 Main Street, Fredericton, New Brunswick

A 22,123 square foot retail property erected on 47,480 square feet of land. It was built in 1960 and in 1970. This property is 92.2% leased and the major tenants are a Canadian chartered bank, Lawrence, Lawrence and MacMillan and The Arthritis Society.

4.4.6 INDUSTRIAL AND MIXED-USE PROPERTIES

2383-2393 Watt Avenue, Québec City, Québec

A 67,092 square foot industrial building erected on 200,015 square feet of land that is used for warehousing and showrooms. The front building was built in 1973 and the extension was built in 1981. The building is 91.3% leased and has 67 outdoor parking spaces. Major tenants include Pâtisserie Dumas, Distribution Silpro and Arteau Récupération.

2345-2349 Dalton Avenue, Québec City, Québec

A 54,257 square foot industrial building erected on 102,664 square feet of land. It was built in 1973 and renovated in 1981 at a total cost of $190,000. It is used for warehousing and showrooms. The building is 60.2% leased and has 67 outdoor parking spaces. The biggest tenant is Polycritec.

830 Godin Avenue, Québec City, Québec

A 49,112 square foot industrial building erected on 123,570 square feet of land. It was built in 1978 and renovated in 1994 at a total cost of $180,000. It is used for warehousing and workshops. The building is 100% leased and has 61 outdoor parking spaces. Major tenants include Iron Mountain (archives) and P.E. Fraser.

1165 Lomer-Gouin Street, Québec City, Québec

A 71,970 square foot industrial building erected on 112,095 square feet of land. It was built in 1941 and renovated in 1978 and 1993. It is used for warehousing and workshops. The building is 91.1% leased and has 61 outdoor parking spaces. There is also municipal parking in close proximity. Major tenants include Produits Capitale, Asystel, Étiquettes Berco, MS2 Contrôle and Clef du Découpage.

Cominar Real Estate Investment Trust	2010 Annual Information Form

320 de la Canardière Road, Québec City, Québec

A 12,915 square foot mixed-use building erected on 13,638 square feet of land. It was built in 1980 and renovated in 1993. The building is 100% leased and includes 19 outdoor parking spaces. Major tenants include Jean-Coutu Pharmacy and the Institut universitaire en santé mentale de Québec.

1990 Cyrille-Duquet Street, Québec City, Québec

An 90,100 square foot mixed-use building erected on 184,177 square feet of land. It was built in 1976 and 1977 and renovated in 1995 and 1996 at a total cost of $390,000. The building is 94.5% leased and has 196 outdoor parking spaces. Major tenants include ADT Sécurité Service, Thyssen Elevators, Hilti Canada and Lafco Outillage.

2006-2010 Lavoisier Street, Québec City, Québec

A 68,235 square foot industrial building erected on 225,961 square feet of land. It was built in 1976 and is used as a warehousing facility. The Property is 100% leased to United Auto Parts and has 87 outdoor parking spaces.

2022 Lavoisier Street, Québec City, Québec

A 58,955 square foot industrial building erected on 161,596 square feet of land. The building is used for offices, showrooms and warehousing. It was built in 1978. The building is 84.3% leased and has 141 outdoor parking spaces. Major tenants include Otis Canada, Canadian Broadcasting Corporation and KCI Médical.

2025 Lavoisier Street, Québec City, Québec

A 37,330 square foot industrial building erected on 93,815 square feet of land. The building is used for offices, showrooms and warehousing. It was built in 1978 and 1983 and renovated in 1990. The building is 81% leased and has 72 outdoor parking spaces. Major tenants include AVW-Telav, General Motors of Canada and Cristal Contrôles.

2015 Lavoisier Street, Québec City, Québec

A 2,134 square foot industrial building erected on 15,539 square feet of land. It is used for offices and workshops. It was built in 1974, is 100% leased to Modulaire Plus and has 17 outdoor parking spaces.

280 Racine Street, Québec City, Québec

An 18,801 square foot mixed-use building erected on 36,512 square feet of land. It was built in 1984 and expanded in 1986. The building is 45.8% leased and has 60 outdoor parking spaces. Major tenants include Canada Post Corporation and a Canadian chartered bank. Canada Post Corporation’s lease provides for a right of first refusal in its favour with respect to any proposed sale of the Property pursuant to a third party offer to purchase at certain times during the initial term or the renewal term of the lease on the same terms as such third party offer, subject to certain conditions.

5130 Rideau Street, Québec City, Québec

A 24,385 square foot industrial building erected on 89,781 square feet of land. It was built in 1988 and has 47 outdoor parking spaces. The building is 100% leased. Major tenants include Toromont, Geyco, McAuslan Brewery and True World Foods.

2955 Kepler Avenue, Québec City, Québec

A 14,960 square foot industrial building erected on 82,290 square feet of land. The building is used for offices and warehousing. It was built in 1978. The Property is 100% leased to Expertise Transport Québec and has 54 outdoor parking spaces. The tenant’s lease provides for a right in favour of the tenant to approve any purchaser of the Property, such consent not to be withheld without just cause.

Cominar Real Estate Investment Trust	2010 Annual Information Form

1515 Saint-Jean-Baptiste Avenue, Québec City, Québec

A 62,266 square foot industrial building erected on 284,078 square feet of land. It was built in 1979 and renovated in 1989 and is used for stores and showrooms. The building is 96.7% leased and has 87 outdoor parking spaces. Major tenants include Barnabé Meubles (1983) inc., Fixatech and Omron.

955 Saint-Jean-Baptiste Avenue, Québec City, Québec

A 33,034 square foot industrial building erected on 197,925 square feet of land which is used for businesses, showrooms and warehousing. It was built in 1978 and renovated in 1991 and has 65 outdoor parking spaces. The building is 100% leased. Major tenants include UAP, Mirabau Group and Location Brossard.

2020 Cyrille-Duquet Street, Québec City, Québec

A 41,133 square foot industrial building erected on 129,002 square feet of land. The building is used for a bowling alley. It was built in 1968. The Property is 100% leased to Quilles Univers and has 62 outdoor parking spaces.

2100 Cyrille-Duquet Street, Québec City, Québec

A 31,798 square foot industrial building erected on 88,948 square feet of land. The building is used for offices, showrooms and warehousing. It was built in 1962, expanded in 1975 and renovated in 1995 at a total cost of $240,000. The building is 89.9% leased and has 76 outdoor parking spaces. The major tenant is Weston Foods.

2150 Cyrille-Duquet Street, Québec City, Québec

A 22,432 square foot industrial building erected on 58,002 square feet of land. The building is used for offices, showrooms and warehousing. It was built in 1970, expanded in 1985 and renovated in 1994 for a total of $260,000. The Property is 100% leased. The major tenant is Canon Canada and the property has 59 outdoor parking spaces.

2160 Cyrille-Duquet Street, Québec City, Québec

A 44,919 square foot industrial building erected on 115,692 square feet of land. The building is used for offices, showrooms and warehousing. It was built in 1965, expanded in 1981 and renovated in 1994 at a total cost of $220,000. The building is 85.7% leased and has 71 outdoor parking spaces. Major tenants include Opération Enfant Soleil and Club Tissus Québec.

2180 Cyrille-Duquet Street, Québec City, Québec

A 20,100 square foot industrial building erected on 50,382 square feet of land. It was built in 1969, expanded in 1984, renovated in 1997 and expanded in 2003. A total of $425,000 was spent on such renovations. The building is 100% leased and has 44 outdoor parking spaces. The tenants are Mobilier International Inc. (furniture store) and Ash Temple Ltd. (Servident).

100 Chabot Street, Québec City, Québec

A 59,783 square foot industrial building erected on 109,684 square feet of land. It was built in 1968, expanded in 1986 and renovated in 2004. The building is 100% leased to Regroupement des bingos Limoilou, City of Québec, Distribution Distrimax and has 94 outdoor parking spaces.

310 Métivier Street, Québec City, Québec

A 19,345 square foot industrial building erected on 50,000 square feet of land. It is used for warehousing and workshops. It was built in 1972 and renovated in 1991 and has 57 outdoor parking spaces. The building is 100% leased. Major tenants include Centre Hydraulique GMB and Machinage Usitech.

Cominar Real Estate Investment Trust	2010 Annual Information Form

454-456 Marconi Avenue, Québec City, Québec

A 15,592 square foot industrial building erected on 65,183 square feet of land. The building is used for offices and warehousing. It was built in 1984. The Property is 100% leased and has 58 outdoor parking spaces. The major tenant is Axion Sonorisation Éclairage.

1730-1790 Newton Avenue, Québec City, Québec

A 62,925 square foot industrial building erected on 163,786 square feet of land. It was built in 1987 and is used for offices and warehousing. The building is 100% leased and has 65 outdoor parking spaces. Major tenants include Unisource and Ascenseurs Drolet Kone.

5000 Rideau Street, Québec City, Québec

A 2,475 square foot industrial building erected on 46,395 square feet of land. It was built in 1995, has 36 outdoor parking spaces and is 100% leased to Public Works Canada. The tenant’s lease provides for a right of first refusal in favour of the tenant in respect of any third party offer to purchase at certain times during the initial term or renewal term of the lease on the same terms as such third party offer, subject to certain conditions. The tenant’s lease also provides for an option to purchase the Property in favour of the tenant for a price significantly higher than the purchase price to the REIT, exercisable at certain times during the term of the lease or renewal term of the lease, subject to certain conditions.

5125 Rideau Street, Québec City, Québec

An 11,575 square foot industrial building erected on 90,062 square feet of land. It was built in 1987, renovated in 1997 and has 56 outdoor parking spaces. The Property is 100% leased to Canpar Transport.

4175 Sainte-Anne Blvd., Québec City, Québec

A 38,841 square foot industrial building erected on 96,342 square feet of land. The building is used for showrooms and warehousing. It was built in 1974 and expanded in 1977, 1985 and 1998. The building is 93.6% leased and has 66 outdoor parking spaces. The major tenants are Bingo des Chutes and Verdure Beauport-Charlesbourg.

625 des Canetons Street, Québec City, Québec

A 19,981 square foot industrial building erected on 178,624 square feet of land. It was built in 1989, has 64 outdoor parking spaces and is 100% leased to United Parcel Service.

4975 Rideau Street, Québec City, Québec

A 32,840 square foot industrial building erected on 106,598 square feet of land. It was built in 1990 and is used for offices, showrooms and warehousing. The building is 82.4% leased and has 64 outdoor parking spaces. The biggest tenant is Black & Decker Canada.

2755 Dalton Avenue, Québec City, Québec

A 23,853 square foot industrial building erected on 69,648 square feet of land. It is used for offices and warehousing. It was built in 1971 and renovated in 1989 and has 67 outdoor parking spaces. The building is 100% leased. The biggest tenant is Quincaillerie Richelieu.

120 New-York Street, Saint-Augustin-de-Desmaures, Québec

A 34,030 square foot industrial and mixed-use building erected on 260,479 square feet of land, built in 2006. It is located on New-York Street in the Saint-Augustin industrial park. It is 100% leased to KCL West Holdings Inc./Federal Equipment.

Cominar Real Estate Investment Trust	2010 Annual Information Form

650 Godin Avenue and 460 Desrochers Street, Québec City, Québec

An 188,638 square foot industrial building erected on 334,215 square feet of land. It was built in 1967, expanded in 1975 and 1977 and renovated at the end of the 1980’s. The building is used for offices, workshops and warehousing. The building is 98% leased and the major tenants are Société immobilière du Québec, CAA/Canadian Automobile Association and L.P.A. Médical.

625 Godin Avenue, Québec City, Québec

A 60,430 square foot industrial building erected on 131,200 square feet of land. This building was built in 1989 and 1990 and is used for warehousing and showrooms. It is 100% leased and has 103 outdoor parking spaces. Major tenants are Messageries Dynamiques, a division of Communications Quebecor, Viking Chains, Brûlerie Tatum and Old Dutch Foods.

579 Godin Avenue, Québec City, Québec

A 22,057 square foot industrial building erected on 124,003 square feet of land. It was built in 1981, renovated in 1999 and expanded by 10,000 square feet in 2007. The building is 100% leased to BOC Gaz/Linde and has 25 outdoor parking spaces.

2700 Jean-Perrin Street, Québec City, Québec

A 128,260 square foot mixed-use building, including 28,511 square foot of office, erected on 327,528 square feet of land. It was built in 1987 and renovated in 1999. The building is 96.3% leased and has 325 outdoor parking spaces. Major tenants include Canada Post Corporation, Télémag, Fondation Mira, CorActive Hightech, Imprimerie Litho-Chic, Bell Technical Solutions, Bois Franc de la Capitale, Zero Gravity Clinic and Brain Center International.

2181-2211 Léon-Harmel Street, Québec City, Québec

A 71,809 square foot mixed-use building erected on 174,315 square feet of land. It was built in 1974 and expanded in 2003. This building is 89.4% leased and has 70 outdoor parking spaces. Major tenants include Groupe SPL, Beauvais and Verret and the C.S.S.T.

1540 Cyrille-Duquet Street, Québec City, Québec

A 9,425 square foot industrial and mixed-use building erected on 100,003 square feet of land (2.3 acres). The property is located in a major industrial park in the Québec City Area and is adjacent to a group of industrial and mixed-use Properties owned by the REIT. It was built in 2000 and is a build-to-suit for a single tenant for warehouse and office use. The warehouse has a 24-foot clear ceiling height. The building is 100% leased to Caravane Marco and has 110 parking spaces.

445 Saint-Jean-Baptiste Avenue, Québec City, Québec

A 91,815 square foot industrial building, erected on 262,348 square feet of land. It was built in 1986 and expanded in 2003. The building is 82.9% leased and has 110 outdoor parking spaces. Major tenants include Gentec Électro-optique, Arrow Electronics Canada, ABF Freight Systems Canada, Moteurs Électriques Laval, Rosedale Transport, Inspec-Sol and Freins Inter-continental.

500 Saint-Jean-Baptiste Avenue, Québec City, Québec

An 87,379 square foot industrial building, erected on 262,997 square feet of land. It was built in 1987 and is used for office and warehouse. The building is 100% leased and has 120 outdoor parking spaces. Major tenants include FISO Technologies (Exfo-Ingénierie Electro-Optique), a Canadian chartered bank, Gecko Electronics, E.B.Q.M., Essilor and CCSI Technologies.

5275 Wilfrid-Hamel Blvd., Québec City, Québec

A 29,849 square foot mixed-use building erected on 88,692 square feet of land. It was built in 1981. The building is 100% leased and has 78 outdoor parking spaces. Major tenants include Acousti-Plus, Midbec and MS Solutions.

Cominar Real Estate Investment Trust	2010 Annual Information Form

1670 Semple Street, Québec City, Québec

A 89,364 square foot industrial and mixed-use building erected on 271,354 square feet of land (6.2 acres). The property is located in a major industrial park and is adjacent to a group of industrial and mixed-use Properties owned by the REIT. It was built in 1972 and renovated in 2000. It is used for warehousing and offices. The warehouse has a 22-foot clear ceiling height. The building is 100% leased and has 225 parking spaces. Major tenants include Société immobilière du Québec, the Canadian Broadcasting Corporation and Victrix.

2500 Jean-Perrin Street, Québec City, Québec

A 75,897 square foot industrial and mixed-use building erected on 155,666 square feet of land (3.6 acres). The property is located in a major industrial park adjacent to Highway 40, Québec City’s main east-west artery. It was built in 1988 and is used for warehousing and offices. The warehouse has a 20-foot clear ceiling height. The building is 93.7% leased and has 160 parking spaces. Major tenants are Primerica, Sico, Proludik, AECON, Provencal et Breton, Ricoh Canada and Amants de la Nature.

2600 Jean-Perrin Street, Québec City, Québec

A 48,814 square foot industrial and mixed-use building erected on 197,375 square feet of land (4.5 acres). The property is located in a major industrial park adjacent to Highway 40, Québec City’s main east-west highway. Located between two Properties already owned by the REIT, the property is in a geographically favourable location. The building contains warehousing and office space. The warehouse has a 22-foot clear ceiling height. The building is 83.1% leased and has 201 parking spaces. Major tenants are Intria Item, Maburco Québec plomberie chauffage, Shred-it Canada and Laboratoires Choisy.

470 Godin Avenue, Québec City, Québec

A 22,532 square foot industrial and mixed-use building erected on 49,967 square feet of land (1.1 acre). The property is located in an industrial park and is adjacent to a group of industrial and mixed-use Properties owned by the REIT. It was built in 1980 and contains warehousing and office space. The warehouse has a 24-foot clear ceiling height. The building is 100% leased to Dolbec Transport and has 28 parking spaces.

765 Godin Avenue, Québec City, Québec

A 15,350 square foot industrial and mixed-use building erected on 54,914 square feet of land (1.3 acre). The property is located in an industrial park and is adjacent to a group of industrial and mixed-use Properties owned by the REIT. It was built in 1976, expanded in 1989 and contains warehousing and office space. The warehouse has a 23-foot clear ceiling height. The building is 100% leased to Tyco International of Canada.

1041 Pierre-Bertrand Blvd., Québec City, Québec

A 118,611 square foot industrial and mixed-use building erected on 267,264 square feet of land (6.1 acres) located in a major industrial area. This location is in close proximity to Highway 40. The building was built in 1963 and renovated and expanded in 2002 and is used for warehousing and offices. The warehouse has a 24-foot ceiling height. The building has 200 parking spaces and is 100% leased. Major tenants include Sears Canada and Dolbec Transport.

989 Pierre-Bertrand Blvd., Québec City, Québec

A 39,623 square foot industrial building, erected on 68,524 square feet of land. It was built in 1974 and renovated in 1994. The building is 99.8% leased and has 180 outdoor parking spaces. Major tenants include Bicycles et Sports G.T.H., Ville de Québec and Laboratoire dentaire Esthétik-Art.

955 Pierre-Bertrand Blvd., Québec City, Québec

A 47,654 square foot industrial building, erected on 227,341 square feet of land. It was built in 1995. The building is 100% leased and has 225 outdoor and indoor parking spaces. Major tenants include the restaurant La Casa Grecque, The Palace Cabaret and Groupe PMT/Roy.

Cominar Real Estate Investment Trust	2010 Annual Information Form

1075 des Basses-Terres Street, Québec City, Québec

A 48,025 square foot industrial building, erected on 186,194 square feet of land. It was built in 1995. The building is 100% leased to Westburne Industrial Entreprises Ltd and has 110 outdoor parking spaces.

235 Fortin Street, Québec City, Québec

A 26,006 square foot industrial building, erected on 150,000 square feet of land. It was built in 1996. The building is 100% leased to Frito-Lay/Pepsico and has 60 parking spaces.

275 Métivier Street, Québec City, Québec

A 38,919 square foot industrial building, erected on 110,000 square feet of land. It was built in 2003. The building is 100% leased and has 75 outdoor parking spaces. Major tenants include Vision Audio visuel, Amalcorp, Larose et Fils and Centre d’estimation de la Capitale.

300 Métivier Street, Québec City, Québec

A 28,708 square foot industrial building erected on 128,963 square feet of land. It was built in 2004. The building is 100% leased to Dolbec Transport (1983) and has 33 outdoor parking spaces.

1255 des Artisans Street, Québec City, Québec

A 42,427 square foot industrial and mixed-use building erected on 141,178 square feet of land. It was built in 2007. It is 80,1% leased. Major tenants include Produits Forestiers C.J.P. and ATS & Lauer Transportation.

275 Saint-Sacrement Avenue, Québec City, Québec

A 60,834 square foot industrial and mixed-use building erected on 193,017 square feet of land, built in 1949, and renovated and expanded in 2006. It is 100% leased. Major tenants include Wood Wyant Canada, Fastenal Canada Company, Céragrès, Ryder Truck Rental Canada and Crobel.

1775 Léon-Harmel Street, Québec City, Québec

A 22,093 square foot industrial building erected on 61,853 square feet of land. It was built in 2004. The building is 100% leased to Westburne Wolseley and has 31 outdoor parking spaces.

2600 Saint-Jean-Baptiste Avenue, Québec City, Québec

A 35,295 square foot industrial and mixed-use building part of a three building project known as the “Projet Henri IV”. It is located next to the Henri-IV Highway, in Québec City and is erected on 550,424 square feet of land. It is 93.2% leased and major tenants include Telops, Studio Ross, Sinclair Dentaire and Dooly’s.

2800 Saint-Jean-Baptiste Avenue, Québec City, Québec

A 101,608 square foot industrial and mixed-use building erected on 336,630 square feet of land, built in 2004. It is located at the intersection of Henri-IV highway and Wilfrid-Hamel Blvd. It is 96% leased and has a vast parking lot. Major tenants include Coveo Solution, Desjardins Insurance Group, Dr. Yves Bélanger and Dr. Marc Bureau, Jardin Mobile, CBCI Telecom, Mission-HGE, Siemens and Public Works Canada.

3000 Saint-Jean-Baptiste Avenue, Québec City, Québec

A 46,844 square foot industrial and mixed-use building erected on 113,802 square feet of land, built in 2004. It is located at the intersection of Henri-IV highway and Wilfrid-Hamel Blvd. It is 100% leased and has a vast parking lot. The main tenant is Société de gestion informatique Sogique.

Cominar Real Estate Investment Trust	2010 Annual Information Form

1990 5th Street, Saint-Romuald, Québec

A 51,068 square foot two-storey industrial and mixed-use building. It was built in 2008 and is 55.9% leased. Major tenants include Maibec, Cooper Industries and SIQ.

795 Craig Street, Saint-Nicolas, Québec

A 23,041 square foot industrial and mixed-use building erected on 68,201 square feet of land. It was built in 1997 and expanded in 1999. The building is located in the Laporte de Lévis industrial park, near Québec bridges and local and regional highways, including Highways 20 and 73 and Highways 40 and 175 by Pierre-Laporte Bridge. It is used for offices and warehousing. The warehouse ceilings are 18 feet high. The building was vacant as of March 30, 2011.

820 Alphonse-Desrochers Street, Saint-Nicolas, Québec

A 212,000 square foot industrial building erected on 550,019 square feet of land. Built in 2004, it is located near Highway 20 in the Bernières Industrial Park. It is 100% leased to Colabor/Bertrand distributeur en alimentation and has a vast parking lot.

1870 Saint-Paul Blvd., Saguenay, Québec

A 132,846 square foot industrial building erected on 583,218 square feet of land. Built in 1964, it was expanded in 1978 and 2007 and renovated in 2008. It is located near Autoroute 70. It is 100% leased to Colabor/Bertrand distributeur en alimentation and has a vast parking lot.

8288 Pie-IX Blvd., Montréal, Québec

An 119,522 square foot industrial building, erected on 250,302 square feet of land. It was built in 1989 and is used for offices and warehousing. The building is 100% leased to Belron Canada and has 133 outdoor parking spaces.

1415 32nd Avenue, Montréal, Québec

A 71,503 square foot industrial building, erected on 119,388 square feet of land. It was built in 1989 and expanded in 1993. The building is 100% leased to CAC Division Transport and has 88 outdoor parking spaces.

1455 32nd Avenue, Montréal, Québec

A 32,500 square foot industrial building, erected on 119,164 square feet of land. It was built in 1989 and is used for offices and warehousing. The building is 100% leased to CGI International and has 70 outdoor parking spaces.

1475 32nd Avenue, Montréal, Québec

A 91,599 square foot industrial building, erected on 206,264 square feet of land. It was built in 1988 and is used for offices and warehousing. The building is 100% leased to Pneutech and has 96 outdoor parking spaces.

3300 J.B. Deschamps Blvd., Montréal, Québec

A 19,393 square foot industrial building, erected on 118,456 square feet of land. It was built in 1989 and has 46 outdoor parking spaces. The building is 100% leased to Paquette White.

9100 du Parcours Street, Montréal, Québec

A 122,602 square foot industrial and mixed-use building erected on 351,633 square feet of land (8.1 acres). The property is located in a major industrial park and is in reasonable proximity to Highway 40, Montréal’s main east-west highway. It was built in 1998 and expanded in 2000, and is used for warehousing and offices. The warehouse has a 23-foot clear ceiling height. The building is 100% leased to Ventrol Air Handling Systems and has 180 parking spaces.

Cominar Real Estate Investment Trust	2010 Annual Information Form

10550 Parkway Blvd., Montréal, Québec

An 110,000 square foot industrial and mixed-use building erected on 177,247 square feet of land (4.1 acres). The property is located in a major industrial park and in reasonable proximity to Highway 40. The building was built in 1964 and renovated in 1972, and contains warehouse and office space. The warehouse has an 18-foot ceiling height. The building is 100% leased to Arkon Safety Equipment and has 170 parking spaces.

2105 Dagenais Blvd. West, Laval, Québec

A 275,597 square foot industrial and mixed-use building erected on 585,550 square feet of land (13.4 acres). The property is located in a major industrial park in Laval and is within reasonable proximity to Highway 440 with easy access to Montréal-Trudeau Airport. The building was built in 1999 and expanded by 31,700 square feet in 2003. It contains warehouse space and office space. The warehouse has an 18-foot clear ceiling height. The building is 74.6% leased and has 253 parking spaces. Major tenants include Dura Housewares, MAS Automotive and Yourtruckshop, Minimedia International, Canamex transitaire international and Baldwin Paper Company.

894-930 Bergar Street, Laval, Québec

A 33,179 square foot industrial building, erected on 75,654 square feet of land. It was built in 1989. The building is 80.6% leased and has 75 outdoor parking spaces. Major tenants include Boc Canada, Aero Chem and Gourmet Flash.

901-937 Michelin Street, Laval, Québec

A 42,648 square foot industrial building, erected on 142,389 square feet of land. It was built in 1988. The building is 100% leased and has 65 outdoor parking spaces. The major tenants are Megalab and Québec Levage Expert.

3370-3418 Industriel Blvd., Laval, Québec

A 55,331 square foot industrial building, erected on 136,564 square feet of land. It was built in 1986. The building is 100% leased and has 86 outdoor parking spaces. Major tenants include Surplec, Franklin Supply and Rexel Canada Electrical (Westburne).

3401-3421 Industriel Blvd., Laval, Québec

A 53,422 square foot industrial building, erected on 139,807 square feet of land. It was built in 1986. The building is 100% leased and has 82 outdoor parking spaces. Major tenants include Produits Hydrauliques R.G., ATM PRQ and Tramac Equipment.

1405-1453 Bergar Street, Laval, Québec

A 32,635 square foot industrial building, erected on 93,279 square feet of land. It was built in 1988. The building is 100% leased and has 58 outdoor parking spaces. Major tenants include Town & Country Uniforms, Tasfilm and Attaches Richard.

3424-3428 Francis-Hugues Avenue, Laval, Québec

A 16,114 square foot industrial building erected on 45,499 square feet of land. It was built in 2003. The building is 100% leased and has 33 outdoor parking spaces. The major tenant is Trane Québec.

1315 Gay-Lussac Street, Boucherville, Québec

A 43,693 square foot industrial building, erected on 120,000 square feet of land. It was built in 1991. The building is 100% leased to Produits Packlab and has 48 outdoor parking spaces.

40 du Tremblay Road, Boucherville, Québec

A 142,805 square foot industrial building, erected on 302,943 square feet of land. It was built in 1991 and expanded in 2006. The building is 100% leased to Ikea Wholesale and has 170 outdoor parking spaces.

Cominar Real Estate Investment Trust	2010 Annual Information Form

620-650 Giffard Street, Longueuil, Québec

A 52,748 square foot industrial building, erected on 191,254 square feet of land. It was built in 1980. The building is 94.8% leased and has 141 outdoor parking spaces. Major tenants include Groupe Master, Lumen and Enertrak.

667-687 Giffard Street, Longueuil, Québec

A 43,471 square foot industrial building, erected on 93,626 square feet of land. It was built in 1980. The building is 100% leased and has 41 outdoor parking spaces. Major tenants are Construction Michel Gagnon, Aliments Krispy Kernels and Praxair Distribution.

784-818 Guimond Blvd., Longueuil, Québec

An 81,119 square foot industrial building, erected on 234,457 square feet of land. It was built in 1988 and expanded in 2003. The building is 80.2% leased and has 65 outdoor parking spaces. Major tenants include Boiron Canada, Technologie Clemex and Kinecor.

9101 des Sciences Blvd., Montréal, Québec

A 72,402 square foot industrial and mixed-use building erected on 136,062 square feet of land and built in 2000. The building is 41.5% leased and has 63 outdoor parking spaces. Major tenants include Hibbert Wholesales (1988), Viandes Décarie and Maison de distribution Colac.

1675 de Montarville Blvd., Boucherville, Québec

A 142,264 square foot industrial building, erected on 300,100 square feet of land. It was built in 1989 and expanded in 2003. The building is 100% leased to Groupe Master and has 90 outdoor parking spaces.

5250 Armand-Frappier Street, Longueuil, Québec

A 59,460 square foot industrial building, erected on 325,014 square feet of land. It was built in 1992. The building is 100% leased to Hydro-Québec and has 242 outdoor parking spaces.

1405-1455-1495 55th Avenue, Dorval, Québec

A 66,185 square foot industrial building erected on 119,111 square feet of land. It was built in 2001. The building is 100% leased and has 60 outdoor parking spaces. Major tenants include Intermove Canada (1992), International Paint, division of Akzo Nobel Coatings Ltd. and Total Logistick Partner (Ocean consolidators).

4500-4536 Louis-B.-Mayer Street, Laval, Québec

A 46,740 square foot industrial and mixed-use building that is part of a four-building project known as the Laval “Highway 440 Project”. The project is located next to the Highway 440. The four buildings are erected on a total of 936,750 square feet of land. The Property is 100% leased and major tenants include PH Vitres d’Auto and Fournitures Funéraires Victoriaville.

2900-2976 Joseph-A.-Bombardier Street, Laval, Québec

This 104,308 square foot industrial and mixed-use building is the third building forming part of the “Highway 440 Project”. It is 91.5% leased. Major tenants include Caterpillar, ECS Electrical Cable Supply Ltd, Mitek Canada Inc. and TVAchats Inc.

3025 Joseph-A.-Bombardier Street, Laval, Québec

This 78,757 square foot industrial and mixed-use property is the fourth building forming part of the “Highway 440 Project”. It is 89.8% leased. Major tenants include Wood Wyant Canada, Systemex Technologies Inc. and Rockwell Automation Canada Inc.

Cominar Real Estate Investment Trust	2010 Annual Information Form

4451-4479 Laval Highway West, Laval, Québec

A 115,598 square foot industrial and mixed-use property is the second building forming part of the “Highway 440 Project”. It was built in 2004. It is 96.7% leased and has a vast parking lot. Major tenants are Agence de recouvrement TCR, Câblages informatiques Instacâble, Groupe Roche-Cadec, Industrial Alliance, Mitek Canada, Informatel services informatiques and Philippe Dagenais Mobilier Décoration.

330 Avro Avenue, Pointe-Claire, Québec

A 101,222 square foot industrial and mixed-use building erected on 225,646 square feet of land. It was built in 1991 and expanded in 1998. The building is located west of des Sources Boulevard and south of the Trans-Canada Highway in Pointe-Claire. It contains warehouses and offices. It is 100% leased to Dynacast Canada and has approximately 215 parking spaces.

19701 Clark-Graham Avenue, Baie-d’Urfé, Québec

A 162,000 square foot industrial and mixed-use building erected on 383,500 square feet of land. It was built in 1994 and expanded in 1999. The building is located next to the Trans-Canada Highway in the Beaconsfield-Baie-d’Urfé area. It contains warehouses and offices. It is 100% leased to Emballages Alcan Canada Ltd. and has approximately 200 parking spaces.

940 Bergar Street, Laval, Québec

A 15,000 square foot industrial and mixed-use property erected on 70,001 square feet of land, built in 1987. It is located in an industrial park in Laval, close to the Industriel Blvd. and north of Laval Highway. It is 100% leased to Brite-Lite Maintenance Co. Ltd. and has a vast parking lot.

11000 Parkway Blvd., Montréal, Québec

A 217,000 square foot industrial and mixed-use property erected on 245,358 square feet of land, built in 1965. It is located at the corner of Parkway Blvd. and Jean-René-Ouimet Street, in the heart of the Anjou industrial park. It is 100% leased and has 75 parking spaces. Major tenants are Groupe Data and Meubles Concordia.

20 Hymus Blvd., Pointe-Claire, Québec

A 61,000 square foot industrial and mixed-use property erected on 176,591 square feet of land, built in 1987. It is located on Hymus Blvd., in the Pointe-Claire industrial park and is 100% leased to Diversified Ulbrich of Canada Inc. since February 2011.

2156-2168 de la Province Street, Longueuil, Québec

A 40,662 square foot industrial and mixed-use building erected on 198,352 square feet of land, built in 1990. It is located on de la Province Street in the Vieux-Longueuil industrial park. It is 100% leased and has a vast parking lot. Major tenants include Futech Hitec and Keystone Manufacturing Plastics.

2170 de la Province Street, Longueuil, Québec

A 22,615 square foot industrial and mixed-use building erected on 198,352 square feet of land, built in 1990. It is located on de la Province Street in the Vieux-Longueuil industrial park. It is 100% leased to Style & Co. International.

715 Delage Street, Longueuil, Québec

A 42,195 square foot industrial and mixed-use building erected on 198,352 square feet of land, built in 1990. It is adjacent to de la Province Street in the Vieux-Longueuil industrial park. It is 88.4% leased and has a vast parking lot. Major tenants include C.E.L. Équipement d’essai aérospatial, L.E.M. Technologies and SID Distribution.

Cominar Real Estate Investment Trust	2010 Annual Information Form

6445 Côte-de-Liesse Road, Montréal, Québec

A 49,546 square foot industrial and mixed-use building erected on 91,192 square feet of land, built in 1980 and expanded in 1999. It is located on the North side of Côte-de-Liesse Road in the Saint-Laurent industrial park. It is 100% leased to SE CE Apparel.

19100-19180 Trans-Canada Highway, Baie-d’Urfé, Québec

A 25,564 square foot industrial and mixed-use building erected on 137,650 square feet of land. It was built in 1987. The property is located in the Baie-d’Urfé industrial park, near local and regional highways, including Highways 13, 20 and 40. It is used for offices and warehousing. The warehousing area ceilings are 18 feet high. The building is 100% leased and has 82 parking spaces. Major tenants included John G. Weiss Co. Ltd., Mountain View Bag Inc. and Arrow Electronics Canada Ltd.

3600 Matte Blvd., Brossard, Québec

A 27,061 square foot industrial and mixed-use building erected on 78,158 square feet of land. It was built in 1988. The property is located in the Brossard industrial park, near local and regional roads, including Highway 132. It is used for offices and warehousing. The warehousing area ceilings are 20 feet high. The building is 93.2% leased and has 91 parking spaces. Major tenants include Altrom Canada Corp., Casuco Canada Inc. and Les machineries Technipack Inc.

3650 Matte Blvd., Brossard, Québec

A 43,211 square foot industrial and mixed-use building erected on 121,842 square feet of land. It was built in 1987. The property is located in the industrial park de Brossard, near local and regional roads, including Highway 132. It is used for offices and warehousing. The warehouse ceilings are 20 feet high. The building is 100% leased and has 123 parking spaces. Major tenants include Technologies Polycontrôles Inc. and Cedarome Canada Inc.

115 de Vaudreuil Street, Boucherville, Québec

A 16,297 square foot industrial and mixed-use building erected on 35,714 square feet of land. It was built in 1987. The property is located in the Borough of Boucherville industrial park, near Highways 132 and 20. It is used for offices and warehousing. The warehousing area ceilings are 22 feet high. The building is 65.1% leased and has 30 parking spaces. Major tenants include Services pharmaceutiques Melvin Dionne Inc.

4148-4150 Portland Blvd., Sherbrooke, Québec

A 68,092 square foot industrial building erected on 300,000 square feet of land. It was built in 2000. It is located in the City of Sherbrooke’s regional industrial park and is 100% leased. Major tenants include Graphica Printing Inc. and the Color Group Division of Canada.

3071-3075 Louis A. Amos Street and 1922-1996 Onésime-Gagnon Street, Montréal, Québec

A 164,098 square foot industrial building erected on 462,399 square feet of land and built in 1987. The building is 75.9% leased and has 365 outdoor parking spaces. Major tenants include AVW Telav Inc. and Panasonic Canada.

1615-1805 55th Avenue, Dorval, Québec

A 158,058 square foot industrial building erected on 434,373 square feet of land in close proximity to the Montréal-Trudeau Airport and built in 1990. The building is has 252 outdoor parking spaces. The building is 91% leased. The building’s major tenants include Ecosys Canada Inc., John L. Schultz Limited and Les Entrepôts et distribution OPS.

3339-3403 Griffith Street, Montréal, Québec

A 117,791 square foot industrial building, which was built in 1987, erected on 457,918 square feet of land near Cavendish Boulevard and the Trans-Canada Highway. The building has 222 outdoor parking spaces. The building is 94.8% leased. Major tenants include Groupe Presse Commerce, Henry Schein Ash Arcona and Hyperchip.

Cominar Real Estate Investment Trust	2010 Annual Information Form

8100 Cavendish Blvd., Montréal, Québec

A 114,596 square foot industrial building erected on 262,913 square feet of land. It was built in 1981 and has 21 outdoor parking spaces, as well as a sizeable shipping and trucking area. The building is 100% leased to Boutique Jacob.

1949 Onésime-Gagnon Street, Montréal, Québec

A 95,769 square foot industrial building erected on 244,192 square feet of land. It was built in 1988 and is 100% leased. The property has 181 outdoor parking spaces, as well as a sizeable shipping and trucking area. This class A building is well situated near major arteries. Major tenants include Richards Packaging Inc., Alcan Foil Products and Kintetsu World Express (Canada) Inc.

2260 32nd Avenue and 3142-3190 Joseph-Dubreuil Street, Montréal, Québec

A 92,184 square foot industrial building erected on 216,244 square feet of land. It was built in 1983 and has 136 outdoor parking spaces. It is 71.4% leased. Major tenants include Andritz Fiber Drying Ltd., Rogers Wireless Inc. and Anixter Canada.

2102-2150 32nd Avenue, Montréal, Québec

A 77,361 square foot industrial building erected on 203,761 square feet of land. It was built in 1984, is 94.4% leased and has 109 outdoor parking spaces. Major tenants include NSK-RHP Canada Inc., East West Plastics and Electrical Products and the Canadian Automobile Association (Quebec).

2024-2080 32nd Avenue, Montréal, Québec

A 68,265 square foot industrial building built in 1984, erected on 182,983 square feet of land. The building is 87.8% leased and has 99 outdoor parking spaces. Major tenants include AVW Telav Inc., Harlan Sprague Dawle and VF Imagewear Canada.

6320-6380 Côte-de-Liesse Road, Montréal, Québec

A 57,754 square foot industrial building erected on 253,203 square feet of land. It was built in 1955, renovated in 1981 and expanded twice in the 1990’s. Over $2.0 million was spent on the renovations and expansion. The building is 100% leased and has 104 outdoor parking spaces. Major tenants include Speedware Ltd., Distribution Maroline Inc. and Services Personnel Unique.

2025 de la Métropole Street, Longueuil, Québec

A 206,523 square foot industrial building erected on a 434,700 square feet of land, featuring approximately 117,300 square feet of industrial space at 25 feet clear height, 73,000 square feet of industrial space at 16 feet clear height as well as 14,400 office component on two floors. This building was built in phases from 1977 to 1993. The Property has approximately 60 parking spaces outdoor in proximity to the office section of the property.

1925-1975 Hymus Blvd., Dorval, Québec

A 104,906 square foot detached multi-tenant industrial building erected on 202,204 square feet of land fronting on Hymus Boulevard, adjacent to the Trans-Canada Highway and in close proximity to Montréal-Trudeau Airport. The building was built in 1988 and is 94.8% leased. It has 94 outdoor parking spaces. Major tenants include Les Entreprises PNH Inc., EGL Eagle Global Logistics Inc. and Apple Express Courier.

80-140 Lindsay Avenue, Dorval, Québec

A 44,251 square foot industrial building erected on 114,314 square feet of land fronting on Lindsay Avenue, adjacent to Highway 20 and the Côte-de-Liesse Highway, in close proximity to the Montréal-Trudeau Airport. The property was built in 1986. It is 100% leased and has 80 outdoor parking spaces. Major tenants include ICC International Compliance Center, Bio Lonreco Inc. and Kufner Textiles Inc.

Cominar Real Estate Investment Trust	2010 Annual Information Form

8411-8453 Dalton Road, Mount-Royal, Québec

A 31,520 square foot detached multi-tenant industrial building erected on 73,120 square feet of land fronting on Dalton Road, adjacent to the Trans-Canada Highway and in close proximity to Montréal-Trudeau Airport. The building was built in 1975 and is 100% leased. Major tenants include Matrices à Découper LM Inc., Tindex Sales & Mfg Inc. and has 30 outdoor parking spaces.

8459-8497 Dalton Road, Mount-Royal, Québec

A 40,595 square foot detached multi-tenant industrial building erected on 80,255 square feet of land fronting on Dalton Road, adjacent to the Trans-Canada Highway and in close proximity to Montréal-Trudeau Airport. The building was built in 1975. It is 81.8% leased and has 30 outdoor parking spaces. Major tenants include North American Euro Products, Muxlab Inc. and Tabori Holdings Inc.

8545-8579 Dalton Road, Mount-Royal, Québec

A 38,423 square foot industrial building erected on 88,818 square feet of land fronting on Dalton Road, adjacent to the Trans-Canada Highway and in close proximity to Montréal-Trudeau Airport. The property was built in 1987. The building is 100% leased and has 52 outdoor parking spaces. Major tenants include VWR Scientific of Canada Ltd., Schindler Elevators Corp. and Neopost Canada.

8605-8639 Dalton Road, Mount-Royal, Québec

A 36,907 square foot detached multi-tenant industrial building erected on 87,714 square feet of land fronting on Dalton Road, adjacent to the Trans-Canada Highway and in close proximity to Montréal-Trudeau Airport. The property was built in 1986. The building is 100% leased and has 69 outdoor parking spaces. Major tenants include GameTronix.

7527-7583 Henri-Bourassa Blvd., Montréal, Québec

A 138,915 square foot industrial building erected on 275,311 square feet of land, strategically located on Henri-Bourassa Boulevard. The building was built in 1975. It is 49.9% leased and has 147 outdoor parking spaces. Major tenants include Les Productions Jeux, Reliure Ké-Mo Inc. and Pavigres Ceramics Inc.

8552-8648 Pie-IX Blvd., Montréal, Québec

A 146,437 square foot industrial complex erected on 212,038 square feet of land located on the West side of Pie-IX Blvd., near Robert Street, north of the Trans-Canada Highway in the heart of the east-end industrial park. The building was built in 1988. It is 83.5% leased and has 178 outdoor parking spaces. Major tenants include Disque Americ Inc., Memtronik Innovations Inc. and CPS Digital Inc.

8740-8878 Pie-IX Blvd., Montréal, Québec

A 164,496 square foot industrial complex erected on 259,707 square feet of land, located on the west side of Pie-IX Blvd., near Robert Street, north of the Trans-Canada Highway in the heart of the east-end industrial park. The building was built in 1992. It is 50.8% leased and has 178 outdoor parking spaces. Major tenants include Imprimerie Transcontinental, Peerless Clothing Inc. and Laboratoire d’essais Mequaltech.

7075 Place Robert-Joncas, Montréal, Québec

A 218,611 square foot industrial complex erected on 439,498 square feet of land, the property was built in 1975. It is 93% leased and has 350 outdoor parking spaces. Major tenants include Purolator Courrier Ltd., Tornatech Inc. and Best Buy Canada Ltd and Ingram Micro Logistics LP Inc.

Cominar Real Estate Investment Trust	2010 Annual Information Form

1225 Volta Street, Boucherville, Québec

A 225,600 square foot industrial building featuring about 206,500 square feet of industrial space at 25 feet of clear height and a two floors of 19,100 square feet of Class “B” office space. It is located on approximately 483,100 square feet of land and is serviced by a rail siding. The building was built in phases between 1988 and 1991 and has 95 outdoor parking spaces. The building is 100% leased to Metro Richelieu.

2000 Halpern Street, Montréal, Québec

A 527,000 square foot industrial building built in 1977 and erected on 19.42 acres of land. The building is 100% leased to LDC Logistic Development Corp.

2105 23rd Avenue, Montréal, Québec

A 318,960 square foot industrial building built in 1964 and erected on 19.04 acres of land. The building is 100% leased to Hudson’s Bay Company.

1111 46th Avenue, Montréal, Québec

A 107,644 square foot industrial building erected on 7.92 acres of land and built in 1973. The building is 100% leased to Palmar Inc.

1200 55th Avenue, Montréal, Québec

A 68,461 square foot industrial building erected on 257,986 square feet of land in close proximity to Montréal-Trudeau Airport. The building was built in 1987 and is 100% leased to A.R. Medicom Inc. It has 57 outdoor parking spaces. The building has expansion potential for approximately 35,000 additional square feet.

5055 Lévy Street, Montréal, Québec

A 60,666 square foot industrial complex, built in 1989/1990, consisting of 34,651 square feet of industrial space and approximately 30 feet of clear height, and 25,700 square feet of office space. The property is located in proximity to Montréal-Trudeau Airport. It is 100% leased. Major tenants include TI Titanium Ltd., Services Kamtech Inc. and Aviyatech Technologies Inc.

2400 Trans-Canada Highway, Pointe-Claire, Québec

A 194,993 square foot industrial complex erected on 894,300 square feet of land bordering the south service road of the Trans-Canada Highway, in the hear of the west-end industrial park. The property was built in 1969/1976/1995.

243 Hymus Blvd., Pointe-Claire, Québec

A 40,000 square foot industrial building built in 1969. It is 100% leased to Harwell Packaging Inc.

2555 Pitfield Blvd., Montréal, Québec

A 99,000 square foot industrial building built in 2003 consisting of 85,200 square feet of warehouse space at 22 feet of clear height and 14,700 square feet of office/showroom space. It is erected on approximately 200,100 square feet of land. The building is not leased.

731-749 Meloche Avenue and 11450 Côte-de-Liesse Road, Dorval, Québec

A 35,626 square foot industrial building erected on 92,282 square feet of land in close proximity to Montréal-Trudeau Airport. The building was built in 1979 and is 100% leased to nine tenants and has 20 outdoor parking spaces. Major tenants include Gemmar Computers Int., Kodiak Fret Int. and Abrasicorp & Equipment Ltd.

Cominar Real Estate Investment Trust	2010 Annual Information Form

703-729 Meloche Avenue, Dorval, Québec

A 31,699 square feet industrial building erected on 75,567 square feet of land in close proximity to Montéal-Trudeau Airport. The building was built in 1980 and is 100% leased to 13 tenants, including Heidelberg Canada Graphic Equipment Limited, Tafisa Canada and Company Limited Partnership and Chic-Tex.

679-701 Meloche Avenue and 135-137 Lindsay Avenue, Dorval, Québec

A 34,663 square foot industrial building erected on 85,500 square feet of land in close proximity to Montréal-Trudeau Airport. The building was built in 1981 and is 52.8% leased to nine tenants and has 20 outdoor parking spaces. Major tenants include Fabrication D.E.C. Inc., General Electric Canada and Outillages King Canada.

1710-1850 55th Avenue and 5435 François-Cusson Street, Montréal, Québec

A 78,572 square foot industrial building erected on 222,781 square feet of land in close proximity to Montréal-Trudeau Airport. The building was built in 1986 and is 90.8% leased to eight tenants and has 154 outdoor parking spaces. Major tenants include LH MFG. Inc., Transit Nord-Plus Inc., Auto Journal Inc. and Teco-Westinghouse Motors (Canada) Inc.

1520-1660 55th Avenue and 5430 Fairway Street, Montréal, Québec

A 79,179 square foot industrial building erected on 228,707 square feet of land in close proximity to Montréal-Trudeau Airport. The building was built in 1986 and is 100% leased to nine tenants and has 154 outdoor parking spaces. Major tenants include MBS Bearing Services Inc., Elkon Inc. and Joslyn Canada Inc.

1875 55th Avenue and 22-62 Lindsay Avenue, Dorval, Québec

An 81,908 square foot industrial building built in 1988 and erected on 216,434 square feet of land in close proximity to Montréal-Trudeau Airport. The building is 100% leased to nine tenants and has 171 outdoor parking spaces. Major tenants include Amscan Distributors (Canada) Ltd., Omnimedia Corporation Limited and Airport Courier.

72 du Tremblay Road, Boucherville, Québec

A 28,610 square foot industrial building erected on 220,738 square feet of land. It is located on Montréal’s South Shore, near Highway 20. It was built in 2008 and is 100% leased to Société en commandite Strongco.

291 Industrial Drive, Saint-John, New Brunswick

A 33,330 square foot industrial building erected on 169,884 square feet of land with storage areas and showrooms. It was built in 1987 and renovated in 1994. The property is 100% leased and has 30 parking spaces. The major tenant is Interplast Bags and Films Corporation.

385 Wilsey Road, Fredericton, New Brunswick

A 31,510 square foot industrial building erected on 187,308 square feet of land with storage areas and showrooms. It was built in 1974, 1975, 1976 and 1994, is 82.2% leased and has 70 parking spaces. Major tenants are Carmichael Engineering, NB Society of Certified Technicians and Union of New Brunswick Indians.

50, 70 and 110 Crown Street, Saint-John, New Brunswick

A 33,368 square foot industrial building erected on 74,052 square feet of land with storage areas and showrooms. It was built in the mid 1960s, is 54.2% leased and has 110 parking spaces. Major tenants are Province of New Brunswick, Wade Co. Ltd. and Carnaghan Taylor Fowler Insurance.

Cominar Real Estate Investment Trust	2010 Annual Information Form

1080 Champlain Street, Dieppe, New Brunswick

A 36,738 square foot industrial building erected on 226,507 square feet of land with storage areas and showrooms. It was built in 2004, is 94.6% leased and has 72 parking spaces. Major tenants are Johnson Equipment and Direct Energy.

115 Whiting Road, Fredericton, New Brunswick

A 17,400 square foot industrial building erected on 182,908 square feet of land with storage areas and offices. It was built in 2004, is 86.2% leased and its major tenant is OVAL International.

140 MacNaughton Avenue, Moncton, New Brunswick

A 37,858 square foot industrial building erected on 153,767 square feet of land with storage areas and offices. It was built In 2002 and is 100% leased by Kraft Canada Inc.

125 Whiting Road, Fredericton, New Brunswick

A 44,465 square foot industrial building erected on 182,908 square feet of land with storage areas, offices and showrooms. It was built in 1975 and is 86.5% leased. Major tenants are FedEx and Kerr Controls Ltd.

140 Alison Boulevard, Fredericton, New Brunswick

A 47,130 square foot industrial building erected on 215,186 square feet of land with storage areas and offices. It was built in two phases, in 2006 and in 2007 and is 100% leased. Major tenants are Province of New Brunswick and Barrett Xplore Inc.

420 Wilsey Road, Fredericton, New Brunswick

A 19,372 square foot industrial building erected on 72,571 square feet of land with storage areas, offices and showrooms. It was built in 1971 and is 100% leased. The major tenant is Atlantic Hydrogen Inc.

440 Wilsey Road, Fredericton, New Brunswick

A 39,271 square foot industrial building erected on 101,795 square feet of land with storage areas and offices. It was built in 1970s, is 96.1 % leased and its major tenant is Enbridge Gas New Brunswick.

50 MacNaughton Avenue, Moncton, New Brunswick

A 20,060 square foot industrial building erected on 157,251 square feet of land with storage areas and offices. It was built in 2007, is 100 % leased and its major tenants are Focus Logistics Ltd. and Kinecor L.P.

245, Hilton Road, Fredericton, New Brunswick

A 18,352 square foot industrial building erected on 101,495 square feet of land with storage areas and offices. It was built in 1975 and is 86.4% leased. Major tenants include Activation Laboratories, Public Works Canada and Controls and Equipment Ltd.

727 Wilsey Road, Fredericton, New Brunswick

A 13,720 square foot industrial building erected on 71,874 square feet of land with storage areas and offices. It was built in 2002, is 100% leased with Purolator as its major tenant.

749 Wilsey Road, Fredericton, New Brunswick

A 15,600 square foot industrial building erected on 71,874 square feet of land with storage areas and offices. It was built in the 1970s and renovated in 2005. The property is 100% leased with Coast Tire Ltd. as its major tenant.

Cominar Real Estate Investment Trust	2010 Annual Information Form

520 Edinburg Drive, Moncton, New Brunswick

A 38,337 square foot industrial building erected on 121,968 square feet of land with storage areas and offices. It was built in the 1980s and renovated twice, in 1993 and 2003. The property is 92.6% leased and has 72 parking spaces. Major tenants are Stellar Industrial Sales Ltd., Acklands Grainger and Transform Pack Inc.

4.5 HYPOTHECS AND DEBENTURES

4.5.1 HYPOTHECS

The Portfolio of the REIT is conservatively leveraged, with predominantly fixed rate debt. As at December 31, 2010, the contractual weighted average interest rate pursuant to the Hypothecs was approximately 5.31% per annum and the weighted average term to maturity of the Hypothecs is approximately 5.5 years.

The following table summarizes the Immovable Hypothecs on the REIT’s Properties:

Properties	Balance as at December 31, 2010	Interest Rate	Maturity Date

HYPOTHECS - FIXED RATE

OFFICE PROPERTIES
4635 1st Avenue, Québec City	$1,866,996	5.30%	May 2017
5055 Wilfrid-Hamel Blvd. West, Québec City	$1,293,016	5.35%	March 2022
5075 Wilfrid-Hamel Blvd. West, Québec City	$1,897,955	5.83%	July 2021
2014 Cyrille-Duquet Street, Québec City	$3,381,733	5.35%	March 2022
2200 Cyrille-Duquet Street, Québec City	$1,711,413	5.30%	May 2017
979 de Bourgogne Avenue, Québec City	$4,055,775	5.75%	June 2018
455 du Marais Street, Québec City	$3,613,813	5.35%	March 2022
3175 des Quatre-Bourgeois Road, Québec City	$8,245,899	5.30%	May 2017
150 René-Lévesque Blvd., Québec City	$25,698,723	2.44%	January 2011
50 Président-Kennedy Road, Lévis	$12,601,353	5.51%	July 2017
1265 Charest Blvd. West, Québec City	$10,137,806	5.42%	April 2014
565-585 Charest Blvd. East, Québec City	$7,508,047	5.00%	February 2015
255 Crémazie Blvd. East, Montréal	$21,094,999	2.89%	July 2013
3400 Jean-Béraud Avenue, Laval	$7,589,568	7.46%	October 2012
Plaza Laurier	$14,780,385	5.30%	May 2017
375 Sir-Wilfrid-Laurier Blvd., Mont-Saint-Hilaire	$4,100,451	6.68%	November 2018
325 Honorius-Charbonneau Blvd., Mont-Saint-Hilaire	$1,312,144	6.68%	November 2018
8400 Décarie Blvd., Mont-Royal	$11,955,257	5.55%	April 2016
4700 de la Savane Street, Montréal (emphyteutic lease)	$3,955,481	8.16%	April 2012
455 Fénelon Blvd., Dorval	$7,952,079	5.17%	February 2021
9900 Cavendish Blvd., Montréal	$5,635,847	6.30%	March 2014
9999 Cavendish Blvd., Montréal	$4,568,649	5.30%	December 2021
9960-9970 Côte-de-Liesse Road, Montréal	$1,146,106	5.17%	February 2021
Place Laval 1	$6,444,570	5.41%	March 2015
Place Laval 2	$5,557,703	5.41%	March 2015
Place Laval 3	$9,932,915	5.41%	March 2015
Place Laval 4	$7,331,437	5.41%	March 2015
3080 Le Carrefour Blvd., Laval	$7,745,309	5.41%	March 2015
3090 Le Carrefour Blvd., Laval	$6,326,321	5.41%	March 2015
3100 Le Carrefour Blvd., Laval	$7,331,437	5.41%	March 2015
2525 Daniel-Johnson Blvd., Laval	$8,454,803	5.41%	March 2015
1111 Dr.-Frederik-Philips Blvd., Montréal	$7,280,719	6.30%	October 2014
3300 Côte-Vertu Blvd., Montréal	$5,640,928	6.30%	October 2014
2001 McGill College Avenue, Montréal	$93,112,220	5.41%	November 2013
120 de l’Hôpital Blvd., Gatineau	$6,717,528	5.36%	April 2018
550 de la Cité Blvd., Gatineau	$24,068,604	5.51%	December 2018

Cominar Real Estate Investment Trust	2010 Annual Information Form

Properties	Balance as at December 31, 2010	Interest Rate	Maturity Date

480 de la Cité Blvd., Gatineau	$3,143,355	6.61%	July 2019
400 Cooper Street, Ottawa	$9,694,184	5.19%	September 2015
400 Cooper Street, Ottawa	$6,887,047	4.92%	September 2015
65 Regent Street, Fredericton (Regency Park)	$705,502	5.97%	August 2012
1113 Regent Street, Fredericton	$794,717	6.95%	March 2018
1115 Regent Street, Fredericton	$808,181	6.95%	March 2018
370 Queen Street, Fredericton (Baker House)	$5,851,046	5.80%	May 2016
370 Queen Street, Fredericton (Baker House)	$1,771,138	5.97%	August 2012
371 Queen Street, Fredericton (Phoenix Square)	$1,582,097	7.15%	July 2013
371 Queen Street, Fredericton (Phoenix Square)	$597,950	6.26%	July 2013
371 Queen Street, Fredericton (Phoenix Square)	$1,171,702	6.19%	July 2013
565 Priestman Street, Fredericton (Priestman Centre)	$2,044,898	6.39%	October 2014
565 Priestman Street, Fredericton (Priestman Centre)	$529,722	5.97%	August 2012
1133 Regent Street, Fredericton (Regent Place)	$5,746,521	6.68%	May 2013
1133 Regent Street, Fredericton (Regent Place)	$1,757,323	5.97%	August 2012
65 Regent Street, Fredericton (Regency Park)	$2,201,709	7.06%	August 2012
Sub-total	$407,335,081

RETAIL PROPERTIES
1371 Sainte-Foy Road, Québec City	$544,541	5.30%	May 2017
SAQ Place Lévis	$711,881	5.83%	July 2021
1400 Saint-Jean-Baptiste Blvd., Québec City	$5,212,031	5.30%	May 2017
245 Soumande Street, Québec City	$6,199,844	5.35%	March 2022
8500 Henri-Bourassa Blvd., Québec City	$26,322,623	2.89%	July 2013
355 du Marais Street, Québec City	$2,530,607	5.83%	July 2021
325 du Marais Street, Québec City	$4,769,606	5.83%	July 2021
1285-1297 Charest Blvd. West, Québec	$1,468,561	5.42%	April 2014
1275 Charest Blvd. West, Québec	$3,387,164	5.42%	April 2014
2600 Saint-Jean-Baptiste Avenue, Québec City	$2,530,607	5.83%	July 2021
2800 Saint-Jean-Baptiste Avenue, Québec City	$7,156,818	5.30%	May 2017
3000 Saint-Jean-Baptiste Avenue, Québec City	$3,132,279	5.83%	July 2021
1479-1485 Saint-Bruno Blvd., Saint-Bruno (Yellow-Pennington)	$587,205	6.94%	January 2019
1465, Saint-Bruno Blvd., Saint-Bruno (Bureau en Gros)	$1,129,801	6.94%	January 2019
1475, Saint-Bruno Blvd., Saint-Bruno (Walmart)	$5,031,755	6.94%	January 2019
1495, Saint-Bruno Blvd., Saint-Bruno (Cineplex Odeon)	$2,355,193	6.94%	January 2019
800 Claude-Jutras Blvd., Saint-Bruno	$2,719,889	5.72%	January 2019
239 Samson Blvd., Laval	$4,920,116	2.89%	July 2013
2101-2137 Curé-Labelle Blvd., Laval	$5,204,300	6.85%	January 2013
2790 Jacques-Cartier Blvd., Longueuil	$3,033,869	5.30%	May 2017
2761 Jacques-Cartier Blvd., Longueuil	$1,011,290	5.30%	May 2017
340-360 Sir-Wilfrid-Laurier Blvd., Mont-Saint-Hilaire	$1,968,217	6.68%	November 2018
370-380 Sir-Wilfrid-Laurier Blvd., Mont-Saint-Hilaire	$2,952,325	6.68%	November 2018
345-365 Honorius-Charbonneau Blvd., Mont-Saint-Hilaire	$5,248,578	6.68%	November 2018
377-383 Sir-Wilfrid-Laurier Blvd., Mont-Saint-Hilaire	$820,090	6.68%	November 2018
933 Armand-Frappier Blvd., Sainte-Julie	$909,082	6.50%	October 2011
360 Pleasant Street, Miramichi (Castle Square)	$1,851,560	5.40%	March 2015
900 Hornwell Road, Fredericton (Carriage Place)	$4,499,173	5.21%	March 2013
146-154 Main Street, Fredericton (Nashwaaksis Complex)	$616,390	6.39%	August 2014

Sub-total	$108,825,395

INDUSTRIAL AND MIXED-USE PROPERTIES
2385 Watt Street, Québec City	$2,022,579	5.30%	May 2017
830 Godin Avenue, Québec City	$1,660,539	2.89%	July 2013
1990 Cyrille-Duquet Street, Québec City	$5,056,448	5.30%	May 2017

Cominar Real Estate Investment Trust	2010 Annual Information Form

Properties	Balance as at December 31, 2010	Interest Rate	Maturity Date

2010 Lavoisier Street, Québec City	$2,489,328	5.30%	May 2017
2022 Lavoisier Street, Québec City	$2,722,703	5.30%	May 2017
2025 Lavoisier Street, Québec City	$1,392,478	5.35%	March 2022
5130 Rideau Street, Québec City	$996,634	5.83%	July 2021
1515 Saint-Jean-Baptiste Avenue, Québec City	$2,530,607	5.83%	July 2021
955 Saint-Jean-Baptiste Avenue, Québec City	$1,550,936	5.51%	July 2017
2020 Cyrille-Duquet Street, Québec City	$1,458,787	5.35%	March 2022
2100 Cyrille-Duquet Street, Québec City	$1,211,669	5.51%	July 2017
2150 Cyrille-Duquet Street, Québec City	$996,634	5.83%	July 2021
2180 Cyrille-Duquet Street, Québec City	$843,536	5.83%	July 2021
100 Chabot Street, Québec City	$1,423,763	5.83%	July 2021
1730-1790 Newton Avenue, Québec City	$2,022,579	5.30%	May 2017
4175 Sainte-Anne Blvd., Québec City	$1,054,419	5.83%	July 2021
625 des Canetons Street, Québec City	$1,139,010	5.83%	July 2021
4975 Rideau Street, Québec City	$1,476,187	5.83%	July 2021
2755 Dalton Avenue, Québec City	$773,241	5.83%	July 2021
120 New York Street, Saint-Augustin-de-Desmaures	$2,851,717	5.75%	June 2018
650 Godin Avenue, Québec City	$8,044,261	5.83%	July 2021
625 Godin Avenue, Québec City	$2,644,911	5.30%	May 2017
579 Godin Avenue, Québec City	$1,231,696	5.42%	April 2014
2700 Jean-Perrin Street, Québec City	$6,882,277	5.51%	July 2017
2181-2211 Léon-Harmel Street, Québec City	$2,818,111	5.35%	March 2022
1540 Cyrille-Duquet Street, Québec City	$727,001	5.51%	July 2017
445 Saint-Jean-Baptiste Avenue, Québec City	$4,873,674	5.35%	March 2022
500 Saint-Jean-Baptiste Avenue, Québec City	$2,908,005	5.51%	July 2017
5275 Wilfrid-Hamel West Blvd., Québec City	$1,210,199	5.83%	July 2021
1670 Semple Street, Québec City	$3,101,871	5.51%	July 2017
450 Saint-Jean-Baptiste Avenue, Québec City	$2,181,003	5.51%	July 2017
2500 Jean-Perrin Street, Québec City	$4,458,940	5.51%	July 2017
2600 Jean-Perrin Street, Québec City	$3,004,938	5.51%	July 2017
1041 Pierre-Bertrand Blvd., Québec City	$4,547,801	5.42%	April 2014
989-999 Pierre-Bertrand Blvd., Québec City	$1,414,533	2.89%	July 2013
955 Pierre-Bertrand Blvd., Québec City	$3,013,571	2.89%	July 2013
1075 des Basses-Terres Street, Québec City	$1,776,485	5.42%	April 2014
235 Fortin Street, Québec City	$1,136,950	5.42%	April 2014
1050 Ducharme Avenue, Québec City	$1,441,253	5.87%	July 2014
975 Ducharme Avenue, Québec City	$941,619	5.87%	July 2014
1775 Léon-Harmel Street, Québec City	$913,830	5.83%	July 2021
795 Craig Street, Saint-Romuald	$1,009,071	5.36%	April 2018
8288 Pie-IX Blvd., Montréal	$4,287,972	5.83%	July 2021
1455 32nd Avenue, Montréal	$1,657,712	5.35%	March 2022
1475 32nd Avenue, Montréal	$2,767,207	5.87%	July 2014
9100 du Parcours Street, Montréal	$6,252,210	5.51%	July 2017
10550 Parkway Blvd., Montréal	$1,459,669	9.13%	January 2012
2105 Dagenais West Blvd., Laval	$3,062,788	6.79%	May 2014
894-930 Bergar Street, Laval	$999,269	5.87%	July 2014
901-937 Michelin Street, Laval	$1,306,736	5.87%	July 2014
3370-3418 Industrial Blvd., Laval	$1,825,588	5.87%	July 2014
3424-3428 Francis-Hugues Avenue, Laval	$702,946	5.83%	July 2021
40 du Tremblay Road, Boucherville	$5,428,824	5.75%	June 2018
2325 de la Province Street, Longueuil	$1,518,120	5.87%	July 2014
667-687 Giffard Street, Longueuil	$1,757,366	5.83%	July 2021
784-818 Guimond Blvd., Longueuil	$3,075,073	2.89%	July 2013
9101-9175 des Sciences Blvd., Montréal	$2,956,077	5.30%	May 2017
1675 Montarville Blvd., Boucherville	$4,731,738	5.75%	June 2018

Cominar Real Estate Investment Trust	2010 Annual Information Form

Properties	Balance as at December 31, 2010	Interest Rate	Maturity Date

5250 Armand-Frappier Street, Longueuil	$2,959,374	5.87%	July 2014
1405-1475 55th Avenue, Dorval	$3,586,539	5.51%	July 2017
4500 Louis-B.-Mayer Street, Laval	$1,993,268	5.83%	July 2021
2900 Joseph-A.-Bombardier Street, Laval	$6,145,529	5.30%	May 2017
2800-2816 Joseph-A.-Bombardier Street, Laval	$8,168,108	5.30%	May 2017
330 Avro Street, Pointe-Claire	$1,189,177	8.35%	March 2013
19701 Clark-Graham Avenue, Baie-d’Urfé	$7,380,936	5.83%	July 2021
11000 Parkway Blvd., Montréal	$6,465,078	5.35%	March 2022
2156-2168 de la Province Street, Longueuil	$1,729,836	5.36%	April 2018
2170 de la Province Street, Longueuil	$951,410	5.36%	April 2018
715 Delage Street, Longueuil	$1,729,836	5.36%	April 2018
3600 Matte Blvd., Brossard	$1,528,021	5.36%	April 2018
3650 Matte Blvd., Brossard	$2,883,059	5.36%	April 2018
115 de Vaudreuil Street, Boucherville	$951,410	5.36%	April 2018
3071-3075 Louis-A.-Amos Street, Montréal	$4,432,855	6.46%	July 2014
1615-1805 55th Avenue, Dorval	$7,697,768	5.36%	April 2018
3339-3403 Griffith Street, Montréal	$4,648,327	5.17%	February 2021
8100 Cavendish Blvd., Montréal	$3,260,977	5.17%	February 2021
1949 Onésime-Gagnon Street, Montréal	$2,152,120	6.46%	July 2014
2260 32nd Avenue, Montréal	$4,055,775	5.75%	June 2018
2102-2150 32th Avenue, Montréal	$3,632,655	5.36%	April 2018
2024-2080 32th Avenue, Montréal	$1,658,966	6.46%	July 2014
6320-6380 Côte-de-Liesse Road, Montréal	$2,483,329	5.17%	February 2021
1925-1975 Hymus Blvd., Laval	$3,647,946	5.17%	February 2021
80-140 Lindsay Avenue, Dorval	$1,686,929	5.17%	February 2021
8411-8453 Dalton Road, Mount-Royal	$1,076,001	5.17%	February 2021
8459-8497 Dalton Road, Mount-Royal	$1,445,170	5.17%	February 2021
8545-8579 Dalton Road, Mount-Royal	$1,591,847	5.17%	February 2021
8605-8639 Dalton Road, Mount-Royal	$1,337,157	5.17%	February 2021
7075 Place Robert-Joncas, Montréal	$8,526,967	6.30%	October 2014
1225 Volta Street, Boucherville	$5,352,910	5.17%	February 2021
2000 Halpern Street, Montréal	$16,409,669	4.51%	September 2015
1111 46th Avenue, Montréal	$3,440,807	4.98%	July 2015
1200 55th Avenue, Montréal	$2,344,439	5.87%	July 2014
5055 Lévy Street, Montréal	$2,877,318	5.14%	November 2011
243 Hymus Blvd., Pointe-Claire	$1,219,990	4.84%	January 2012
2555 Pitfield Blvd., Montréal	$4,097,913	4.84%	January 2012
1710-1850 55th Avenue, Montréal	$646,327	10.63%	October 2011
1520-1660 55th Avenue, Montréal	$646,327	10.63%	October 2011
1875 55th Avenue, Dorval	$1,150,800	11.00%	October 2011
72 du Tremblay Road, Boucherville	$3,113,107	5.87%	July 2014
4141-4145 Autoroute 440 Ouest, Laval	$7,170,697	5.20%	February 2015
291 Industrila Drive, Saint-John	$1,425,814	6.39%	July 2020
385, Wilsey Road, Fredericton (Bates Building)	$1,167,202	5.37%	March 2015
1080 Champlain Street, Dieppe	$2,063,389	5.21%	December 2013
140 MacNaughton Avenue, Moncton	$1,929,324	6.72%	March 2018
140 Allison Boulevard, Fredericton	$2,793,186	3.85%	April 2011
245 Hilton Road, Fredericton (Hilton Building)	$549,271	5.37%	March 2015
727 Wilsey Road, Fredericton	$569,246	6.75%	October 2013
749 Wilsey Road, Fredericton	$386,115	5.515%	July 2012

Sub-Total	$300,095,310

Cominar Real Estate Investment Trust	2010 Annual Information Form

HYPOTHECS - FLOATING INTEREST RATE

None

TOTAL HYPOTHECS	$816,255,785	5.31%

The following table summarizes the capital repayments, including balances upon maturity, of the Hypothecs as at December 31, 2010:

Capital Repayments

12 month Fiscal Year Ending December 31	Office	Retail	Industrial and Mixed-Use	Total

2011	25,698,723	$909,082	$8,113,958	$34,721,763

2012	18,510,440	$0	$7,163,688	$25,674,128

2013	123,305,489	$40,946,212	$12,985,528	$177,237,229

2014	30,740,198	$5,472,118	$47,743,339	$83,955,655

2015	82,213,773	$1,851,560	$28,737,645	$113,802,978

2016 and beyond	125,866,458	$59,646,422	$195,351,152	$380,864,032

Total	407,355,081	$108,825,394	$300,095,310	$816,255,785

Weighted Average Interest Rate on Hypothecs	5.27%	5.06%	5.47%	5.31%

Weighted Average Term to Maturity on Hypothecs	4.45 years	5.84 years	6.67 years	5.45 years

Note: (1) As at December 31, 2010, the REIT’s indebtedness stood at 39.2% of Gross Book Value, excluding convertible debentures.

4.5.2 DEBENTURES

The following table presents the features of Cominar’s unsecured convertible subordinated Debentures and the balances as at December 31, 2010:

	Series A	Series B	Series C	Series D	Serie E

Contractual Interest rate	6.30%	5.70%	5.80%	6.50%	5.75%
Issue date	September 2004	May 2007	October 2007	September 2009	January 2010
Conversion price per unit	$17.40	$27.50	$25.25	$20.50	$25.00
Interest payment date	June 30 and December 31	June 30 and December 31	March 31 and September 30	March 31 and September 30	June 30 and December 31
Date of redemption at Cominar’s election	June 2008	June 2010	September 2010	September 2012	June 2013
Maturity date	June 2014	June 2014	September 2014	September 2016	June 2017

Balance as at December 31, 2010	$17,200,000	$80,500,000	$110,000,000	$115,000,000	$86,250,000

				Total	$408,950,000

As at December 31, 2010, the REIT’s indebtedness, including the convertible debentures, was, 56.9% of the Gross Book Value.

Cominar Real Estate Investment Trust	2010 Annual Information Form

On January 12, 2010, the REIT issued $86,250,000 aggregate principal amount of Series E 5.75% convertible debentures due June 30, 2017. Such debentures are convertible into Units at a conversion price of $25.00 per Unit. The proceeds from the sale of these debentures were used to pay down the debt contracted under the terms of the current credit facilities of the REIT.

5. CAPITALIZATION

The following table shows the REIT’s capitalization as at December 31, 2010.

Capitalization
As at December 31, 2010 ($000)

Hypothecs	816,448

Debentures	393,991

TOTAL LONG-TERM DEBT	1,210,439

Market Capitalization (1)	1,305,808

TOTAL CAPITALIZATION	2,516,247

LONG-TERM DEBT AS % OF TOTAL CAPITALIZATION	48.1%

Note: (1) Based on 62,688,799 Units outstanding and a Unit price of $20.83

6. NON-COMPETITION AGREEMENT

6.1 GENERAL

The corporations and partnerships comprising the Dallaire Group, Michel Dallaire and Alain Dallaire entered into a Non-Competition Agreement with the REIT, which restricts certain real estate related activities by them and their spouses (collectively the “Restricted Group”).

6.2 SCOPE OF RESTRICTIONS AND RIGHT OF FIRST REFUSAL

Except as provided in the Non-Competition Agreement, each member of the Restricted Group will be prohibited from investing in office, retail, industrial or mixed-use Properties in Canada unless the REIT has been offered such investment in accordance with the terms of the Non-Competition Agreement. The Non-Competition Agreement provides that each member of the Restricted Group, during the term of any lease of a tenant occupying a rental space of more than 5,000 square feet in a property of the REIT or within 60 days of the expiry of such lease, may not solicit such tenant to move to a building in which the REIT does not have an interest. The foregoing restriction does not apply to a tenant which no longer wishes to deal with the REIT for the space in question, or to a tenant which has contacted a member of the Restricted Group of its own initiative and without being solicited, or a tenant which the REIT has allowed in writing to be solicited by a member of the Restricted Group.

Except to the extent provided for in the Non-Competition Agreement, the Non-Competition Agreement provides for a right of first refusal in favour of the REIT with respect to any proposed sale of any office, retail, industrial or mixed-use property owned by any member of the Restricted Group pursuant to a third party offer to purchase which such member is prepared to accept, for the same price and on the same terms and conditions as such third party offer to purchase.

6.3 DURATION OF RESTRICTIONS

The Non-Competition Agreement specifies when the restrictions will end. The restrictions apply to corporations and persons in the Dallaire Group until one year after the Dallaire Group, directly or indirectly, ceases to own, in the aggregate, at least 10% of the outstanding Units of the REIT.

Messrs. Michel Dallaire and Alain Dallaire are bound by the restrictions in the Non-Competition Agreement for one year after the occurrence of the later of the following events: (i) he ceases to be a Trustee, officer or employee of the REIT; and (ii) if he has an interest in the Dallaire Group, whether as a shareholder, director or officer of a corporation comprising the Dallaire Group or as a partner of a partnership comprising the Dallaire Group, (a) he ceases to have such an interest or (b) the Dallaire Group,

Cominar Real Estate Investment Trust	2010 Annual Information Form

directly or indirectly, ceases to own at least 10% of the outstanding Units of the REIT. Upon Michel Dallaire or Alain Dallaire ceasing to be bound by such restrictions, his spouse will also cease to be so bound.

The Non-Competition Agreement also provides that the restrictions will terminate with respect to the Restricted Group in the event of an acquisition event as defined in the Agreement, such an event being likened to a change of control of the REIT.

7. RISK FACTORS

The activities of the REIT and an investment in Units or Debentures involve certain risks. Investors should carefully consider, in light of their own financial circumstances, the factors set out below as well as other information contained or incorporated by reference in this AIF.

7.1 RISK FACTORS RELATED TO THE BUSINESS OF THE REIT

7.1.1 ACCESS TO CAPITAL AND DEBT FINANCING, AND CURRENT GLOBAL FINANCIAL CONDITIONS

The real estate industry is highly capital intensive. The REIT will require access to capital to maintain its properties, as well as to fund its growth strategy and significant capital expenditures from time to time. There can be no assurances that the REIT will have access to sufficient capital (including debt financing) or access to capital (including debt financing) on terms favourable to the REIT for future property acquisitions and developments, financing or refinancing of properties, funding operating expenses or other purposes. In addition, the REIT may not be able to borrow funds under its credit facilities due to the limitations on the incurrence of debt by the REIT set forth in the Contract of Trust. Failure by the REIT to access required capital could adversely impact the REIT’s financial condition and results of operations and decrease the amount of cash available for distribution.

Market events and conditions in the last years, including disruptions in the international and regional credit markets and other financial systems and the deterioration of global economic conditions, could impede the REIT’s access to capital (including debt financing) or increase the cost of capital or debt financing. In 2007 and 2008, credit markets in the United States experienced serious disruptions due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market and a decline in the credit quality of mortgage-backed securities. These problems led to a slow-down in residential housing market transactions, declining housing prices, delinquencies in non-mortgage consumer credit and a general decline in consumer confidence. These conditions worsened and spread through North America and the world in 2008 and continued in 2009, causing a loss of confidence in the global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Notwithstanding various actions by governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the credit markets to deteriorate, stock markets to decline substantially and the economy to slow down. Several countries, including Canada, were in a recession. However, the situation has progressively improved over the past year and this economic turnaround is reflected in the main parameters, which have improved.

Failure to raise capital in a timely fashion or under favourable terms could have a significant negative impact on the REIT’s financial position and operating results, as well as on its acquisition and development program.

7.1.2 DEBT FINANCING

The REIT has and will continue to have substantial outstanding consolidated indebtedness comprised primarily of hypothecs, property mortgages and indebtedness under its Acquisition Facility and its debentures. The REIT intends to finance its growth strategy, including acquisitions and developments, through a combination of its working capital and liquidity resources, including its cash flow from operations, additional indebtedness and public or private sales of equity or debt securities. The REIT may not be able to refinance its existing debt or renegotiate the terms of repayment at favourable rates. In addition, the terms of the REIT’s indebtedness generally contain customary provisions that, upon an event of default, result in the acceleration of repayment of amounts owed and that restrict the distributions that may be made by the REIT. Therefore, upon an event of default under such indebtedness or an inability to renew or refinance same at maturity, the REIT’s ability to make distributions will be adversely affected.

A portion of the REIT’s cash flow is devoted to servicing its debt, and there can be no assurance that the REIT will continue to generate sufficient cash flow from operations to meet required interest or principal payments, such that it could be required to seek renegotiation of such payments or obtain additional equity, debt or other financing, including equity financing or borrowing. At its maturity in June 2010, the REIT renewed its Operating and Acquisition Facility by entering into credit facility arrangements

Cominar Real Estate Investment Trust	2010 Annual Information Form

for a maximum amount of $131.2 million, renewable annually. As at December 31, 2010, approximately $34.3 million of the REIT’s Immovable Hypothec or mortgage matures by the end of 2011.

The REIT is subject to the risk that any of its existing indebtedness may not be able to be refinanced upon maturity or that the terms of such refinancing may not be as favourable as the terms of its existing indebtedness.

7.1.3 OWNERSHIP OF IMMOVABLE PROPERTY

All immovable property investments are subject to elements of risk. Such investments are affected by general economic conditions, local real estate markets, demand for leased premises, competition from other available premises, municipal valuations and assessments and various other factors. With respect to the REIT, this risk is increased by the concentration of the Properties in three geographical areas.

The value of immovable property and any improvements thereto may also depend on the credit and financial stability of the tenants and the economic environment in which they operate. The REIT’s income and Distributable Income would be adversely affected if one or more major tenants or a significant number of tenants were to become unable to meet their obligations under their leases or if a significant amount of available space in the properties in which the REIT has an interest is not able to be leased on economically favourable lease terms. In the event of default by a tenant, delays or limitations in enforcing rights as a lessor may be experienced and substantial costs in protecting the REIT’s investment may be incurred. The ability to rent unleased space in the properties in which the REIT has an interest will be affected by many factors, including the level of economic activity generally and the competition for tenants by other properties. Costs may be incurred in making improvements or repairs to property required by a new tenant. Failure to rent unleased space, or to rent it on a timely basis or at rents at least equal to their present levels, would likely have an adverse effect on the REIT’s financial condition and the value of its properties. This risk is heightened in the present economic context.

Certain significant expenditures, including property taxes, maintenance costs, hypothecary payments, insurance costs and related charges must be made throughout the period of ownership of immovable property regardless of whether the property is producing any income. If the REIT is unable to meet hypothecary payments on any property, loss could be sustained as a result of the hypothecary creditor’s exercise of its hypothecary recourses.

Immovable property investments tend to be relatively illiquid, with the degree of liquidity generally fluctuating in relationship with demand for and the perceived desirability of such investments. Such illiquidity may tend to limit the REIT’s ability to vary its portfolio promptly in response to changing economic or investment conditions. If the REIT were to be required to liquidate its immovable property investments, the proceeds to the REIT might be significantly less than the aggregate carrying value of its Properties.

The REIT is subject to the risks associated with debt financing, including the risk that existing hypothecary indebtedness secured by the REIT’s Properties will not be able to be refinanced or that the terms of such refinancing will not be as favourable as the terms of existing indebtedness. In order to minimize this risk, the REIT will attempt to appropriately structure the timing of the renewal of significant tenant leases on its respective Properties in relation to the time at which hypothecary indebtedness on such Properties becomes due for refinancing.

Some of the leases of the REIT’s Properties have early termination provisions, which, if exercised, would reduce the average lease term. However, such termination rights are generally exercisable only at a cost to the tenant and the amount of space in the REIT’s portfolio which could be affected and operating revenues derived therefrom are not significant.

Expiries of leases for the REIT’s Properties, including those of major tenants, will occur from time to time over the short and long-term. No assurances can be provided that the REIT will be able to renew any or all of the leases upon their expiration or that rental rate increases will occur or be achieved upon any such renewals. The failure to renew leases or achieve rental rate increases may adversely impact the REIT’s financial condition and results of operations and decrease the amount of cash available for distribution.

7.1.4 COMPETITION

The REIT competes for suitable immovable property investments with individuals, corporations and institutions (both Canadian and foreign) which are presently seeking or which may seek in the future immovable property investments similar to those desired by the REIT. Many of those investors have greater financial resources than those of the REIT, or operate without the

Cominar Real Estate Investment Trust	2010 Annual Information Form

investment or operating restrictions of the REIT or according to more flexible conditions. An increase in the availability of investment funds and an increase in interest in immovable property investments may tend to increase competition for immovable property investments, thereby increasing purchase prices and reducing the yield on them.

In addition, numerous other developers, managers and owners of properties compete with the REIT in seeking tenants. The existence of competing developers, managers and owners and competition for the REIT’s tenants could have an adverse effect on the REIT’s ability to lease space in its Properties and on the rents charged, and could adversely affect the REIT’s revenues and, consequently, its ability to meet its debt obligations.

7.1.5 ACQUISITIONS

The REIT’s business plan includes growth through identifying suitable acquisition opportunities, pursuing such opportunities, consummating acquisitions and effectively operating and leasing such properties. If the REIT is unable to manage its growth effectively, it could adversely impact the REIT’s financial condition and results of operations and decrease the amount of cash available for distribution. There can be no assurance as to the pace of growth through property acquisitions or that the REIT will be able to acquire assets on an accretive basis, and as such there can be no assurance that distributions to Unitholders will increase in the future.

7.1.6 DEVELOPMENT PROGRAM

Information regarding our development projects, development costs, capitalization rates and expected returns are subject to change, which may be material, as assumptions regarding items such as, but not limited to, tenant rents, building sizes, leasable areas, project completion timelines and project costs, are updated periodically based on revised site plans, our cost tendering process, continuing tenant negotiations, demand for leasable space in our markets, the obtaining of required building permits, ongoing discussions with municipalities and successful property re-zonings. There can be no assurance that any assumptions in this regard will materialize as expected and any changes in these assumptions could have a material adverse effect on our development program, asset values and financial results. Certain development projects are material to the REIT, including the Complexe Jules-Dallaire.

7.1.7 DEPENDENCE ON KEY PERSONNEL

The management of the REIT depends on the services of certain key personnel, including Mr. Michel Dallaire, President and Chief Executive Officer of the REIT. The loss of the services of any key personnel could have a material adverse effect on the REIT.

7.1.8 POTENTIAL CONFLICTS OF INTEREST

The REIT may be subject to various conflicts of interest because of the fact that the Dallaire Group and their respective directors, officers and associates, as well as the Trustees, are engaged in a wide range of real estate and other business activities. The REIT may become involved in transactions that conflict with the interests of the foregoing.

The Trustees may from time to time deal with persons, firms, institutions or corporations with which the REIT may be dealing, or which may be seeking investments similar to those desired by the REIT. The interests of these persons could conflict with those of the REIT. In addition, from time to time, these persons may be competing with the REIT for available investment opportunities.

Any decisions regarding the enforcement by the REIT of the terms of any agreement entered into by the REIT with a Trustee who is not an Independent Trustee, with the Dallaire Group or an affiliate thereof, or with an associate of a non-Independent Trustee may be made by a majority of the Independent Trustees only.

The Contract of Trust contains “conflicts of interest” provisions requiring Trustees to disclose material interests in material contracts and transactions and refrain from voting thereon. The REIT concluded a non-competition agreement with the corporation and partnerships comprising the Dallaire Group and Messrs. Jules Dallaire, Michel Dallaire and Alain Dallaire, which allows for the resolution of certain potential conflicts of interest.

Cominar Real Estate Investment Trust	2010 Annual Information Form

7.1.9 GENERAL UNINSURED LOSSES

The REIT subscribed a blanket comprehensive general liability including insurance against fire, flood, extended coverage and rental loss insurance with policy specifications, limits and deductibles customarily carried for similar properties. There are, however, certain types of risks (generally of a catastrophic nature such as from wars or environmental contamination), which are either uninsurable or not insurable on an economically viable basis. The REIT also carries insurance for earthquake risks, subject to certain policy limits and deductibles, and will continue to carry such insurance if it is economical to do so. Should an uninsured or underinsured loss occur, the REIT could lose its investment in, and anticipated profits and cash flows from, one or more of its Properties, but the REIT would continue to be obligated to repay any hypothecary recourse or mortgage indebtedness on such Properties.

Many insurance companies have eliminated coverage for acts of terrorism from their policies, and borrowers may not be able to obtain coverage for terrorist acts at commercially reasonable rates or at any price. Damage to a property sustained as a result of an uninsured terrorist or similar act would likely adversely impact the REIT’s financial condition and results of operation and decrease the amount of cash available for distribution.

7.1.10 GOVERNMENT REGULATION

The REIT and its Properties are subject to various governmental legislation and regulation. Any change in such legislation or regulation adverse to the REIT and its Properties could affect the operating and financial performance of the REIT.

In addition, environmental and ecological legislation and policies have become increasingly important in recent decades. Under various laws, the REIT could become liable for the costs of removal or remediation of certain hazardous or toxic substances released on or in its Properties or disposed of at other locations or for the costs of other remedial or preventive work. The failure to remove or remediate such substances, or to effect such remedial or preventive work if any, may adversely affect an owner’s ability to sell such real estate or to borrow using such real estate as collateral, and could potentially also result in claims against the owner by private plaintiffs or governmental agencies. Notwithstanding the above, the REIT is not aware of any material non-compliance, liability or other claim in connection with any of its Properties, nor is the REIT aware of any environmental condition with respect to any of its Properties that it believes would involve material expenditure by the REIT.

7.1.11 LIMIT ON ACTIVITIES

In order to maintain its status as a “mutual fund trust” under the Tax Act, the REIT cannot carry on most active business activities and is limited in the types of investments it may make. The Contract of Trust contains restrictions to this effect.

7.2 RISK FACTORS RELATED TO THE OWNERSHIP OF UNITS AND DEBENTURES

7.2.1 MARKET PRICE

A publicly traded real estate investment trust will not necessarily trade at values determined solely by reference to the underlying value of its real estate assets. Accordingly, the Units may trade at a premium or a discount to values implied by the initial appraisal of the value of its Properties or the value of such Properties from time to time.

Whether or not the Debentures will trade at lower prices depends on many factors, including liquidity of the Debentures, prevailing interest rates and the markets for similar securities, the market price of the Units, general economic conditions and the REIT’s financial condition, historic financial performance and future prospects.

Although the REIT intends to make distributions of its available cash to Unitholders, these cash distributions are not assured. The actual amount distributed will depend on numerous factors including, but not limited to, current global financial conditions and disruptions in the marketplace the REIT’s financial performance, debt covenants and obligations, working capital requirements and future capital requirements. The market price of the Units may deteriorate if the REIT is unable to meet its cash distribution targets in the future.

The after-tax return from an investment in Units to Unitholders subject to Canadian income tax will depend, in part, on the composition for tax purposes of distributions paid by the REIT (portions of which may be fully or partially taxable or may

Cominar Real Estate Investment Trust	2010 Annual Information Form

constitute non-taxable returns of capital). The composition for tax purposes of those distributions may change over time, thus affecting the after-tax return to Unitholders.

Factors that may influence the market price of the Units include the annual yield on the Units, the number of Units issued and outstanding and the payout ratio. An increase in market interest rates may lead purchasers of Units to demand a higher annual yield, which could adversely affect the market price of the Units. Unlike fixed-income securities, there is no obligation of the REIT to distribute to Unitholders any fixed amount and reductions in, or suspensions of, distributions may occur that would reduce yield based on the market price of the Units. In addition, the market price for the Units may be affected by changes in general market conditions, fluctuations in the markets for equity securities, changes in the economic environment and numerous other factors beyond the control of the REIT.

7.2.2 STRUCTURAL SUBORDINATION OF UNITS AND DEBENTURES

In the event of a bankruptcy, liquidation or reorganization of the REIT or any of its subsidiaries, holders of certain of their indebtedness and certain trade creditors will generally be entitled to payment of their claims from the assets of the REIT and those subsidiaries before any assets are made available for distribution to the Unitholders and Debentureholders. The Units and Debentures will be effectively subordinated to most of the other indebtedness and liabilities of the REIT and its subsidiaries. Neither the REIT, nor any of its subsidiaries will be limited in their ability to incur additional secured or unsecured indebtedness.

7.2.3 CREDIT RISK AND PRIOR RANKING INDEBTEDNESS: ABSENCE OF COVENANT PROTECTION

The likelihood that Debentureholders will receive payments owing to them under the terms of the Debentures will depend on the financial health of the REIT and its creditworthiness. In addition, the Debentures are unsecured obligations of the REIT and are subordinate in right of payment to all the REIT’s existing and future senior indebtedness. Therefore, if the REIT becomes bankrupt, liquidates its assets, reorganizes or enters into certain other transactions, the REIT’s assets will be available to pay its obligations with respect to the Debentures only after it has paid all of its senior and secured indebtedness in full. There may be insufficient assets remaining following such payments to pay amounts due on any or all of the Debentures then outstanding. The Debentures are also effectively subordinate to claims of creditors of the REIT’s subsidiaries except to the extent the REIT is a creditor of such subsidiaries ranking at least pari passu with such other creditors. The Indenture does not prohibit or limit the ability of the REIT or its subsidiaries to incur additional debt or liabilities or to make distributions, except, in respect of distributions, where an Event of Default has occurred and such default has not been cured or waived. The Indenture does not contain any provision specifically intended to protect Debentureholders in the event of a future leveraged transaction involving the REIT.

7.2.4 CONVERSION FOLLOWING CERTAIN TRANSACTIONS

In the case of certain transactions, each Debenture will become convertible into the securities, cash or property receivable by a Unitholder in the kind and amount of securities, cash or property into which the Debenture was convertible immediately prior to the transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the Debentures in the future. For example, if the REIT were acquired in a cash transaction, each Debenture would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on the REIT’s future prospects and other factors.

7.2.5 AVAILABILITY OF CASH FLOW

Distributable Income may exceed actual cash available to the REIT from time to time because of items such as principal repayments, tenant allowances, leasing commissions and capital expenditures. The REIT may be required to use part of its debt capacity or to reduce distributions in order to accommodate such items.

The REIT may need to refinance its debt obligations from time to time, including upon expiration of its debt. There could be a negative impact on Distributable Income if debt obligations of the REIT are replaced with debt that has less favourable terms or if the REIT is unable to refinance its debt. In addition, loan and credit agreements with respect to debt obligations of the REIT, include, and may include in the future, certain covenants with respect to the operations and financial condition of the REIT and Distributable Income may be restricted if the REIT is unable to maintain any such covenants.

Cominar Real Estate Investment Trust	2010 Annual Information Form

7.2.6 INABILITY TO REDEEM DEBENTURES IN THE EVENT OF A CHANGE OF CONTROL

In the event of a change of control including the acquisition, by one or more persons acting jointly or in concert, of voting control or direction over an aggregate of 66 % or more of the outstanding Units (a “Change of Control”), a Debentureholder may require the REIT to purchase, on the date which is 30 days after the delivery of a notice of a Change of Control, all or any part of such Debentureholder’s Debentures at a price equal to 101% of the principal amount of the Debentures plus accrued and unpaid interest up to but not including the date of the put option. The REIT does not have the funds required to make the purchases that may be required, and there is no guarantee that it will have access to such funds.

7.2.7 UNITHOLDER LIABILITY

The Contract of Trust provides that no Unitholder or annuitant under a plan of which a Unitholder acts as trustee or carrier (an “annuitant”) will be held to have any personal liability as such, and that no resort shall be had to the private property of any Unitholder or annuitant for satisfaction of any obligation or claim arising out of or in connection with any contract or obligation of the REIT or of the Trustees. Only assets of the REIT are intended to be liable and subject to levy or execution.

The Contract of Trust further provides that certain written instruments signed by the REIT (including all immovable hypothecs and, to the extent the Trustees determine to be practicable and consistent with their obligation as Trustees to act in the best interests of the Unitholders, other written instruments creating a material obligation of the REIT) shall contain a provision or be subject to an acknowledgment to the effect that such obligation will not be binding upon Unitholders personally or upon any annuitant. Except in case of bad faith or gross negligence on their part, no personal liability will attach under the laws of the Province of Québec to Unitholders or annuitants for contract claims under any written instrument disclaiming personal liability as aforesaid.

However, in conducting its affairs, the REIT will be acquiring immovable property investments, subject to existing contractual obligations, including obligations under hypothecs, mortgages and leases. The Trustees will use all reasonable efforts to have any such obligations, other than leases, modified so as not to have such obligations binding upon any of the Unitholders or annuitants personally. However, the REIT may not be able to obtain such modification in all cases. If a claim is not satisfied by the REIT, there is a risk that a Unitholder or annuitant will be held personally liable for performance of the obligations of the REIT where the liability is not disavowed as described above. The possibility of any personal liability attaching to Unitholders or annuitants under the laws of the Province of Québec for contract claims where the liability is not so disavowed is remote.

The REIT will use all reasonable efforts to obtain acknowledgments from the hypothecary creditors under assumed hypothecs that assumed hypothec obligations will not be binding personally upon the Trustees, the Unitholders or any annuitant.

Claims against the REIT may arise other than under contracts, including claims in delict, claims for taxes and possibly certain other statutory liabilities. The possibility of any personal liability of Unitholders for such claims is considered remote under the laws of the Province of Québec, and the nature of the REIT’s activities are such that most of its obligations arise by contract, with non-contractual risks being largely insurable. In the event that payments of a REIT obligation were to be made by a Unitholder, such Unitholder would be entitled to reimbursement from the available assets of the REIT.

Article 1322 of the Civil Code of Québec effectively states that the beneficiary of a trust is liable towards third persons for the damage caused by the fault of the trustees of such trust in carrying out their duties only up to the amount of the benefit such beneficiary has derived from the act of such trustees and that such obligations are to be satisfied from the trust patrimony. Accordingly, although this provision remains to be interpreted by the courts, it should provide additional protection to Unitholders with respect to such obligations.

The Trustees will cause the activities of the REIT to be conducted, with the advice of counsel, in such a way and in such jurisdictions as to avoid, to the extent they determine to be practicable and consistent with their duty to act in the best interests of the Unitholders, any material risk of liability on the Unitholders for claims against the REIT.

7.2.8 STATUS FOR TAX PURPOSES

7.2.8.1 Corporate income tax

Cominar is currently subject to income tax as a “mutual fund trust”. Pursuant to its Contract of Trust, the trustees intend to distribute or allocate all taxable income directly earned by Cominar to Unitholders and to deduct such distributions and allocations for income tax purposes.

Cominar Real Estate Investment Trust	2010 Annual Information Form

Cominar’s subsidiaries are subject to tax on their taxable income under the Income Tax Act and Taxation Act.

7.2.8.2 Taxation of distributions of specified investment flow-through entities (“SIFTs”) trusts

Since 2007, SIFT trusts have been subject to income tax on the distributions they make. Briefly, a SIFT is an entity (such as a trust) that resides in Canada, the investments of which are listed on a stock exchange or other public market and that holds one or more non-portfolio properties.

7.2.8.3 Exception for real estate investment trusts (“REITs”)

The SIFT trust rules do not apply to trusts that qualify as REITs for a given taxation year. The conditions to qualify as a REIT have been amended in connection with Bill C-10, which received Royal Assent on March 12, 2009. Generally, a REIT is a trust residing in Canada that meets the following conditions: (i) its “non-portfolio properties” held during the year are “qualified REIT property”, (ii) at least 95% of its income for the taxation year is from one or more of the following sources: rent from “real or immovable properties”; interest; capital gains from the disposition of real or immovable properties; dividends and royalties, (iii) at least 75% of its income for the taxation year derives from one or more of the following sources: rent from “real or immovable properties”; interest from mortgages or hypothecs on real or immovable properties and capital gains from dispositions of real or immovable properties and (iv) at no time in the taxation year is the total fair market value of all properties held by the trust, each of which is a real or immovable property, a debt of a Canadian corporation represented by a banker’s acceptance, cash or generally, an amount receivable from the Government of Canada or from certain other public agencies, less than 75% of the trust’s net worth at that time.

As at December 31, 2010, Cominar met all of these conditions and qualified as a REIT. As a result, the SIFT tax rules do not apply to Cominar. Cominar’s management intends to take the necessary steps to meet these conditions on an on-going basis in the future.

If the exception for real estate investment funds does not apply to the REIT at any given time in the course of a year (including the current fiscal year), the amendments concerning SIFT trusts and the SIFT rules (according to which certain deductions will no longer be allowed in the calculation of income and the REIT will have to pay additional income tax) will, in that same year, have a significant impact on the amount of the cash distributions that would otherwise have been made.

7.2.9 DILUTION

The number of Units the REIT is authorized to issue is unlimited. The Trustees have the discretion to issue additional Units in other circumstances. Additional Units may also be issued pursuant to the DRIP, the Unit Option Plan and any other incentive plan of the REIT, and upon conversion of the Debentures and Units issuable to the Debenture Trustee (as defined in the Indenture) in payment of interest on Debentures. Any issuance of Units may have a dilutive effect on the Unitholders.

7.2.10 RESTRICTIONS ON CERTAIN UNITHOLDERS AND LIQUIDITY OF UNITS

The Contract of Trust imposes restrictions on non-resident Unitholders who are prohibited from beneficially owning more than 49% of the Units. These restrictions may limit the rights of certain Unitholders, including non-residents of Canada, to acquire Units, to exercise their rights as Unitholders and to initiate and complete take-over bids in respect of the Units. As a result, these restrictions may limit the demand for Securities from certain Unitholders and thereby adversely affect the liquidity and market value of the Securities held by the public. Unitholders who are non-residents of Canada are required to pay all withholding taxes payable in respect of distributions by the REIT. The REIT withholds such taxes as required by the Income Tax Act and remits such payment to the tax authorities on behalf of the Unitholder. The Income Tax Act contains measures to subject non-residents of Canada to withholding tax of certain otherwise non-taxable distributions of Canadian mutual funds to non-resident Unitholders. This may limit the demand for Units and/or Debentures and thereby affect their liquidity and market value.

7.2.11 CASH DISTRIBUTIONS ARE NOT GUARANTEED

There can be no assurance regarding the amount of income to be generated by the REIT’s Properties. The ability of the REIT to make cash distributions, and the actual amount distributed, will be entirely dependent on the operations and assets of the REIT and its Subsidiaries, and will be subject to various factors including financial performance, obligations under applicable credit facilities, fluctuations in working capital, the sustainability of income derived from anchor tenants and capital expenditure requirements. The market value of the Units will deteriorate if the REIT is unable to meet its distribution targets in the future, and

Cominar Real Estate Investment Trust	2010 Annual Information Form

that deterioration may be significant. In addition, the composition of cash distributions for tax purposes may change over time and may affect the after-tax return for investors.

7.2.12 NATURE OF AN INVESTMENT IN THE REIT

A holder of a Unit of the REIT does not hold a share of a body corporate. As holders of Units of the REIT, the Unitholders will not have statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring “oppression” or “derivative” actions. The rights of Unitholders are based primarily on the Contract of Trust. There is no statute governing the affairs of the REIT equivalent to the Canada Business Corporations Act, which sets out the rights, and entitlements of shareholders of corporation in various circumstances.

8. DISTRIBUTIONS

The following outlines the distribution policy of the REIT as contained in the Contract of Trust. The distribution policy may be amended only with the approval of a majority of the votes cast at a meeting of Unitholders.

8.1 GENERAL

The REIT distributes to Unitholders monthly, on or about the 15th day in each calendar month (other than January) and on December 31 each calendar year (a “Distribution Date”), not less than 85% of the Distributable Income of the REIT for the preceding calendar month and, in the case of distributions made on December 31, for the calendar month then ended. Unitholders also receive a distribution on December 31 of each year of: (i) the net realized capital gains of the REIT and the net recapture income of the REIT for the year then ended; and (ii) any excess of the income of the REIT for the purposes of the Income Tax Act over distributions otherwise made for that year.

Distributions are made in cash. Distributions may be adjusted for amounts paid in prior periods if the actual Distributable Income for the prior periods is greater than or less than the Trustees’ estimates for the prior periods.

If the Trustees anticipate a cash shortfall and determine that it would be in the best interests of the REIT, they may reduce for any period the percentage of Distributable Income to be distributed to Unitholders.

Monthly distributions will be based on the Trustees’ estimate of yearly Distributable Income, subject to adjustment from time to time throughout the year.

8.2 COMPUTATION OF DISTRIBUTABLE INCOME FOR DISTRIBUTION PURPOSES

The Distributable Income of the REIT is calculated based on the REIT’s income determined in accordance with the provisions of the Income Tax Act, subject to certain adjustments as set out in the Contract of Trust, including that capital gains and capital losses be excluded, net recapture income be excluded, no deduction be made for non-capital losses, capital cost allowance, terminal losses, amortization of cumulative eligible capital or amortization of costs of issuing Units or financing fees related to the instalment loan, and leasehold and tenant improvements be amortized. Distributable Income so calculated may reflect any other adjustments determined by the Trustees in their discretion and may be estimated whenever the actual amount has not been fully determined. Such estimates will be adjusted as of the subsequent Distribution Date when the amount of Distributable Income has been finally determined.

8.3 COMPUTATION OF NET REALIZED CAPITAL GAINS AND NET RECAPTURE INCOME

The net realized capital gains of the REIT for any year means the amount, if any, by which the capital gains of the REIT for the year exceed the aggregate of (i) the amount of any capital losses of the REIT for the year and (ii) the amount of any net capital losses of the REIT from prior years to the extent not previously deducted. The net recapture income of the REIT for any year means the amount, if any, by which the amount required to be included in the income of the REIT for income tax purposes for such year in respect of recapture of capital cost allowance previously claimed by the REIT exceeds terminal losses realized by the REIT in the year.

Cominar Real Estate Investment Trust	2010 Annual Information Form

8.4 TAX DEFERRAL ON 2010 DISTRIBUTIONS

The distributions made by the REIT to Unitholders in 2010 were tax-deferred at approximately 71.6% by reason of the REIT’s ability to claim capital cost allowance and certain other deductions. In the year of acquisition of a property, capital cost allowance is restricted to one-half of the normal annual rates. The adjusted cost base of Units held by a Unitholder will generally, subject to certain conditions under the Tax Act, be reduced by the non-taxable portion of distributions made to the Unitholder (other than the non-taxable portion of certain capital gains). A Unitholder will generally realize a capital gain to the extent that the adjusted cost base of the Unitholders’ Units would otherwise be a negative amount.

8.5 DISTRIBUTIONS DURING THE LAST THREE FISCAL YEARS

The following table presents the distributions per Unit made by the REIT for the last three fiscal years ending on December 31.

Year	Distribution per Unit ($)

2010	1.440

2009	1.440

2008	1.417

9. CAPITAL STRUCTURE

9.1 GENERAL DESCRIPTION OF CAPITAL STRUCTURE

The ownership interests in the REIT constitute a single class of Units. Units represent a Unitholder’s proportionate undivided ownership interest in the REIT. The aggregate number of Units that the REIT may issue is unlimited. As at December 31, 2010, there were 62,688,799 Units outstanding. No Unit has any preference or priority over another. No Unitholder has or is deemed to have any right of ownership in any of the assets of the REIT. Each Unit confers the right to one vote at any meeting of Unitholders and to participate equally and ratably in any distributions by the REIT and, in the event of any required distribution of all of the property of the REIT, in the net assets of the REIT remaining after satisfaction of all liabilities. Units are issued in registered form, are non-assessable when issued and are transferable. Issued and outstanding Units may be subdivided or consolidated from time to time by the Trustees without Unitholder approval. No certificates for fractional Units will be issued and fractional Units will not entitle the holders thereof to vote.

The Units are issued upon the terms and subject to the conditions of the Contract of Trust, which Contract of Trust is binding upon all Unitholders.

On April 7, 2010, the REIT issued 6,021,400 units at a subscription price of $19.10 for total gross proceeds of $115.0 million.

The REIT has also issued unsecured subordinated convertible debentures, which are more fully described in section 4.5.2 of this Annual Information Form.

9.2 RESTRICTION ON THE ISSUE AND TRANSFER OF UNITS

The Contract of Trust imposes certain restrictions to non-residents of Canada, who may not be the beneficial owners of more than 49% of Units. See “Restrictions on Certain Unitholders and Liquidity of Units”.

10. DISTRIBUTION REINVESTMENT PLAN

The REIT has set up a distribution reinvestment plan (the “Distribution Reinvestment Plan”) pursuant to which Unitholders may elect to have all cash distributions of the REIT automatically reinvested in additional Units at a price per Unit calculated by reference to the weighted average of the trading price of Units on the Toronto Stock Exchange for the twenty trading days immediately preceding the relevant Distribution Date. No brokerage commissions will be payable in connection with the

Cominar Real Estate Investment Trust	2010 Annual Information Form

purchase of Units under the Distribution Reinvestment Plan and all administrative costs will be borne by the REIT. Proceeds received by the REIT upon the issuance of additional Units under the Distribution Reinvestment Plan will be used by the REIT for future property acquisitions, capital improvements and working capital.

In order to encourage participation in the Distribution Reinvestment Plan, the Trustees of the REIT amended it on March 27, 2001, so that the Unitholders who participated in the Distribution Reinvestment Plan will be granted the right to receive an additional number of Units equal to 5% of the distributions to which they are entitled and which they choose to reinvest.

Unitholders who reside in the United States or who are United Stated citizens will not be entitled to participate in the Distribution Reinvestment Plan.

11. MARKET FOR SECURITIES OF THE REIT

11.1 MARKET FOR UNITS

The REIT’s Units are listed and posted for trading on the Toronto Stock Exchange under the symbol “CUF.UN”.

The following table sets forth the market price range, in Canadian dollars, and trading volumes of the REIT’s Units on the Toronto Stock Exchange for each month of the most recently completed fiscal year.

Fiscal Year ended December 31, 2010	High ($)	Low ($)	Trading Volumes

January	19.86	19.02	1,314,900

February	19.44	18,20	2,180,100

March	19.73	18.79	4,066,000

April	19.30	18.83	3,419,500

May	19.24	17.53	2,395,700

June	19.50	18.24	3,211,100

July	20.19	18.62	1,617,300

August	20.89	19.40	1,658,900

September	21.69	20.17	3,209,900

October	22.50	21.15	2,406,700

November	22.08	20.26	2,391,600

December	22.02	20.50	2,604,200

Cominar Real Estate Investment Trust	2010 Annual Information Form

11.2 MARKET FOR DEBENTURES

The Debentures are listed and posted for trading on the Toronto Stock Exchange under the symbols “CUF.DB”, “CUF.DB.B”, “CUF.DB.C”, “CUF.DB.D” and “CUF.DB.E”. The following tables set forth the market price range, in Canadian dollars, and trading volumes of the REIT’s Debentures on the Toronto Stock Exchange for each month of the most recently completed fiscal year.

CUF.DB
Fiscal year ended December 31, 2010	High ($)	Low ($)	Trading Volumes (000)

January	102.60	99.87	3,821

February	110.55	106.18	187

March	112.99	108.58	322

April	110.10	107.69	133

May	110.00	105.00	1,218

June	111.25	105.00	796

July	115.44	110.00	263

August	116.31	111.51	139

September	124.00	116.83	296

October	128.35	123.20	401

November	126.41	119.65	1,285

December	127.00	118.42	182

Cominar Real Estate Investment Trust	2010 Annual Information Form

CUF.DB.B
Fiscal year ended December 31, 2010	High ($)	Low ($)	Trading Volumes (000)

January	102.60	99.87	3,855

February	102.50	101.50	975

March	102.50	101.00	906

April	103.00	100.65	480

May	102.50	96.05	437

June	103.50	100.75	917

July	103.00	101.50	415

August	106.10	102.00	243

September	104.75	102.01	237

October	105.00	101.00	705

November	104.00	102.50	254

December	103.55	100.50	438

Cominar Real Estate Investment Trust	2010 Annual Information Form

CUF.DB.C
Fiscal year ended December 31, 2010	High ($)	Low ($)	Trading Volumes (000)

January	101.65	99.50	2,270

February	104.00	102.00	1,522

March	102.50	100.00	1,796

April	102.25	100.50	995

May	102.00	100.70	1,025

June	101.61	100.50	782

July	103.00	100.50	631

August	104.00	102.50	471

September	105.00	103.00	732

October	104.00	102.25	616

November	105.00	103.50	1,499

December	105.50	100.50	588

Cominar Real Estate Investment Trust	2010 Annual Information Form

CUF.DB.D
Fiscal year ended December 31, 2010	High ($)	Low ($)	Trading Volumes (000)

January	106.50	103.50	1,417

February	106.50	104.00	4,326

March	105.25	103.50	4,217

April	105.50	103.50	2,747

May	104.50	101.00	1,059

June	104.00	102.50	4,297

July	106.00	102.75	8,273

August	106.25	105.25	601

September	107.75	105.70	598

October	110.00	106.11	10,751

November	112.99	105.02	6,151

December	109.01	106.00	1,065

Cominar Real Estate Investment Trust	2010 Annual Information Form

CUF.DB.E
Fiscal year ended December 31, 2010	High ($)	Low ($)	Trading Volumes (000)

January	99.25	98.50	6,002

February	99.10	98.00	7,222

March	99.75	98.30	8,328

April	100.00	99.00	3,044

May	100.00	97.00	3,109

June	101.00	99.75	1,765

July	102.20	99.75	1,331

August	103.00	101.00	727

September	103.00	101.01	846

October	103.00	101.50	421

November	103.50	101.00	777

December	102.00	100.00	599

Cominar Real Estate Investment Trust	2010 Annual Information Form

12. TRUSTEES AND OFFICERS OF THE REIT

12.1 INFORMATION CONCERNING TRUSTEES

The following table sets forth the name of each current Trustee, the positions and offices within the REIT currently held by them, their principal occupations and their employment during the last five years, the period during which each served as Trustee of the REIT and the approximate number of Units they have advised are beneficially owned, directly or indirectly, by them or over which they exercise control or direction as at March 24, 2011:

Name, municipality of residence and office	Principal occupation	Period during which served as a Trustee	Number of Units beneficially owned or over which control or direction is exercised (1)
Robert Després, O.C., G.O.Q. (2) (5) Québec City, Québec Independent Trustee	Chairman of the Board Corporate director	1998-	16,500
Michel Dallaire, Eng. Québec City, Québec AM Total Investments Trustee, President and Chief Executive Officer of the REIT	President and Chief Executive Officer of the REIT	1998-	8,769,346(6)
Me Michel Paquet Québec City, Québec AM Total Investments Trustee, Senior Executive Vice-President of the REIT	Senior Executive Vice-President of the REIT	1998-	8,654,919 (6)
Alain Dallaire Lac Beauport, Québec AM Total Investments Trustee, Executive Vice-President, Operations	Executive Vice-President, Operations of the REIT	2006-	8,679,284(6)
Pierre Gingras (3) Québec City, Québec AM Total Investments Trustee	Corporate director	1998-	104,735(7)
Alban D’Amours, G.O.Q. (2) (4) Québec City, Québec Independent Trustee	Corporate director	2009-	5,000
Me Gérard Coulombe, Q.C. (4) (5) Sainte-Marthe Québec Independent Trustee	Partner, Lavery, Montréal	2007-	2,544
Dino Fuoco, CMA, FCMA (2) (3) Montreal, Québec Independent Trustee	President of Matvet Veterinary Equipment Inc.	2006-	–
Ghislaine Laberge, ASC (3) (4) (5) Montréal, Québec Independent Trustee	Corporate director	1998-	6,358

  NOTES:

(1)	Each Trustee has furnished information as to the Units beneficially owned by him or over which he exercises control or direction.
(2)	Member of the Audit Committee.
(3)	Member of the Investment Committee.
(4)	Member of the Compensation Committee.
(5)	Member of the Nominating and Corporate Governance Committee.
(6)

Comprises 8,277,175 Units held by AM Total Investments, general partnership (formerly known as Cominar, general partnership). The Units held by AM Total Investments, general partnership, are indirectly held by Corporation financière Alpha (CFA) Inc. (“CFA”) and 357,000 Units are held by Fiducie testamentaire Jules Dallaire. The shares of CFA are owned by the children of the late Jules Dallaire, including Michel Dallaire, and related family trusts.

(7)	Comprises 20,151 Units held by Placements Moras inc.

The term of Michel Dallaire, Alain Dallaire, Michel Paquet and Pierre Gingras will expire upon the election or appointment of their respective successors by the Dallaire Group.

Cominar Real Estate Investment Trust	2010 Annual Information Form

Each of the Trustees listed above has held his or her principal occupation for the five (5) preceding years, except for Mtre Gérard Coulombe who, from 1977 to 2007, was a senior partner with Desjardins Ducharme S.E.N.C., a law firm, and for Mr. Alban D’Amours who was President and Chief Executive Officer of Mouvement des caisses Desjardins from 2000 to 2008.

12.2 INFORMATION CONCERNING NON-TRUSTEE OFFICERS

Non-Trustee Officer	Office with the REIT	Province and Country of Residence

Michel Berthelot	Executive Vice-President and Chief Financial Officer	Québec, Canada

Scott McCrea	Executive Vice-President, Atlantic Provinces	Nova Scotia, Canada

Michel Ouellette	Executive Vice-President, Acquisitions and Development	Québec, Canada

Todd Bechard	Vice-President, Finance - Atlantic Provinces	Nova Scotia, Canada

René Bérubé	Vice-President, Leasing - Québec City	Québec, Canada

Wally Commisso	Vice-President, Property Management - Montréal	Québec, Canada

Andrée Dallaire	Vice-President, Corporate Affairs	Québec, Canada

Anne-Marie Dubois	Vice-President, Leasing and Development - Montréal/Ottawa	Québec, Canada

Jean-Guy Moreau	Vice-President, Development	Québec, Canada

Richard Nolin	Vice-President, Retail	Québec, Canada

Carl Pépin	Vice-President, Accounting	Québec, Canada

Patrick Quigley	Vice-President and Corporate Secretary	Québec, Canada

Roger Turpin	Vice-President and Treasurer	Québec, Canada

Each of the non-trustee officers of the REIT has held his or her present principal office or another position with the REIT for the five preceding years, with the exception of (i) Jean-Guy Moreau, who joined the REIT as Vice-President, Development in May 2007 and who was previously Director of Québec City’s land management division; (ii) Wally Commisso and Anne-Marie Dubois, respectively Vice-President, Property Management – Montréal and Vice-President, Leasing and Development – Montréal/Ottawa who joined the REIT in June 2007, and who were previously Vice-President, Building Operations and Vice-President, Office and Industrial Leasing for the Alexis Nihon REIT; (iii) Roger Turpin, who joined the REIT as Vice-President and Treasurer in September 2007 and who was previously Vice-President, Secretary and Treasurer of the Alexis Nihon REIT; and (iv) Patrick Quigley, who joined the REIT as Vice-President and Corporate Secretary in February 2010 and who as previously Vice-President, Corporate Affairs and Secretary of the Québec City based corporation, INO (National Optics Institute).

As at March 30, 2011, the executive officers and Trustees of the REIT beneficially owned as a group or exercised control or direction, directly or indirectly, over 9,083,864 Units representing approximately 14.4 % of the outstanding Units.

12.3 INDEPENDENCE

The REIT considers that the Independent Trustees are independent within the meaning of National Instrument 58-101 respecting disclosure of corporate governance practices and that the members of the Audit Committee are independent within the meaning of Regulation 52-110 respecting Audit Committees. The Trustees appointed by the Dallaire Group are not considered independent.

Cominar Real Estate Investment Trust	2010 Annual Information Form

12.4 AUDIT COMMITTEE

12.4.1 GENERAL PROVISIONS

The REIT has an Audit Committee which currently consists of Messrs. Dino Fuoco (Chairman), Alban D’Amours and Robert Després. All the members of the Audit Committee are Independent Trustees and are considered “independent” and “financially literate” within the meaning of Multilateral Instrument 52-110 with respect to Audit Committees. Mr. Fuoco is a Fellow member of the Ordre des comptables en management accrédités du Québec, Mr. Després is a Fellow of the Corporation of Certified General Accountants of Quebec and a Fellow of the Ordre des comptables en management accrédités du Québec, and Mr. D’Amours is the former President and Chief Executive Officer of the Fédération du Mouvement des caisses Desjardins and is a Fellow of the Ordre des administrateurs agréés du Québec.

12.4.2 MANDATE OF THE AUDIT COMMITTEE

The mandate of the Audit Committee is to assist the Board of Trustees of the REIT in fulfilling its oversight responsibilities. As such, the Audit Committee reviews the financial reporting process, the system of internal controls, the management of financial risks, the audit process and the REIT’s process for monitoring compliance with laws and regulations and its own general policies. The Committee maintains effective working relationships with the Board of Trustees, Management and external auditors. The mandate of the Audit Committee is attached hereto as SCHEDULE “A”.

12.4.3 EDUCATION AND EXPERIENCE OF AUDIT COMMITTEE MEMBERS

The following is a brief summary of the education and experience of each member of the Audit Committee that is relevant to the performance of his or her responsibilities as a member of the Audit Committee, including any education or experience that has provided the member with an understanding of the accounting principles used by the REIT to prepare its annual and interim financial statements.

Name of Audit Committee Member	Relevant Education and Experience

Dino Fuoco, FCMA

Mr. Fuoco is a member of the Ordre des comptables en management accrédités du Québec and is also a Fellow member of this Corporation. Mr. Fuoco serves as director of several public companies and as Chairman of a number of Audit Committees. Mr. Fuoco presently chairs the Audit Committee of the REIT.

Robert Després, OC., GOQ., M.Sc.C., FCGA, FCMA

Mr. Després, M.Sc., is a Fellow of the Ordre des comptables en management accrédités du Québec and is also a Fellow of the Corporation professionnelle des comptables généraux licenciés du Québec. He serves as director of several public companies and as Chairman and member of audit committees.

Alban D’Amours, Ph.D., G.O.Q., F.Adm.A.

Alban D’Amours was President and Chief Executive Officer of the Mouvement des caisses Desjardins from 2000 to 2008. In 1988 he joined the Confédération des caisses Desjardins du Québec, where he held various management positions. He held various positions in the Quebec civil service, including those of Associate Deputy Minister of Energy and Deputy Minister of Revenue. He taught for 12 years at the Université de Sherbrooke, where he helped set up the Economics Department. Mr. D’Amours completed his doctoral studies with a major in monetary policy, public finance and econometrics.

Each of the Audit Committee members therefore understands the accounting principles used by the REIT to prepare its financial statements and has the capacity to generally assess the application of the accounting principles related to the accounting of estimates, accounts receivable, accounts payable and reserves. Messrs. Fuoco, Després and D’Amours all have experience in the preparation, audit, analysis and assessment of financial statements containing accounting issues of a generally similar scope and complexity as can reasonable be expected to be raised by the REIT’s financial statements. Messrs. Fuoco, Després and D’Amours also understand internal controls and disclosure controls and procedures.

Cominar Real Estate Investment Trust	2010 Annual Information Form

12.4.4    EXTERNAL AUDITOR SERVICE FEES

The following table shows fees paid to the external auditors(1) in the past two fiscal years for various services provided to the REIT:

	Year ended December 31, 2010 ($)	Year ended December 31, 2009 ($)

Audit Fees	139,517	114,772
Audit – Related Fees	27,900	40,869
Audit – Operating Expenses	12,400	10,400
Fees related to conversion to IFRS	26,906	65,250
Fees related to fiscal services	76,668	138,502
Other Fees	64,965	176,810

TOTAL:	348,356	546,603
Notes: (1) PricewaterhouseCoopers, LLP from May 18, 2010 and Ernst & Young, LLP in 2009 and up to May 18, 2010.

Audit Fees

These fees include professional services rendered by the external auditors for statutory audits of the annual financial statements.

Audit – Related Fees

These fees include professional services for consultation services during the statutory audits or interim reviews.

Audit – Operating Expenses

These fees include professional services for audits of the operating expenses of certain properties in accordance with leases in place for such properties.

Fees Related to Fiscal Services and Other Fees

These fees include the total fees paid to the auditors for services other than those presented in the preceding categories, including services related to obtaining comfort letters in connection with the issuance of debentures and units, fiscal services and fees incurred in connection with the conversion from GAAP to IFRS and reviews of internal controls.

12.4.5 PROCEDURES FOR THE ENGAGEMENT OF AUDIT AND NON-AUDIT SERVICES

The Audit Committee may engage advisors if it deems it necessary in the exercise of its functions, and fix and pay their remuneration.

12.5 CEASE TRADE ORDERS AND BANKRUPTCIES

To the knowledge of the Trustees and officers of the REIT and according to information provided to the REIT, none of the candidates proposed for election as Independent Trustee of the REIT, other than (i) Robert Després who was a director and an officer of McWatters Mining Inc., a mining company which filed in January 2004 a notice of intention to submit a proposal to its creditors under the Bankruptcy and Insolvency Act which was accepted by its creditors in June 2004 and subsequently ratified by the Superior Court of the district of Québec City in July 2004, and (ii) Gérard Coulombe who, until September 28, 2005, was a Board member of Centre International de Gestion de Projets G.P., a non-profit company which went bankrupt on September 29, 2005, is, as of the date of this Annual Information Form or has been, within the ten years before such date, a director, trustee, chief executive officer or chief financial officer or, in respect of subsection c) below, an executive officer of a company which, while the person was acting in such capacity:

(a)	was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

Cominar Real Estate Investment Trust	2010 Annual Information Form

(b)

was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(c)

within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

12.5.1 PERSONAL BANKRUPTCIES

No trustee or officer has within the past 10 years, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his, her or its assets.

13. LEGAL PROCEEDINGS AND REGULATORY ACTIONS

The REIT is involved in various claims and litigation as a regular part of its business. Management believes that the resolution of these claims and litigation (which in certain cases are subject to applicable deductibles covered by insurance) will not have a material adverse effect on its financial position or results of operations.

In addition, in the fiscal year ended December 31, 2010, the REIT has not been subject of any penalties or sanctions imposed by a court pursuant to securities legislation or regulatory authority or any penalties or sanctions that a reasonable investor would consider significant and that were imposed by a court or regulatory body or any settlement agreements pertaining to such penalties or sanctions.

14. INTEREST OF MANAGEMENT AND OTHER INFORMED PERSONS IN MATERIAL TRANSACTIONS

Michel Dallaire and Alain Dallaire, Trustees and officers of the REIT, indirectly control Corporation financière Alpha CFA Inc. (“CFA”), Société de développement Laurier (SDL) inc. (“SDL”), Société de développement Alpha (SDA) inc. (“SDA”) and Dalcon inc. (“Dalcon”). Michel Paquet, also a Trustee and officer of the REIT, is associated with these corporations, acting as their corporate secretary.

On May 4, 2009, the REIT sold a 5% interest in the Complexe Jules-Dallaire to SDL for a consideration of $2 million, reflecting 5% of investments made to date in the Complexe Jules-Dallaire by Cominar. SDL continues to assume its share of investments made since that date. As part of this transaction, the REIT and SDL have entered into a co-ownership agreement with various liquidity rights such as a buy-sell mechanism in favour of Cominar, mutual rights of first refusal, and acquisition rights in favour of Cominar in the event of a change of control of SDL, and in favour of SDL in the event of an acquisition proposal in respect of the REIT.

On November 5, 2010, Cominar sold land held for future developments in Québec City to SDA, for a consideration of $34.3 million. This transaction has allowed the REIT to optimize its land holdings for future developments while meeting the limitations set forth in its Contract of Trust regarding such category of properties.

During the fiscal year ended December 31, 2010, the REIT recorded net leasing revenues of $0.5 million from Dalcon and CFA. For various unrelated projects, the REIT incurred expenses of $9.3 million for the completion by Dalcon, on its behalf, of leasehold improvements and of $37.4 million for the construction and development of income-producing properties on its behalf by Dalcon. The REIT’s Board of Trustees believes that these expenses are at competitive levels and beneficial to the REIT and it does not have any disputes with Dalcon.

Apart from the information provided in this Annual Information Form or in the consolidated financial statements of the REIT for the fiscal year ended December 31, 2010 and since January 1, 2011, the REIT has no knowledge of any material interest of a Trustee or of an officer, current or proposed, in any transaction, or in a proposed transaction, that could or will materially affect the REIT.

15. TRANSFER AGENT AND REGISTRAR

The REIT’s transfer agent and registrar is Computershare Trust Company of Canada. The register of transfers maintained is located at its offices in Montréal, Québec.

Cominar Real Estate Investment Trust	2010 Annual Information Form

16. INTEREST OF EXPERTS

PricewaterhouseCoopers LLP are the external auditors of the REIT who prepared the Auditor’s Report to the Unitholders dated March 2, 2011 with respect to the consolidated annual financial statements of the REIT for the fiscal year ended December 31, 2010. PricewaterhouseCoopers LLP is independent with respect to the REIT within the meaning of the Code of Ethics of the Ordre des comptables agréés du Québec.

17. ADDITIONAL INFORMATION

Additional information with respect to the REIT may be found on SEDAR at www.sedar.com.

Additional information, including Trustees and officers’ remuneration, principal holder of the REIT’s Units and Units authorized for issuance under the Unit Option Plan, where applicable, is contained in the REIT’s information circular for its most recent annual meeting of Unitholders that involves the election of Trustees.

Additional financial information is provided in the REIT’s financial statements and Management’s Discussion and Analysis for the fiscal year ended December 31, 2010 available on SEDAR at www.sedar.com.

Cominar Real Estate Investment Trust	2010 Annual Information Form

SCHEDULE “A”

AUDIT COMMITTEE

CHARTER

CONSTITUTION

The Board of Trustees (the “Board”) has by resolution set up an Audit Committee (the “Committee”) made up of three unrelated and independent trustees (as such term is defined in the Independence Standards Applicable to Audit Committees) who are financially literate.

The Board appoints the members and designates the Committee Chair. The Committee may from time to time invite other persons it considers advisable to attend its meetings and participate in deliberations and discussions on the various matters transacted by the Committee. Any person invited to attend Committee meetings who is not a member of the Committee is not entitled to vote on decisions made thereat.

RESPONSIBILITIES OF THE CHAIR OF THE COMMITTEE

The Chair of the Committee is responsible for the following:

(i)	Scheduling Committee meetings;

(ii)	In consultation with the Executive Vice-President and CFO, preparing the agenda for Committee meetings and ensuring that relevant documentation is made available in a timely manner;

(iii)	Chairing Committee meetings;

(iv)	Ensuring that the Committee fulfils its responsibilities as per its Charter and complies with the terms thereof; and

(v)	Reporting to the Board of Trustees on all matters transacted by the Committee.

QUORUM

A majority of the Committee members constitutes the quorum.

MEMBER TERMS

Members appointed to the Committee hold office until the first meeting of the Board following the annual general meeting of Unitholders or until they resign or are removed. Any member who ceases to be a Trustee shall cease to be a member of the Committee and may also be removed from office at any time by the Board.

PROCEDURE

The Committee follows the same procedure for calling and holding its meetings as the Board does with regard to such issues. The Board secretary also serves as secretary of the Committee.

MEETINGS

The Committee meets as often as circumstances require but it must hold at least four regularly scheduled meetings per year.

Cominar Real Estate Investment Trust	2010 Annual Information Form

PRESENCE OF EXTERNAL AUDITORS

The external auditor attends Committee meetings when the auditor’s presence is considered necessary, and in particular for the part thereof during which the auditor’s approach and the audit scope are presented and when the auditor’s remuneration is discussed as well as when the audited annual financial statements, the audit report, the auditor’s responses to the Committee’s questions and the letter to Management with comments from Management are reviewed. The external auditor may request that the Committee Chair convene a meeting of the Committee.

POWERS OF THE COMMITTEE

The Committee exercises all powers and duties conferred upon it under the Contract of Trust and the laws and regulations governing the REIT.

In the exercise of its duties, the Committee or its representative is authorized to access the books, ledgers and accounts of the REIT and its subsidiaries, and to discuss any question concerning the financial situation and financial results of the REIT and its subsidiaries with the officers and the internal and external auditors of the REIT and its subsidiaries.

The Committee is also authorized to obtain any information it may require from employees, who must respond promptly to the requests of the Committee or its representatives, and to meet as often as necessary with the officers, internal and external auditors or external advisors.

The Committee may engage independent attorneys or other advisors it deems necessary in the exercise of its duties, and fix and pay their remuneration. However, should the amounts incurred exceed $40,000 during a given year, the Committee shall obtain Board approval in the form of a resolution adopted to this effect.

PURPOSE OF THE COMMITTEE

The Committee assists the Board in fulfilling its responsibility to oversee the financial management of the REIT, the financial information presentation process, the internal control system, the internal and external auditing process, the identification and management of financial risks and the procedures set up to ensure compliance with the code of ethics and professional conduct and the laws and regulations governing the REIT. In performing its duties, the Committee shall promote good relations with the Board, Management and the internal and external auditors.

The REIT’s Management is responsible for the preparation, presentation and integrity of financial statements as well as for the efficient functioning of the system of internal controls respecting disclosure of financial information. Management and the internal audit department, if any, are responsible for implementing and applying appropriate accounting and financial principles and policies respecting the disclosure of financial information and internal controls and procedures in accordance with accounting standards and practices and in compliance with the relevant laws and regulations.

The external auditor is responsible for planning and conducting an audit of the REIT’s annual financial statements, in accordance with Canadian generally accepted auditing standards, which are intended among other things to establish with reasonable assurance that the financial information set forth in the financial statements is free from material inaccuracies pursuant to generally accepted accounting principles. The auditor must also inform the Committee of any deficiency that it may find during its annual audit regarding the effective functioning of the system of internal controls, including as concerns the disclosure of financial information.

Unless the situation is otherwise and the Committee members are aware of it – in which case, they must promptly inform the Board of Trustees – the latter are entitled to rely on the integrity of the persons or organizations that provide them with internal and external information, on the accuracy of the financial and other information that the Committee members receive from such persons or organizations and on statements made by Management and the external auditor regarding non-audit services provided by the external auditor.

MANDATE

1.	Recommend to the Board the choice of the external auditor, whose work it is directly responsible for overseeing, and remind same that the ultimate client are the Unitholders and not Management.

Cominar Real Estate Investment Trust	2010 Annual Information Form

2.	Recommend to the Board the remuneration to be paid to the external auditor as well as the terms and conditions of the auditor’s mandate.

3.	Determine and confirm the independence of the external auditor.

4.

Review with the external auditor the approach and scope of the audit program, oversee the auditor’s work and report to the Board on material qualifications that the Committee may have or that the external auditor may have formulated.

5.

Give prior approval to all non-audit services desired to be referred to external auditors to the extent the remuneration paid for these services does not exceed 5% of the total remuneration paid by the REIT and its subsidiaries to external auditors during the fiscal year in which the services are rendered and provided that the Audit Committee is kept informed thereof at each meeting.

In addition, the Committee may, subject to certain conditions, adopt specific policies and procedures to delegate prior approval authority. It may also delegate this authority to one of its members provided said member informs the Committee at its next regular meeting following the approval.

6.	Oversee performance of the work of the external auditor.

7.

Review the quarterly unaudited financial statements and notes thereto, the management discussion and analysis, the external auditor’s report, the press releases, the message to Unitholders and any other written communications intended for the public, the regulatory authorities, etc. and recommend their approval to the Board.

8.

Review the annual audited financial statements and recommend their approval to the Board, as well as all financial statements and reports that may require review by the Committee pursuant to applicable laws and regulations or in response to a request from the Board. The Committee is also responsible for reviewing all related financial information, including the financial information contained in the annual report, the MD&A, the annual information form and any prospectus.

In performing this task, the Committee shall discuss with the external auditor such issues as the acceptability and quality of the accounting principles and practices applied, underlying assumptions and material judgments affecting the REIT’s financial statements, while ensuring that there is no disagreement between the auditor and Management concerning the financial statements. Should a disagreement arise, the Committee is responsible for resolving it.

9.

Receive at each regular meeting a certificate signed by the Chief Executive Officer and the Chief Financial Officer to the effect that the quarterly and annual financial statements and the related MD&A are free of false or misleading information and that they fairly reflect the REIT’s financial situation, operating results and cash flow for the period in question.

10.

Receive and examine the external auditor’s quarterly report as well as those the auditor may produce following the interim and final audit or for any other purpose and the auditor’s letter to Management together with Management’s comments on each point raised.

11.	Following a review of the external auditor’s comments and suggestions with the auditor, report to the Board on the following matters:

•	the pertinence of accounting records and how they are kept;
•	the pertinence and efficiency of the accounting, internal control and information systems as well as the extent to which they are properly and uniformly applied; and
•	the competency and efficiency of the personnel assigned to accounting, financial and internal control tasks as well as the number of people working in each of these areas.

12.	Assess the performance of the external auditor.

13.

Following consultation with the external and internal auditors, request that Management indicate to the Committee the major risks to which the REIT is exposed and the actions taken to minimize them, and report to the Committee thereon at each regular meeting. Following a review, the Committee shall make any necessary modifications.

Cominar Real Estate Investment Trust	2010 Annual Information Form

14.

Following the periodic evaluation of the competency, performance and independence of the external auditor, recommend to the Board renewal or, if deemed appropriate, termination of the auditor’s mandate either by recommending that the mandate not be renewed or by recommending that a meeting of the Unitholders be held to consider the auditor’s removal.

15.	Periodically assess the need to set up an internal audit program. Where such a function exists or is created:

•	determine how the work it includes will be carried out;
•	examine the approach and scope of the program, the audit plan and the budget;
•	review quarterly the reports issued together with comments from Management;
•	keep informed of projects and activities related to this program;
•	assess its performance;
•	ensure that Management follows up on the recommendations it and the Committee have accepted; and
•	ensure the best possible match between the external auditor’s program and the internal auditor’s program.

16.

Obtain at each quarterly meeting an officer certificate stating that the REIT complies with all applicable laws and regulations, including rules of corporate governance, that there are no off-balance sheet activities and that the REIT is not in default under any of its loans or contracts.

17.

Review the efficiency of the system implemented to ensure that the REIT complies with all applicable laws and regulations and review the results of any investigations that Management conducted and ensure that the Committee is informed of any fraudulent activity or accounting irregularities.

18.	Review quarterly the status of pending, ongoing and threatened litigation or actions.

19.

Ensure that a code of ethics and professional conduct is in place and that all trustees, officers and employees are made aware of it, evaluate the system established to ensure compliance with the code and make sure the Committee is advised, at least once a year, of all infringements reported and, as quickly as possible following the occurrence thereof, of any material infringement.

20.	Review the policies and procedures in place for the approval of the expenses and bonuses of officers.

21.	Periodically address important accounting issues and review the manner in which the most recent reports and statements, both professional and regulatory, are presented.

22.

Ensure that the general insurance portfolio for the REIT and its subsidiaries is adequate and make appropriate recommendations to the Board while ensuring that the recovery plan in the event of disaster is appropriate.

23.	Review and report to the Board on contingent liabilities and commitments of the REIT and its subsidiaries.

24.	Establish procedures for the confidential and anonymous communication of employees’ concerns about questionable matters relating to accounting or audit.

25.	Review and approve the REIT’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor.

26.

Establish the list of questions to be submitted in writing at the end of the year to the external auditor and Management and review the responses received when reviewing the audited financial statements.

27.

Ensure that the Committee’s Charter is disclosed when required, including in the annual information form. 28. Review any financing proposal and its impact on the REIT’s operations, financial results and financial situation. 29. Review the findings of any investigation conducted by any regulatory body.

30.

Assess Management’s performance of its responsibilities respecting the security of computer systems and applications, and its emergency plans for handling financial information in the event of a system breakdown.

Cominar Real Estate Investment Trust	2010 Annual Information Form

31.

Review and closely monitor proposals that are made or may be made by Canada’s or Quebec’s Ministers of Finance pertaining to the taxation system applicable to trusts and partnerships and report thereon to the Board, from time to time.

32.	Periodically meet separately with Management, the internal auditor, if any, and the external auditor.

33.	Review once a year and update the Committee’s Charter and its work program, as required.

34.	Assess the performance of the Committee and its members at least once a year and inform the Board thereof.

35.	Confirm each year that the Committee has fulfilled its responsibilities as per its Charter; and

36.	Perform all other tasks related to the Charter as the Board may request.

ANNUAL WORK PROGRAM

The annual work program is appended hereto.

MINUTES

Minutes are prepared for each Committee meeting.

REPORT TO BOARD

The Committee must report on its proceedings at the following Board meeting.

REMUNERATION

The Committee members receive remuneration as fixed by the Board for their services.

Revised August 2010

Cominar Real Estate Investment Trust	2010 Annual Information Form

COMINAR REAL ESTATE INVESTMENT TRUST

(the “REIT”)

Audit Committee

(the “Committee”)

ANNUAL WORK PROGRAM

Regular Committee meetings	February	May	August	November
Recommend the choice of the external auditors	✓
Review the external audit plan: approach, scope, time required, audit team, professional fees				✓
Oversee the work of the external auditor	✓	✓	✓	✓
Determine and confirm the independence of the external auditor				✓
Assess the performance of the external auditor and internal auditor	✓
Periodically assess the need to set up an internal audit program. If yes, determine the scope thereof, how the work is to be done, by whom, etc.			✓
Review the internal audit approach, scope, plan and budget				✓
Examine the internal audit reports with comments by Management and ensure that accepted recommendations have been implemented	✓	✓	✓	✓

Receive the report of the Executive Vice-President and Chief Financial Officer respecting provisions and adjustments, asset acquisitions and dispositions, risk factors that could influence the financial performance or financial structure of the REIT, redemption of units, etc.

	✓	✓	✓	✓
Receive the report respecting capital expenditures budget	✓	✓	✓	✓
Receive the report on pending, ongoing and threatened litigation or actions	✓	✓	✓	✓

Obtain an officer certificate stating that the REIT complies with all laws and regulations, including rules of corporate governance, that there are no off-balance sheet transactions and that the REIT is not in default of any loan

	✓	✓	✓	✓
Review the quality of the accounting principles and practices applied, underlying estimates and material judgments affecting the financial statements	✓	✓	✓	✓
Review the major risks to which the REIT is exposed and the actions taken to minimize them while ensuring that the implemented risk-management system is adequate	✓	✓	✓	✓
Ensure approval and consideration of non-audit services entrusted to the external auditor and establish prior approval procedures if desired	✓	✓	✓	✓
Review the contingent liabilities and off-balance sheet activities	✓	✓	✓	✓
Receive the certificate signed by the CEO and CFO concerning the quarterly and annual financial statements	✓	✓	✓	✓
Examine the quarterly financial statements, the notes and Management’s Discussion and Analysis	✓	✓	✓	✓

Examine the disclosed financial information intended for unitholders, the business sector and other persons (annual report, quarterly newsletter to unit holders, press releases, Management’s Discussion and Analysis, Annual Information Form, Prospectus, etc.

	✓	✓	✓	✓

Cominar Real Estate Investment Trust	2010 Annual Information Form

Regular Committee meetings	February	May	August	November
Verify the implementation and adequacy of procedures for reviewing public disclosure of financial information excerpted from or resulting from financial statements		✓		✓

Establish, implement, update and monitor the implementation of procedures pertaining to the conservation and handling of complaints concerning accounting, accounting controls internal accountants or respecting any aspects of the audit

	✓	✓	✓	✓

Establish, implement, update and monitor the implementation of procedures for the confidential and anonymous communication and receipt of employees’ concerns about questionable matters relating to accounting or audit

	✓	✓	✓	✓

Review and approve the REIT’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor, ensure their compliance with corporate governance rules and guidelines and ensure that the Committee is informed of any such hiring

	✓	✓	✓	✓
Establish the list of questions to be transmitted to the external auditors and Management and review the responses received.	✓			✓
Receive the verbal comments, as the case may be, of the external auditor further to the interim and final audits	✓			✓
On a yearly basis, examine the list of work entrusted to other accounting firms	✓

Examine the annual financial statements and the auditor’s report ensuring that there is no disagreement between Management and the external auditor and, in the case of any such disagreement, ensure that it is resolved

✓
Review the annual financial reports submitted to the Autorités des marchés financiers and other regulatory authorities i.e. Annual Information Form, etc.	✓
Following the interim and final audits, examine the external auditor’s letter to Management together with Management’s comments		✓

Receive the semi-annual report of the Executive Vice-President and Chief Financial Officer respecting internal controls, management systems, computer systems and other areas that could expose all or part of the company to risk

		✓		✓
Examine all problems with material consequences that could arise at year end pertaining to write-offs, general and special provisions, regularization, goodwill, etc.				✓
Examine the changes contemplated being made to the presentation of audited financial statements and the notes thereto as well as to Management’s Discussion and Analysis (MD&A)				✓
Examine the new accounting standards and practices and the contemplated changes to existing standards and practices				✓
Annually review all general insurance portfolio items in terms of coverage, premiums and the quality of the insurer				✓
Annually review the financial and accounting staff, from a qualitative and quantitative perspective		✓

Ensure that a code of ethics and of professional conduct is in place, that all persons to whom it applies are made aware of it and that a system is established to ensure compliance therewith and the reporting of infringements thereof

		✓		✓
Review the policies and procedures in place for the approval of the expenses and bonuses of officers			✓

Cominar Real Estate Investment Trust	2010 Annual Information Form

Regular Committee meetings	February	May	August	November
Annually review the Committee’s charter and its Annual Work Program, update them as required and ensure that the charter is disclosed when required			✓
Annually confirm that the Committee has fulfilled all its responsibilities
✓
Assess the performance of the Committee and its members				✓
Meet separately with external and internal auditors and then with the Chairman of the Board, the President and Chief Executive Officer and the Executive Vice-President and Chief Financial Officer	✓	✓	✓	✓
Resolve any disagreement between Management and the external auditor and with the auditor interne, if any	✓	✓	✓	✓
Examine every use of pro-forma financial statements or financial information that is not in compliance with GAAP and that would not be disclosed in financial documents other than financial statements	✓	✓	✓	✓
Examine any major financing proposal and its impact on the REIT’s financial performance, financial situation and activities	✓	✓	✓	✓

Ensure that the Committee is informed of and discuss with Management any legal or regulatory issue or issue pertaining to legislative and regulatory compliance that could have a major impact on the REIT’s financial situation or on its activities

	✓	✓	✓	✓
Ensure external auditor’s partners are rotated in accordance with applicable standards				✓
Review the emergency plans for handling financial information in the event of a computer system and applications breakdown	✓			✓

Revised August 2010